EXHIBIT 2(d)

ASSET AND STOCK PURCHASE AGREEMENT

BY AND BETWEEN

HARSCO CORPORATION

AND

TAYLOR-WHARTON INTERNATIONAL LLC

DATED AS OF

November 28, 2007

Page

ARTICLE I	DEFINITIONS	1
1.1	Certain Defined Terms	1
1.2	Other Defined Terms	11

ARTICLE II	PURCHASE AND SALE	14
2.1	Purchase and Sale of the Sold Assets	14
2.2	Purchase and Sale of the Shares	15
2.3	Excluded Assets	16
2.4	Assumption of Liabilities, etc	17
2.5	Purchase Price	19
2.6	Cash Adjustment	19
2.7	Net Working Capital	21
2.8	Allocation of Total Consideration.	24
2.9	The Closing	25
2.10	Deliveries at the Closing	26
2.11	Post-Closing Share Transfer Filings	30
2.12	Tax Withholding	30

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	31
3.1	Organization	31
3.2	Authorization; Enforceability	31
3.3	Capital Stock of Sold Companies	31
3.4	Financial Statements	32
3.5	Sufficiency of the Assets	32
3.6	No Approvals or Conflicts	32
3.7	Compliance with Law; Permits	33
3.8	Proceedings	33
3.9	Absence of Certain Changes	33
3.10	Tax Matters	35
3.11	Employee Benefits	38
3.12	Labor Relations	40
3.13	Intellectual Property	40
3.14	Contracts	42

i

(continued)

Page

3.15	Environmental Matters	44
3.16	Insurance	44
3.17	Personal Property Assets	45
3.18	Real Property	45
3.19	No Brokers’ or Other Fees	47
3.20	Undisclosed Liabilities	47
3.21	Customers and Suppliers	47
3.22	Product and Services Liability	47
3.23	Inventories	47
3.24	Accounts Receivable	48
3.25	Acquisitions and Divestitures	48
3.26	Books and Records	48
3.27	Certain Business Relationships with the Company	49
3.28	Employees; Employment Matters	49
3.29	No Other Representations or Warranties	49

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE BUYER	50
4.1	Organization	50
4.2	Authorization; Enforceability	50
4.3	No Approvals or Conflicts	50
4.4	Proceedings	51
4.5	Compliance with Laws; Permits	51
4.6	Financing	51
4.7	No Brokers’ or Other Fees	52
4.8	Condition of the Business	52
4.9	Solvency	52
4.10	Capitalization	53

ARTICLE V	COVENANTS AND AGREEMENTS	53
5.1	Conduct of Business Prior to the Closing	53
5.2	Access to Books and Records; Cooperation	55
5.3	Tax Matters: Cooperation; Preparation and Filing of Tax Returns; Transfer Taxes and other Tax Matters	57
5.4	Tax Indemnity	60

(continued)

Page

5.5	Procedures Relating to Indemnity of Tax Claims	62
5.6	Refunds; Treatment of Payments	63
5.7	Employees; Employment Matters	64
5.8	Labor Matters	70
5.9	Financing	70
5.10	Contact With Customers and Suppliers	70
5.11	Non-Solicitation	70
5.12	Closing and Disclosure Schedules	71
5.13	Reserved	71
5.14	Corporate Names	71
5.15	Further Actions	73
5.16	Elimination of Certain Obligations	74
5.17	Bulk Transfer Laws	74
5.18	Confidentiality	74
5.19	Exclusivity	75
5.20	Capital Expenditures	75
5.21	Post-Signing Statements	75

ARTICLE VI	CONDITIONS TO THE COMPANY’S OBLIGATIONS	75
6.1	Representations and Warranties	75
6.2	Performance	76
6.3	Officer’s Certificate	76
6.4	HSR Act; Competition/Foreign Investment Law	76
6.5	Governmental Orders	76

ARTICLE VII	CONDITIONS TO THE BUYER’S OBLIGATIONS	76
7.1	Representations and Warranties	76
7.2	Performance	77
7.3	Officer’s Certificate	77
7.4	HSR Act; Competition/Foreign Investment Law	77
7.5	Governmental Orders	77
7.6	Financing	77
7.7	Business Material Adverse Effect	77

(continued)

Page

ARTICLE VIII	TERMINATION	77
8.1	Termination	77
8.2	Procedure and Effect of Termination	78

ARTICLE IX	INDEMNIFICATION	79
9.1	Indemnification by the Company	79
9.2	Indemnification by the Buyer	81
9.3	Indemnification as Exclusive Remedy	81
9.4	Environmental Indemnification Claims	82
9.5	Procedures for Environmental Response Action	84
9.6	Indemnification Calculations	86
9.7	Survival	87
9.8	Notice and Opportunity to Defend	87
9.9	Additional Limitations	88
9.10	Subrogation	89
9.11	Taylor-Wharton Asia	89

ARTICLE X	MISCELLANEOUS	90
10.1	Fees and Expenses	90
10.2	Governing Law	90
10.3	Projections	90
10.4	Certain Interpretive Matters	91
10.5	Amendment	92
10.6	No Assignment	92
10.7	Waiver	92
10.8	Notices	92
10.9	Complete Agreement	93
10.10	Counterparts	94
10.11	Publicity	94
10.12	Severability	94
10.13	Third Parties	94
10.14	Non-Recourse	94
10.15	Arbitration	94

SCHEDULES

Schedule 1.1	Knowledge of the Buyer
Schedule 1.2	Reference Working Capital Calculation
Schedule 2.1(c)	Sold Contracts
Schedule 2.1(e)	Intellectual Property to be Assigned
Schedule 2.1(f)	Company Owned Real Property
Schedule 2.1(g)	Company Leased Real Property
Schedule 2.1(h)	Motor Vehicles
Schedule 2.1(m)	Other Sold Assets
Schedule 2.4(a)(v)	Assumed Litigation Matters
Schedule 2.7(a)	Accounting Principles
Schedule 2.8	Allocation of Total Consideration
Schedule 2.8(a)	Preliminary Allocation Statement
Schedule 2.8(b)	Revised Allocation Statement
Schedule 2.8(d)	Real Property Allocation Statement
Schedule 2.10(a)(xviii)	Material Closing Condition Consents
Schedule 3.3	Sold Companies Share Information
Schedule 3.4	Audited Financial Statements and Interim Financial Statements
Schedule 3.4(a)	Certain Financial Information
Schedule 3.5	Sufficiency of Assets
Schedule 3.6	No Approvals or Conflicts
Schedule 3.7	Compliance with Law; Permits
Schedule 3.8	Proceedings
Schedule 3.9	Absence of Certain Changes
Schedule 3.10	Tax Matters
Schedule 3.10(w)	Certain Tax Elections
Schedule 3.11(a)	Company Benefit Plans
Schedule 3.11(d)	Proceedings with respect to Assumed Plans
Schedule 3.11(e)	Acceleration of Benefits under U.S. Company Benefit Plans
Schedule 3.11(f)	Foreign Plan Exceptions
Schedule 3.11(h)	Unfunded U.S. Company Benefit Plans
Schedule 3.12	Labor Relations
Schedule 3.13	Intellectual Property
Schedule 3.13(o)	Certain Trademarks and Domain Names
Schedule 3.14(a)	Material Contracts
Schedule 3.14(c)	Material Contracts not in Full Force and Effect
Schedule 3.15	Environmental Matters
Schedule 3.16	Insurance
Schedule 3.17	Personal Property Assets
Schedule 3.18(a)	Sold Companies’ Leased Real Property
Schedule 3.18(b)	Sold Companies’ Owned Real Property
Schedule 3.20	Undisclosed Liabilities
Schedule 3.21	Customers and Suppliers
Schedule 3.23	Consigned Inventory
Schedule 3.24(a)	Acquired Accounts Receivable
Schedule 3.25(a)	Acquisitions and Divestitures
Schedule 3.27	Related Party Transactions

v

Schedule 3.28(a)	Employees; Employment Matters
Schedule 3.28(b)	WARN Act
Schedule 4.6	Commitment Letters
Schedule 4.10	Buyer Capitalization
Schedule 5.1	Exceptions to Covenants Regarding Conduct of Business Prior to the Closing
Schedule 5.7(a)	Certain Active Employees
Schedule 5.7(a)(i)	Certain Designated Employees of the Sold Companies
Schedule 5.7(a)(ii)	Certain Designated Employees of the Asset Sellers
Schedule 5.7(f)	Assumed Plans
Schedule 5.7(m)	German Transferred Employees
Schedule 5.20	Capital Expenditures
Schedule 9.4(a)(iii)	Permitted Environmental Compliance Activities

EXHIBITS

A	Cooperation Agreement
B	Harrisburg Lease
C	Transition Services Agreement
D	Non-Compete Agreement
E	Waiver and Release
F	Form of Operating Agreement

ASSET AND STOCK PURCHASE AGREEMENT

This ASSET AND STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 28, 2007, is by and between Harsco Corporation, a Delaware corporation (the “Company”), and Taylor-Wharton International LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

WHEREAS, the Company’s Gas Technologies Segment, directly or indirectly through the Asset Sellers and the Sold Companies, is engaged in the manufacture, marketing, sale and service of (a) gas containment products including cryogenic gas storage tanks, high pressure and acetylene cylinders, propane tanks, composite vessels for industrial and commercial gases and natural gas vehicle products and (b) gas control products including valves and regulators, in its facilities located in the United States, Europe, Australia, Malaysia and China (the “Business”; defined terms shall have the meanings set forth in ARTICLE I); and

WHEREAS, the Company desires to sell, and the Buyer desires to purchase, the Business, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Acquired Intellectual Property” shall mean all Intellectual Property owned by the Sold Companies and all Intellectual Property owned by the Asset Sellers and included in the Sold Assets.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” shall mean (a) with respect to the Sold Assets, such Deeds, bills of sale, endorsements, assignments, affidavits and other instruments of sale, conveyance, transfer and assignment from the Asset Sellers, in form and substance reasonably satisfactory to the Company and the Buyer, as shall be necessary under Law or contemplated by this Agreement in order to transfer all right, title and interest of the applicable Asset Sellers in, to and under such Sold Assets in accordance with the terms hereof, (b) with respect to the Assumed Liabilities, such instruments of assumption, in form and substance reasonably satisfactory to the Company and the Buyer, as shall be necessary under Law or contemplated by this Agreement in order for the Assumed Liabilities to be effectively assumed by the Buyer, (c) with respect to the Shares, such instruments of sale, conveyance, transfer and assignment, and such other agreements or documents, if any, in each case, in form and substance reasonably satisfactory to the Company and the Buyer, as shall be necessary under Law or contemplated by this Agreement in order to transfer to the Buyer (or its designee) all right, title and interest of the applicable Equity Seller in such Shares in accordance with the terms hereof, (d) the Transition Services Agreement, (e) the Harrisburg Lease, (f) the Cooperation Agreement, (g) the Non-Compete Agreement, (h) the Waiver and Release and (i) the Operating Agreement.

“Asset Sellers” shall mean (a) the Company, (b) Harsco GmbH and (c) Harsco Technologies Corp., a Minnesota corporation and a wholly owned subsidiary of the Company.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of New York, New York, United States of America.

“Business Material Adverse Effect” shall mean any material adverse effect on the business, results of operations, or financial condition of the Business, taken as a whole, but shall exclude any effect (a) resulting from general economic conditions, (b) affecting companies in the gas technologies industry generally, except to the extent having a disproportionate effect on the Business, (c) resulting from a material worsening of current conditions caused by acts of terrorism or war (whether declared or undeclared), except to the extent having a disproportionate effect on the Business, (d) resulting from the announcement or performance of this Agreement or the transactions contemplated hereby, or (e) resulting from any changes in applicable Laws or accounting rules.

“Business Real Property” shall mean, collectively, the Company Leased Real Property, the Sold Companies’ Leased Real Property, the Company Owned Real Property and the Sold Companies’ Owned Real Property.

“Buyer Subsidiary” shall mean, collectively, TW Cylinders LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer, TW Cryogenics LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer, Sherwood Valve LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer, American Welding & Tank LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer, and Structural Composites Industries LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer.

“Cash” shall mean the sum of cash and cash equivalents, plus all uncollected bank deposits and less all outstanding checks and other draws and drafts (including overdrafts) as of the applicable measurement date (it being understood that “Cash” can be a negative number).

“Change of Control Payments” shall mean any payment in the nature of compensation that becomes payable (without regard to any conditions precedent) to any Person by the Company or any of its Affiliates (including the Sold Companies) as a result of, or in connection with, the transactions contemplated by this Agreement, including stay bonuses, sale or transaction bonuses, or similar change of control payments.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competition/Foreign Investment Law” means any Law that prohibits, restricts or regulates (a) foreign investment, (b) antitrust, monopolization or restraint of trade or (c) competition.

“Confidentiality Agreement” shall mean the confidentiality agreement dated March 28, 2007, between the Buyer and the Company.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Cooperation Agreement” shall mean the Cooperation Agreement, dated as of the Closing Date, to be entered into by the Company and the Buyer, substantially in the form of Exhibit A.

“Customs and International Trade Laws” means any Law, Executive Order, Permit, directive, ruling, order, decree, ordinance, award, or other decision or requirement having the force or effect of law, of any arbitrator, court, government or government agency or instrumentality (domestic or foreign), concerning the importation of merchandise, the export or re-export of products (including technology and services), the terms and conduct of international transactions, and making or receiving international payments, including (i) the Tariff Act of 1930, as amended and other laws and programs administered or enforced by the United States Bureau of Customs and Border Protection, the United States Bureau of Customs and Immigration Enforcement, and their predecessor agencies, (ii) the Export Administration Act of 1979, as amended and the Export Administration Regulations, (iii) the International Emergency Economic Powers Act as amended, (iv) the Arms Export Control Act, (v) the International Traffic in Arms Regulations, (vi) export controls administered by an agency of the United States government, (vii) the USA PATRIOT Act of 2001 as amended, (viii) Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities (including countries, terrorists, organizations and individuals), (ix) embargoes and restrictions administered by the United States Office of Foreign Assets Control, (x) the Money Laundering Control Act of 1986 as amended, (xi) requirements for the marking of imported merchandise, prohibitions or restrictions on the importation of merchandise made with the use of slave or child labor, (xii) the Foreign Corrupt Practices Act as amended, (xiii) the antiboycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, (xiv) legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement and other free trade agreements to which the United States is a party, (xv) antidumping and countervailing duty laws and regulations, and (xvi) laws and regulations adopted by the governments or agencies of foreign countries concerning the ability of U.S. persons to own businesses or conduct business in those countries, restrictions by foreign countries on holding foreign currency or repatriating funds, or otherwise relating to the same subject matter as the United States laws and regulations described above.

“Debt Obligations” shall mean, with respect to any Person as of any date without duplication, (i) all indebtedness of such Person or any of its subsidiaries for borrowed money, whether or not current, short-term or long-term, secured or unsecured, (ii) all indebtedness of such Person or any of its subsidiaries for the deferred purchase price of property or services, including obligations represented by a note, earnout or contingent purchase payment agreement, (iii) all indebtedness of such Person or any of its subsidiaries created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person or any of its subsidiaries, as applicable (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all indebtedness of such Person or any of its subsidiaries secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien, (v) all lease obligations of such Person or any of its subsidiaries under leases that are capital leases in accordance with GAAP, (vi) all credit extended on behalf of such Person or any of its subsidiaries in respect of banker’s acceptances and letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (vii) all liability of such Person or any of its subsidiaries with respect to interest rate swaps, collars, caps and similar hedging obligations, (viii) any accrued and unpaid interest, fees and other expenses on any of the foregoing, (ix) all indebtedness referred to in clauses (i) through (viii) above of any Person other than such Person or any of its subsidiaries that is either guaranteed by, or secured by an Encumbrance upon any property owned by, such Person or any of its subsidiaries.

“Deeds” shall mean the special or limited warranty deeds or deeds with covenant against grantor’s acts conveying the Company Owned Real Property to the Buyer or its designee.

“Disclosure Schedules” shall mean the schedules delivered by the Company prior to or concurrently with the execution and delivery of this Agreement, as such schedules may be amended or supplemented by the Company from time to time prior to the Closing pursuant to Section 5.12.

“Disposition” shall mean any transaction or series of transactions pursuant to which any Person (other than an Affiliate of Buyer) acquire(s), directly or indirectly, (i) limited liability company interests possessing the voting power to elect a majority of the board of managers of a Buyer Subsidiary (whether by merger, consolidation, reorganization, combination, sale or transfer of limited liability company interests) or (ii) all or substantially all of a Buyer Subsidiary’s assets.

“Due Date” shall mean the due date with respect to any applicable Tax Return (taking into account valid extensions).

“Dutch III” shall mean GasServ (Netherlands) III, B.V., a company incorporated under the Laws of the Netherlands and a wholly owned indirect subsidiary of the Company.

“Dutch IV” shall mean GasServ (Netherlands) IV, B.V., a company incorporated under the Laws of the Netherlands and a wholly owned indirect subsidiary of the Company.

“Dutch V” shall mean GasServ (Netherlands) V, B.V., a company incorporated under the Laws of the Netherlands and a wholly owned indirect subsidiary of the Company.

“Duty” shall mean any stamp, transaction or registration duty or similar charge imposed by any Governmental Authority, including any interest, fine, penalty, charge or other amount imposed in respect thereof, excluding any Tax.

“Encumbrance” shall mean any security interest, pledge, mortgage, lien, transfer restriction, lease, charge, option, easement, claim or right of first refusal.

“Environment” shall mean soil, surface water, groundwater, stream sediment, surface or subsurface strata and ambient air.

“Environmental Claim” shall mean any written notice, claim, demand, action, suit, complaint or proceeding by any Person alleging any actual or potential liability or violation under any Environmental Law.

“Environmental Laws” means all U.S. federal, state, local and foreign (including the Republic of China, Slovak Republic and Malaysia) laws, statutes, regulations, ordinances, rules and binding orders, judgments, decrees, common law, or any other provisions having the force or effect of law, pertaining to Hazardous Materials, pollution, protection of the environment, or public health and safety with respect to exposure to Hazardous Materials, and including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Solid Waste Disposal Act, the Federal Water Pollution Control Act, the Clean Air Act and the Toxic Substances Control Act.

“Equity Sellers” shall mean (a) GasServ (Netherlands) I, B.V., a company organized under the Laws of the Netherlands and a wholly owned subsidiary of the Company, (b) GasServ (Netherlands) II, B.V., a company organized under the Laws of the Netherlands and a wholly owned subsidiary of the Company, (c) GasServ (Netherlands) VI, B.V., a company organized under the Laws of the Netherlands and a wholly owned subsidiary of the Company, (d) GasServ (Netherlands) VII, B.V., a company organized under the Laws of the Netherlands and a wholly owned subsidiary of the Company, and (e) Harsco (Australia) Pty Limited, a company organized under the Laws of Australia and a wholly owned subsidiary of the Company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any person that, together with the Company, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall mean United States generally accepted accounting principles and practices as of the date hereof.

“General Enforceability Exceptions” means the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

“Governmental Authority” means any of the following: (i) the United States of America or any other country, (ii) any state, commonwealth, territory or possession of any of the foregoing and any political subdivision thereof (including counties and municipalities), and (iii) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission, board, arbitrator or panel of arbitrators.

“Governmental Order” shall mean any order, writ, injunction, decree, judgment, assessment or arbitration award of a Governmental Authority.

“Harrisburg Lease” shall mean the Lease Agreement, dated as of the Closing Date, to be entered into by the Company and the Buyer, substantially in the form of Exhibit B, providing for the Buyer’s lease from the Company of certain real property located in Harrisburg, Pennsylvania relating to the Business.

“Harsco GmbH” shall mean Harsco GmbH, a company organized under the laws of Germany and a wholly owned indirect subsidiary of the Company.

“Hazardous Material” shall mean any material that is listed or defined as a “hazardous substance,” “hazardous waste,” “toxic substance” or any other term of similar import under any Environmental Law, including petroleum, asbestos or asbestos containing materials and polychlorinated biphenyls.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Taxes” shall mean (i) all Taxes based upon, measured by, or calculated with respect to (A) net income or profits (including any capital gains or minimum Tax  but not including any sales, use, real or personal property, transfer or similar Taxes) or (B) multiple bases (including, but not limited to, corporate franchise or doing business) if one or more Taxes upon which such Tax may be based, measured by or calculated with respect to, is described in clause (i)(A) above; or (ii) all U.S., state, local and foreign franchise Taxes, including in the case of each of clauses (i) and (ii) and related interest and penalties, additions to such Tax or additional amounts imposed with respect thereto by any Taxing Authority.

“Intellectual Property” shall mean any and all:  (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent invention disclosures, and all other rights of inventorship together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof; (b) registered and unregistered trademarks, trade names, trade dress, brand names, logos, slogans and Internet domain names and their associated goodwill and all registrations thereof and applications therefor; (c) copyrights and copyrightable works and all other rights of authorship recognized by statute or otherwise (including software, source code, object code, databases schematics, flowcharts and related items) and all applications, registrations and renewals in connection therewith; (d) trade secrets, ideas, processes, formulae, compositions, technology, manufacturing and production processes and techniques, technical data, engineering production and other designs, engineering notebooks industrial models, discoveries, know-how, specifications, designs, plans, manuals, drawings, research, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information and all other confidential or proprietary information; (e) rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction; (f) copies and tangible embodiments of all of the foregoing; and (g) all other proprietary, intellectual property or other rights relating to any of the foregoing.

“Intercompany Obligations” shall mean all intercompany notes, cash advances and payables between the Company or its Affiliates (other than the Sold Companies), on the one hand, and any of the Sold Companies, on the other hand.

“Knowledge of the Buyer” shall mean the actual knowledge of the individuals listed on Schedule 1.1.

“Knowledge of the Company” shall mean the actual knowledge of the following individuals:  Derek C. Hathaway, Chairman and Chief Executive Officer of the Company; Salvatore D. Fazzolari, President, Chief Financial Officer and Treasurer of the Company; Mark E. Kimmel, General Counsel and Corporate Secretary of the Company; James E. Cline, President of the Business; Douglas C. Shuff, Vice President and Controller of the Business; Scott W. Boyd, Vice President Sales and Marketing, Industrial Gas; Donald F. Fabricy, Vice President Sales and Marketing, Propane Products; Michael L. Larsen, Vice President and General Manager, American Welding and Tank; Hoyt H. Fitzsimmons, Jr., Vice President and General Manager, Taylor-Wharton, except that solely with respect to the Sold Companies, “Knowledge of the Company” shall mean in the case of Mr. Fitzsimmons, the actual knowledge of Mr. Fitzsimmons after reasonable independent inquiry; Kenneth O. Miller, Vice President and General Manager, Structural Composites; and Roger Carlson, Vice President and General Manager, Sherwood.

“Law” shall mean any statute, law, ordinance, regulation or rule of any Governmental Authority.

“Liabilities” shall mean any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including all costs and expenses relating thereto.

“Permits” shall mean any permits, licenses, certificates, approvals and authorizations of any Governmental Authority and any industry certifications.

“Permitted Encumbrances” shall mean (a) statutory Encumbrances for current Taxes not yet due and payable, (b) Encumbrances in respect of property or assets imposed by Law that were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar liens, and (c) easements, restrictions, covenants or similar matters relating to real property; provided, however, that none of the foregoing described in clauses (a), (b) and (c) above do or will, individually or in the aggregate, materially impair the value or continued use and operation of the property to which they relate in the Business as presently conducted.

“Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other entity.

“Post-Closing Tax Period” shall mean a taxable period that begins after the Closing Date.

“Pre-Closing Period” shall mean a taxable period that ends on or prior to the Closing Date.

“Pre-Closing Period Income Tax Return” shall mean any Pre-Closing Period Tax Return relating to Income Taxes.

“Pre-Closing Period Tax Returns” shall mean any Tax Return relating to a Pre-Closing Period.

“Pre-Closing Taxes” shall mean (a) all Taxes of or imposed on any of the Sold Companies for any and all Pre-Closing Periods, (b) all Taxes of or imposed on any of the Sold Companies for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 5.4(b)), (c) all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or similar group under applicable state, local or foreign Law) of which any of the Sold Companies (or any predecessor of any such Person) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law), (d) all Taxes of any Person imposed on or required to be paid by any of the Sold Companies as a result of transferee, successor or similar liability, by contract, agreement (including any Tax Sharing Agreement) or assumption or pursuant to any Law or otherwise, which relate to an event or transaction occurring on or before the Closing, (e) any and all Transfer Taxes required to be paid by the Company pursuant to Section 5.3(f), (f) all Taxes of or imposed on any of the Sellers or their Affiliates, including Taxes of the Sellers or such Affiliates imposed on the Buyer or any of its Affiliates as a result of transferee, successor or similar liability (including bulk transfer laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the Closing, (g) all Periodic Taxes required to be paid by the Company pursuant to Section 5.3(e), (h) all Taxes imposed on the Company as a result of the transactions contemplated by Section 5.16, (i) all Taxes of the Buyer or any of its Affiliates as a result of an inclusion under Section 951(a) of the Code (or any similar provision of state or local Law) attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code (or any similar provision of state or local Law) received or accrued on or prior to the Closing Date that is related or attributable to the Sold Companies or (B) the holding of “United States property,” within the meaning of Section 956 of the Code (or any similar provision of state or local Law) on or prior to the Closing Date that is related or attributable to the Sold Companies and (j) all withholding Taxes required to be withheld in connection with any payment with respect to the Preferred Rights.

“Proceeding” shall mean any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before any Governmental Authority or before any arbitrator, mediator or other alternative dispute resolution provider pursuant to any collective bargaining agreement, contractual agreement or Law, and including any audit or examination, or other administrative or court proceeding with respect to Taxes or Tax Returns.

“Products” shall mean any and all products of the Business.

“Recourse Financing” shall mean the financing provided to, or for the benefit of, the Company pursuant to that certain Loan and Security Agreement, dated as of April 18, 2001, between the Company and PNC Leasing, LLC and any collateral security or other related documents entered into in connection therewith.

“Recourse Financing Receivables” shall mean the notes receivable that remain outstanding as of the Closing under the Recourse Financing, along with the security interest in the underlying products relating to the Recourse Financing Receivables.

“Reference Working Capital” shall mean $162,417,000, as determined pursuant to Schedule 1.2.

“Release” shall have the meaning provided in 42 U.S.C. Section 9601(22).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers” shall mean the Asset Sellers and the Equity Sellers, collectively.

“Shares” shall mean all of the issued and outstanding capital stock or equity interests of Dutch III, T-W Slovakia, Dutch IV, Dutch V, and T-W Australia.

“Sold Companies” shall mean, collectively, (a) Dutch III, (b) Taylor-Wharton Asia (M) Sdn. Bhd., a company incorporated under the Laws of Malaysia and a wholly owned indirect subsidiary of the Company, (c) T-W Slovakia, (d) Dutch IV, (e) Taylor-Wharton Gas Equipment Sdn. Bhd., a company incorporated under the Laws of Malaysia and a wholly owned indirect subsidiary of the Company, (f) Dutch V, (g) Taylor-Wharton (Beijing) Cryogenic Equipment Co. Ltd., a company organized under the Laws of the People’s Republic of China and a wholly owned indirect subsidiary of the Company, and (h) T-W Australia.

“Special Purpose Accounting Principles” shall mean the accounting principles set forth in Note 2 to the Audited Financial Statements.

“Straddle Period” shall mean any taxable period that includes but does not end on the Closing Date.

“Straddle Period Income Tax Return” shall mean any Straddle Period Tax Return relating to Income Taxes.

“Straddle Period Tax Returns” shall mean any Tax Return relating to a Straddle Period.

“subsidiaries” shall mean, with respect to any Person, any other Person 50% or more of the voting equity of which is owned, directly or indirectly, by such first Person.

“Tax” or “Taxes” shall mean all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other Taxing Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Laws), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

“Tax Return” shall mean any return, declaration, form, report, claim, informational return (including all Forms 1099) or statement required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” shall mean, with respect to any Tax or Tax Return, the Governmental Authority that imposes such Tax or requires a person to file such Tax Return and the agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case, for such Governmental Authority.

“Tax Sharing Agreement” shall mean any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten.

“Third Party Expenses” means all fees and expenses incurred by any Asset Seller or Sold Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties in connection therewith, including any management fee.

“Transition Services Agreement” shall mean a transition services agreement, dated as of the Closing Date, to be entered into by the Company and the Buyer, substantially in the form of Exhibit C.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time.  Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

“T-W Australia” shall mean Taylor-Wharton (Australia) Pty Ltd., a company organized under the Laws of Australia and a wholly owned indirect subsidiary of the Company.

“T-W Slovakia” shall mean TAYLOR-WHARTON HARSCO, s.r.o., having its registered seat at Vstupný areál U.S. STEEL, Košice 044 54, Slovak Republic, identification number 36 206 750, registered with the District Court Košice I., Section: Sro, ins. No. 12483/V, a company organized under the Laws of the Slovak Republic and a wholly owned indirect subsidiary of the Company.

1.2 Other Defined Terms.  The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section

AAA	10.15(a)(ii)
AAA Rules	10.15(a)(ii)
Acquired AR	3.24(a)
Acquired Inventories	3.23
Acquisition Transaction	5.19
Acquisitions and Divestitures	3.25(a)
Active Employee	5.7(a)
Agreed Principles	2.7(a)
Agreement	Preamble
Alternative Sale	9.11(b)
Answer	10.15(a)(i)
Answering Date	10.15(a)(ii)
Arbitration	10.15(a)
Arbitration Hearing	10.15(a)(v)
Arbitration Rules	10.15(a)(iii)
Arbitrator	10.15(a)(ii)
Arbitrator Engagement Date	10.15(a)(iv)
Arbitrator’s Award	10.15(a)(vi)
Assumed Liabilities	2.4(a)
Assumed Plans	5.7(e)
Audited Financial Statements	3.4(a)
Balance Sheet	3.4(a)
Basket	9.1
Business	Recitals
Buyer	Preamble

Term	Section

Buyer Indemnified Persons	9.1
Buyer’s Flexible Account Plan	5.7(i)
Buyer’s Welfare Plans	5.7(e)
Cap	9.1
Cash Statement Objection	2.6(c)
Claim Notice	9.8(a)
Claimant	10.15(a)(i)
Closing	2.9
Closing Balance Sheet	2.7(b)
Closing Date	2.9
Closing Purchase Price	2.5
Commitment Letters	4.6
Company	Preamble
Company Benefit Plans	3.11(a)
Company Indemnified Persons	9.2
Company Leased Real Property	2.1(g)
Company Owned Real Property	2.1(f)
Company’s Flexible Account Plan	5.7(i)
Company’s Welfare Plans	5.7(e)
CPA Firm	2.6(c)
Customers	3.21
Debt Commitment Letter	4.6
Demand	10.15(a)(i)
Environmental Basket	9.1
Environmental Cap	9.1
Environmental Sub-Basket	9.1
Environmental Sub-Basket Limitation	9.1
Equity Commitment Letter	4.6
Equity Condition Sale	9.11(a)
Estimated Cash	2.6(a)
Estimated Net Working Capital	2.7(a)
Excluded Assets	2.3
Excluded Liabilities	2.4(b)
Fast-Track Environmental Arbitration Answer	9.5(h)(ii)
Fast-Track Environmental Arbitration Submission	9.5(h)(i)
Fast-Track Environmental Arbitrator	9.5(h)(ii)
Fast-Track Standard	9.5(h)(ii)
Final Cash	2.6(b)
Final Cash Statement	2.6(c)
Final Net Working Capital	2.7(b)
Final Statement of Net Working Capital	2.7(c)
FIRPTA Certificate	2.10(a)(vi)
Foreign Plans	3.11(a)
German Transferred Employees	5.7(m)
Indemnification Acknowledgement	9.8(a)

Term	Section

Indemnified Party	9.8(a)
Indemnifying Party	9.8(a)
Indemnity Limitations	9.1
Initial Cash Statement	2.6(b)
Interim Financial Statements	3.4(a)
Inventory	2.1(b)
IRS	3.11(b)
Losses	9.1
Material Contracts	3.14(a)
MITI	9.11(a)
Net Working Capital	2.7(a)
Net Working Capital Objection	2.7(c)
Net Working Capital Statement	2.7(b)
Notice of Objection	9.5(h)(i)
Operating Agreement	2.5
Outside Date	8.1(d)
PBGC	3.11(l)
Pension Plan	3.11(m)
Periodic Taxes	5.3(e)
Preferred Rights	2.5
Prime Rate	2.6(d)
Purchase Price	2.5
Related Party	3.27
Related Party Agreements	2.10(a)(xv)
Respondent	10.15(a)(i)
Response Action	9.5
Schedule 2.8 Allocation Statements	2.8
Schedule 2.8(i) Allocation Statement	2.8
Schedule 2.8(ii) Allocation Statement	2.8
Shared Losses	9.1
Sold Assets	2.1
Sold Companies’ Leased Real Property	3.18(a)
Sold Companies’ Owned Real Property	3.18(b)
Sold Contracts	2.1(c)
Special Warranties	9.7
Sub-Basket	9.1
Sub-Basket Limitation	9.1
Substitute Financing	5.9
Suppliers	3.21
Tax Claim	5.5(a)
Tax Indemnitee	5.5(a)
Tax Indemnitor	5.5(a)
Tax Notice Period	5.5(b)
Third Party Claim	9.8(a)
Title Insurer	2.10(a)(ii)(A)(1)

Term	Section

Total Consideration	2.5
Transaction Financing	4.6
Transfer Taxes	5.3(f)
Transferred Employees	5.7(a)
Trust	5.7(e)
Trustee	5.7(e)
TW Asia	9.11(a)
Union Employees	5.7(c)
U.S. Company Benefit Plans	3.11(a)
WARN Act	3.28(b)

ARTICLE II
PURCHASE AND SALE

2.1 Purchase and Sale of the Sold Assets.  On the Closing Date and subject to the terms and conditions set forth in this Agreement, the Company shall cause the Asset Sellers to sell, assign, transfer, convey and deliver to the Buyer (or its assignee(s)), and the Buyer (or its assignee(s)) shall purchase and acquire from the Asset Sellers, all of the right, title and interest of the Asset Sellers in and to the Sold Assets.  The term “Sold Assets” shall mean collectively all properties, assets and rights of every nature, kind and description, tangible or intangible, whether real, personal or mixed, whether or not reflected on the books and records of the Asset Sellers and whether now existing or hereafter acquired, relating primarily to the Business as the same exist on the Closing Date, other than the Excluded Assets, including all of the following that relate primarily to the Business:

(a) all machinery, equipment, computer hardware, computer software, tools, office equipment, business machines, furniture, furnishings and all other tangible personal property;

(b) all inventories of raw material, work in progress, finished goods, spare parts, replacement and component parts, packaging, office and other supplies and all inventory of the Asset Sellers whether held by an Asset Seller or a third party on consignment or otherwise (collectively, “Inventory”);

(c) all rights and incidents of interest of, and benefits accruing to, the Asset Sellers in and to (i) all contracts and agreements set forth on Schedule 2.1(c), (ii) open sales orders or other contracts for the sale of Products or services with respect to which such Products or services have not been delivered, whether or not set forth on Schedule 2.1(c) or (iii) any open purchase orders or other contracts made in the ordinary course of business, consistent with past practice, for the acquisition of materials by the Asset Sellers (collectively, the “Sold Contracts”);

(d) the rights and benefits of all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items;

(e) all rights, title and interest in and to the Acquired Intellectual Property as set forth on Schedule 2.1(e), and all other Intellectual Property owned by the Asset Sellers and used primarily in the operation of the Business;

(f) all real property owned by the Asset Sellers as set forth on Schedule 2.1(f), including the buildings, structures, fixtures and improvements located thereon (the “Company Owned Real Property”);

(g) all rights and incidents of interest of, and benefits accruing to, the Asset Sellers pursuant to leases in and to the leased real property set forth on Schedule 2.1(g) (the “Company Leased Real Property”);

(h) the motor vehicles, including the motor vehicles set forth on Schedule 2.1(h);

(i) all Permits (including applications for issuance or renewal thereof), subject to Section 5.15(b);

(j) any accounts, notes and other receivables carried on the Asset Sellers’ books (including the Recourse Financing Receivables) and all lockboxes (but not the corresponding bank accounts) utilized by the Business with respect to receipt of customer payments;

(k) the rights of the Asset Sellers under, and any funds and property held in trust or any other funding vehicle pursuant to, or any insurance contract providing funding for, any Assumed Plan;

(l) copies of all books, records, ledgers, files, documents, correspondence, customer, supplier or other lists, manufacturing and engineering drawings and specifications, patterns, jigs, program maps, sales information, environmental records and files, business and marketing plans and proposals, service, maintenance and warranty records, procedure manuals, computer records, and other technical and business records; provided, however, that, subject to the obligations of the Company and its Affiliates under the Non-Compete Agreement, each Asset Seller shall be entitled to retain copies of any such materials that are necessary in its reasonable judgment for its Tax, accounting, personnel or legal purposes (including Securities and Exchange Commission reporting);

(m) the assets listed on Schedule 2.1(m); and

(n) any claim, remedy or right relating to any asset listed in clauses (a) through (m) above, including any insurance benefits arising from or relating to such assets prior to the Closing, but excluding any self-insured benefits of any of the Asset Sellers.

The Sold Assets shall be transferred, assigned or otherwise conveyed to the Buyer (or its assignee(s)) free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances that may be created by or on behalf of the Buyer (or its assignee(s)).

2.2 Purchase and Sale of the Shares.  On the Closing Date and subject to the terms and conditions set forth in this Agreement, the Company shall cause the Equity Sellers to sell, assign and transfer to the Buyer (or its assignee(s)), and the Buyer (or its assignee(s)) shall purchase and acquire, all of the Equity Sellers’ right, title and interest in and to the Shares, free and clear of all Encumbrances other than such Encumbrances that may be created by or on behalf of the Buyer, subject to the full and prompt payment of all required Duties payable in connection with the transfer of such Shares by the Equity Sellers to the Buyer (or its assignee(s)) in accordance with Section 5.3(f).

2.3 Excluded Assets.  The Sold Assets shall not include, and the Asset Sellers shall not sell, assign, transfer, convey or deliver to the Buyer (or its assignee(s)), and neither the Buyer nor its assignee(s) shall purchase or acquire, any right, title or interest in or to any of the Excluded Assets.  The term “Excluded Assets” shall mean each of the following assets:

(a) any Cash owned by any of the Asset Sellers;

(b) the organizational documents, taxpayer and other identification numbers, minute and record books and the company seals of the Asset Sellers;

(c) any trademarks, corporate names, trade names, logos, domain names, or any variation thereof, and any rights or interests therein, and the goodwill associated therewith, incorporating the name “Harsco” or “MultiServ”, or any abbreviation thereof, including those set forth on Schedule 3.13(o);

(d) any assets and properties used in the Business that have been disposed of in the ordinary course, consistent with past practice, since the date of this Agreement;

(e) except as provided in Section 2.1(n), any rights to the Asset Sellers’ insurance policies, premiums or proceeds from insurance coverages relating to the Business for any period, and any other recovery by any of the Asset Sellers for the benefit of or otherwise relating to the Business from any Person;

(f) any rights to any refunds, and any deposits of the Asset Sellers with any Governmental Authority, relating to Taxes;

(g) subject to Section 5.3(b), all Tax Returns and financial statements of the Asset Sellers and the Business (other than Tax Returns and financial statements of the Sold Companies) and all records (including working papers) related thereto pertaining primarily to the Excluded Assets or the Excluded Liabilities;

(h) all of the Asset Sellers’ causes of action, claims, credits, demands or rights of set-off against third parties, to the extent related to any Excluded Asset;

(i) all rights that accrue to any of the Asset Sellers under this Agreement;

(j) all rights of the Asset Sellers under, and any funds and property held in trust or any other funding vehicle pursuant to, or any insurance contract providing funding for, any Company Benefit Plan that is not an Assumed Plan;

(k) the real property owned by the Company and to be leased to the Buyer pursuant to the Harrisburg Lease; and

(l) the real property owned by the Company and located in Lockport, New York, including all equipment located at such facility.

2.4 Assumption of Liabilities, etc.  (a)  Without limiting or otherwise affecting the Buyer’s (or its assignee(s) to the extent provided in the assumption agreement executed by such assignee(s) at Closing) responsibilities with respect to the Liabilities of the Sold Companies, on the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer (or its assignee(s) to the extent provided in the assumption agreement executed by such assignee(s) at Closing) shall assume effective as of the Closing, and shall thereafter pay, perform, be responsible for and discharge as and when due only the following Liabilities of the Asset Sellers relating to the Business, but excluding any Excluded Liabilities (the “Assumed Liabilities”):

(i) all Liabilities to be performed under the Sold Contracts after the Closing Date (but not any Liability thereunder arising out of or in connection with any breach of any such Contract occurring on or prior to the Closing Date);

(ii) all Liabilities assumed by the Buyer pursuant to Section 5.7;

(iii) Reserved.

(iv) all Liabilities of the Asset Sellers with respect to the Business for accounts payable and other current liabilities, but only to the extent included in the Final Statement of Net Working Capital;

(v) the litigation matters described on Schedule 2.4(a)(v);

(vi) all Liabilities arising out of or relating to accidents, occurrences and other incidents (including all Proceedings relating thereto) occurring after the Closing that result in (A) personal injury, (B) property damage or (C) any other Losses and, in each case, that result from, are caused by or arise out of, or are alleged to have resulted from, been caused by or arisen out of, directly or indirectly, use of, exposure to or otherwise on account of any Product manufactured, sold or distributed, or any service rendered, by or on behalf of any Asset Seller on or prior to the Closing Date; and

(vii) all Liabilities and claims arising out of or relating to refunds, repairs or replacements under any Product warranty on account of any Products sold, distributed or otherwise disposed of at any time prior to or after the Closing Date.

(b) Excluded Liabilities.  The Buyer shall not assume, and shall not have been deemed to assume, any Liabilities other than the Assumed Liabilities.  The term “Excluded Liabilities” shall mean all Liabilities of the Asset Sellers whether arising on or before the Closing Date, other than the Assumed Liabilities, including:

(i) all Liabilities arising out of Excluded Assets;

(ii) all Liabilities under any Company Benefit Plan that is not, or, to the extent such Company Benefit Plan is not, an Assumed Plan;

(iii) all employee- and/or labor-related Liabilities (including workers’ compensation Liabilities) other than those assumed by the Buyer pursuant to Section 5.7;

(iv) all Liabilities (including with respect to loss of life, personal injury, damage to any Business Real Property, Environmental Claims, or natural resource damages) arising out of or resulting from (A) any violation of any Environmental Law that occurred prior to the Closing Date in connection with the Business Real Property, operations of the Sold Assets or operation of the Business, (B) any Release of any Hazardous Materials into the Environment at, on, under or from the Business Real Property that occurred prior to the Closing Date, (C) any Release of any Hazardous Material into the Environment at, on, under or from any property formerly owned, leased or operated by the Asset Sellers in connection with the operation of the Business prior to the Closing Date (but not including the Business Real Property), and (D) any off-site disposal of any Hazardous Material prior to the Closing Date from the Business Real Property;

(v) (A) all Liabilities of or imposed on any of the Asset Sellers related or attributable to Taxes and (B) all Periodic Taxes related or attributable to the Sold Assets for all Pre-Closing Periods and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date (determined in accordance with Section 5.3(e));

(vi) all Liabilities arising out of any Debt Obligations of any of the Asset Sellers (including the Recourse Financing and related notes receivable bad debt reserve);

(vii) all Liabilities to the Company or any of its Affiliates;

(viii) all Liabilities for any Third Party Expenses, severance pay obligations with respect to terminations on or prior to the Closing Date, and Change of Control Payments;

(ix) all Liabilities arising out of or relating to accidents, occurrences and other incidents (including all Proceedings relating thereto) occurring on or prior to the Closing (whether known or unknown and whether or not reported) that result in (A) personal injury, (B) property damage or (C) any other Losses and, in each case, that result from, are caused by or arise out of, or are alleged to have resulted from, been caused by or arisen out of, directly or indirectly, (1) use of, exposure to or otherwise on account of any Product manufactured, sold or distributed, or any service rendered, by or on behalf of any Asset Seller on or prior to the Closing Date; (2) automobile liability occurrences relating to any Asset Seller on or prior to the Closing Date; or (3) workers’ compensation occurrences relating to any Asset Seller on or prior to the Closing Date;

(x) all Liabilities for outstanding checks and other draws and drafts (including overdrafts) of the Asset Sellers; and

(xi) all Liabilities under a U.S. Company Benefit Plan in connection with any obligation to indemnify any Person for any penalties or taxes and underpayment or interest penalties under Section 409A of the Code.

(c) Further Assurances.  Each party hereto covenants that it will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts and instruments that the other party hereto or any of its successors or permitted assigns may reasonably request in order to more fully evidence the assumption of the Assumed Liabilities provided for in this Section 2.4 and the sale and transfer of the Sold Assets and the Shares.  With regard to the Sold Assets of Harsco GmbH, Harsco GmbH shall transfer the possession to the Buyer on the Closing Date.  If certain assets sold pursuant to Section 2.1 are in the possession of third parties on the Closing Date, the transfer of possession shall be replaced by the assignment of the revindication right (“Herausgabeanspruch”) of Harsco GmbH to the Buyer.

2.5 Purchase Price.  On the Closing Date and subject to the terms and conditions set forth in this Agreement, in consideration of the sale, assignment and transfer of the Shares and the Sold Assets, the Buyer shall on the Closing Date (a) pay to the Sellers (in a manner consistent with the allocation of the Purchase Price determined in accordance with Section 2.8) or their respective designee(s) (as agent for such Sellers) an aggregate amount equal to $340,000,000 payable as follows:  (i) $300,000,000 in cash (A) plus (to the extent the value thereof is a positive number) or minus (to the extent the value thereof is a negative number) the Estimated Cash, and (B) plus (to the extent the value thereof is a positive number) or minus (to the extent the value thereof is a negative number) the amount by which the Estimated Net Working Capital is greater than or less than the Reference Working Capital; provided, however, that any positive adjustment pursuant to this Section 2.5(a)(i)(B) shall not exceed three million dollars ($3,000,000) (such positive or negative number, the “Closing NWC Adjustment”), by wire transfer of immediately available funds in U.S. dollars to one or more accounts of the Sellers designated at least two Business Days prior to the Closing Date (the amount determined pursuant to this Section 2.5(a)(i), the “Closing Purchase Price”), and (ii) $40,000,000 pursuant to a Series A Preferred Earnout Right (the “Preferred Rights”) set forth in the Amended and Restated Limited Liability Company Agreement of Buyer in the form attached hereto as Exhibit F  (the “Operating Agreement”); and (b) assume the Assumed Liabilities (the payment, delivery and assumption described in Section 2.5(a) and 2.5(b), collectively, the “Total Consideration”).  The Closing Purchase Price shall be adjusted after the Closing pursuant to Sections 2.6 and 2.7.  The Closing Purchase Price, plus or minus the adjustment amounts determined pursuant to Sections 2.6 and 2.7, shall be the “Purchase Price.”  For purposes of Sections 2.6 and 2.7, any monetary conversion from the currency of a foreign country to U. S. dollars shall be calculated using the applicable exchange rates set forth in The Wall Street Journal, Eastern Edition as of the applicable measurement date.

2.6 Cash Adjustment.

(a) Estimated Cash.  No later than three Business Days prior to the Closing Date, the Company shall prepare and deliver to the Buyer a good faith estimate of the amount of Cash of the Sold Companies anticipated to exist immediately prior to the Closing (the “Estimated Cash”).

(b) Initial Cash Statement.  Within 60 days after the Closing Date, Buyer shall cause to be prepared and delivered to the Company a statement (the “Initial Cash Statement”) setting forth the amount of Cash of the Sold Companies actually existing on the Closing Date (the “Final Cash”).  The Company will assist and cooperate with Buyer in the preparation of the Initial Cash Statement.

(c) Dispute.  Within 10 days following receipt by the Company of the Initial Cash Statement, the Company shall deliver written notice to Buyer of any dispute it has with respect to the Initial Cash Statement (the “Cash Statement Objection”) setting forth a specific description of the basis of the Cash Statement Objection, the adjustments to the Initial Cash Statement which the Company believes should be made, and the Company’s calculation of the Final Cash.  The Buyer will assist and cooperate with the Company in the preparation of any Cash Statement Objection.  During such 10-day period, subject to the Company’s confidentiality obligations under the Non-Compete Agreement, the Buyer shall, at the request of the Company, on reasonable prior notice from the Company and during normal business hours, afford the Company reasonable access to the books and records with respect to the Business (to the extent relevant to the determination of the Final Cash) and otherwise reasonably cooperate with the Company in connection with its preparation of any Cash Statement Objection.  The Company shall be deemed to have accepted any items not specifically disputed in the Cash Statement Objection.  Failure to so notify Buyer within such 10-day period shall constitute acceptance and approval of Buyer’s calculation of the Final Cash.  Buyer shall have 10 days following the date it receives the Cash Statement Objection to review and respond to the Cash Statement Objection.  If the Company and the Buyer are unable to resolve all of their disagreements with respect to the determination of the foregoing items by the 10th day following Buyer’s response thereto, after having used their commercially reasonable efforts to reach a resolution, they shall refer their remaining differences to Ernst & Young LLP or, if such firm refuses to accept such engagement (or such firm is, at the relevant time, doing any work for the Buyer or the Company), another nationally recognized firm of independent public accountants as to which the Company and the Buyer mutually agree acting promptly and in good faith (in either case, the “CPA Firm”).  The CPA Firm shall, acting as experts in accounting and not as arbitrators, determine on a basis consistent with the calculation of the Estimated Cash, and only with respect to the specific remaining accounting-related differences so submitted, whether and to what extent, if any, the Initial Cash Statement requires adjustment.  The Buyer and the Company each agree to execute, if requested by the CPA Firm, a reasonable engagement letter.  The Company and the Buyer shall request the CPA Firm to render its determination within 45 days. All fees and expenses of the CPA Firm relating to this work shall be borne 50% by the Company and 50% by the Buyer.  All determinations made by the CPA Firm will be limited to the matters submitted to the CPA Firm by the Buyer and the Company and shall be final, conclusive and binding on the parties and neither the Buyer nor the Company nor any of their respective Affiliates shall seek further recourse to courts or other tribunals, other than to enforce the CPA Firm’s determination.  Judgment may be entered to enforce such report in any court of competent jurisdiction.  The Company and the Buyer shall make reasonably available to the CPA Firm all relevant books and records, any work papers (including those of the parties’ respective accountants) and supporting documentation relating to the Initial Cash Statement and all other items reasonably requested by the CPA Firm.  The “Final Cash Statement” shall be (i) the Initial Cash Statement in the event that (A) no Cash Statement Objection is delivered to Buyer during the initial 10-day period specified above or (B) the Company and the Buyer so agree, (ii) the Initial Cash Statement, adjusted in accordance with the Cash Statement Objection, in the event that (A) Buyer does not respond to the Cash Statement Objection during the 10-day period specified above following receipt by Buyer of the Cash Statement Objection or (B) the Company and the Buyer so agree or (iii) the Initial Cash Statement, as adjusted pursuant to the agreement of the Buyer and the Company or as adjusted by the CPA Firm together with any other modifications to the Initial Cash Statement agreed upon by the Company and the Buyer.

(d) Downward Adjustment.  If the Final Cash (as set forth on the Final Cash Statement) is less than the Estimated Cash, then the Closing Purchase Price shall be adjusted downward by an amount equal to (i) the amount of the deficiency between the Estimated Cash and the Final Cash plus (ii) interest computed at the rate declared from time to time by Citibank, N.A. as its “base rate” (calculated on the basis of 365 days and the actual number of days elapsed, the “Prime Rate”) for the period from the Closing Date to the date of such payment of the deficiency amount, and the Company shall pay or cause to be paid such amount by wire transfer of immediately available funds to an account designated by the Buyer.  Such payment shall be made within three Business Days after the date on which the Final Cash Statement is determined.

(e) Upward Adjustment.  If the Final Cash (as set forth on the Final Cash Statement) is greater than the Estimated Cash, then the Closing Purchase Price shall be adjusted upward by an amount equal to (i) the amount of the excess between the Final Cash and the Estimated Cash plus (ii) interest computed at the Prime Rate for the period from the Closing Date to the date of such payment of the excess amount, and the Buyer shall pay or cause to be paid such amount by wire transfer of immediately available funds to an account designated by the Company.  Such payment shall be made within three Business Days after the date on which the Final Cash Statement is determined.

2.7 Net Working Capital.

(a) Estimated Net Working Capital.  No later than three Business Days prior to the Closing Date, the Company shall prepare and deliver to the Buyer a good faith estimate of the Net Working Capital as of the Closing Date, together with all calculations related thereto (the “Estimated Net Working Capital”).  “Net Working Capital” shall mean (i) the total current assets of the Business, including the Recourse Financing Receivables but excluding (A) Cash, (B) all assets related or attributable to Taxes, except any value added Tax or other comparable indirect Tax actually paid by the Sold Companies on or prior to the Closing Date for which the Sold Companies will be entitled to input credit or other offset against Tax that otherwise would be required to be paid by the Sold Companies subsequent to the Closing Date, (C) prepaid insurance maintained on the books of the Company and (D) Excluded Assets, less (ii) the current liabilities of the Business, including all accrued vacation Liabilities with respect to employees of the Business but excluding (A) all liabilities related or attributable to Taxes other than payroll taxes attributable to the Sold Companies, (B) unclaimed property reserve, (C) accrued salaries and wages, bonus accrual and incentive accrual with respect to the Business’ U.S. employees and employees of Harsco GmbH (it being understood that such items are Excluded Liabilities pursuant to Section 2.4(b)(iii)), (D) insurance liabilities maintained on the books of the Company (it being understood that such items are Excluded Liabilities), (E) long-term disability accrual (it being understood that the corresponding liability is an Excluded Liability), and (F) Excluded

Liabilities, in each case, as of 11:59 p.m. (Eastern Time) on the Closing Date and giving effect to the transactions described in Section 5.16, determined (i) in accordance with the Special Purpose Accounting Principles applied on a basis consistent with the Audited Financial Statements, as modified by the accounting principles set forth on Schedule 2.7(a) (including with respect to inventories), and (ii) consistent with the calculation of Reference Working Capital, which calculation is attached hereto as Schedule 1.2 (the “Agreed Principles”).

(b) Closing Balance Sheet; Net Working Capital Statement.  Within 90 days after the Closing Date, Buyer shall cause to be prepared and delivered to the Company and the Company will reasonably cooperate with Buyer in connection with such preparation as reasonably requested by Buyer:  (i) a consolidated balance sheet (the “Closing Balance Sheet”) of the Business as of 11:59 p.m. (Eastern Daylight Saving Time) on the Closing Date in accordance with the Agreed Principles; and (ii) a net working capital statement (the “Net Working Capital Statement”), setting forth the Net Working Capital (the “Final Net Working Capital”) determined based on the Closing Balance Sheet.  During the 30 days following receipt by the Company of the Net Working Capital Statement, Buyer shall, at the request of the Company, on reasonable prior notice from the Company and during normal business hours, afford the Company access to the books and records with respect to the Business and otherwise reasonably cooperate with the Company in connection with its evaluation of the Net Working Capital Statement.

(c) Dispute.  Within 30 days following receipt by the Company of the Net Working Capital Statement, the Company shall deliver written notice to Buyer of any dispute it has with respect to the Net Working Capital Statement (the “Net Working Capital Objection”) setting forth a specific description of the basis of the Net Working Capital Objection, the adjustments to the Net Working Capital Statement that the Company believes should be made, and the Company’s calculation of the Final Net Working Capital.  The Buyer will assist and cooperate with the Company in the preparation of any Net Working Capital Objection.  During such 30-day period, subject to the Company’s confidentiality obligations under the Non-Compete Agreement, the Buyer shall, at the request of the Company, on reasonable prior notice from the Company and during normal business hours, afford the Company reasonable access to the books and records with respect to the Business (to the extent relevant to the determination of the Final Net Working Capital) and otherwise reasonably cooperate with the Company in connection with its preparation of any Net Working Capital Objection.  The Company shall be deemed to have accepted the Net Working Capital Statement except to the extent specifically disputed in the Net Working Capital Objection.  The Company shall not dispute the accounting principles and adjustments used in preparing the Net Working Capital Statement and the Final Net Working Capital if such principles and adjustments are consistent with the Agreed Principles.  Failure to so notify Buyer within such 30-day period shall constitute acceptance and approval of Buyer’s calculation of the Final Net Working Capital.  Buyer shall have 30 days following the date it receives the Net Working Capital Objection to review and respond to the Net Working Capital Objection.  If the Company and the Buyer are unable to resolve all of their disagreements with respect to the items specified in the Net Working Capital Objection by the 30th day following Buyer’s response thereto, after having used their commercially reasonable efforts to reach a resolution, they shall refer their remaining differences to the CPA Firm, which shall, acting as experts in accounting and not as arbitrators, determine on a basis consistent with the Agreed Principles, and only with respect to the specific remaining accounting-related differences so submitted, whether and to what extent, if any, the Net Working Capital Statement requires adjustment.  The Buyer and the Company each agree to execute, if requested by the CPA Firm, a reasonable engagement letter.  The Company and the Buyer shall request the CPA Firm to render its determination within 45 days.  All fees and expenses of the CPA Firm relating to this work shall be borne equally by the Company and the Buyer.  All determinations made by the CPA Firm will be limited to the matters submitted to the CPA Firm by the Buyer and the Company and shall be final, conclusive and binding on the parties and neither the Buyer nor the Company nor any of their respective Affiliates shall seek further recourse to courts or other tribunals, other than to enforce the CPA Firm’s determination.  Judgment may be entered to enforce such report in any court of competent jurisdiction.  The Company and the Buyer shall make reasonably available to the CPA Firm all relevant books and records, any work papers (including those of the parties’ respective accountants) and supporting documentation relating to the Net Working Capital Statement and all other items reasonably requested by the CPA Firm.  The “Final Statement of Net Working Capital” shall be (i) the Net Working Capital Statement in the event that (A) no Net Working Capital Objection is delivered to Buyer during the initial 30-day period specified above with respect thereto or (B) the Company and the Buyer so agree, (ii) the Net Working Capital Statement, adjusted in accordance with the Net Working Capital Objection, in the event that (A) Buyer does not respond to the Net Working Capital Objection during the 30-day period specified above following receipt by Buyer of the Net Working Capital Objection or (B) the Company and the Buyer so agree or (iii) the Net Working Capital Statement, as adjusted pursuant to the agreement of the Buyer and the Company or as adjusted by the CPA Firm together with any other modifications to the Net Working Capital Statement agreed upon by the Company and the Buyer.

(d) Adjustment.  For purposes of this Agreement, (i) the term “Final NWC Adjustment” shall mean the amount by which the Final Net Working Capital (as set forth on the Final Statement of Net Working Capital) is greater than or less than the Reference Working Capital; provided, however, that any positive Final NWC Adjustment shall not exceed three million dollars ($3,000,000), and (ii) the term “NWC True-Up” shall mean the amount equal to the Final NWC Adjustment (expressed as a positive number, if such adjustment amount was positive, and as a negative number, if such adjustment amount was negative) minus the Closing NWC Adjustment (expressed as a positive number, if such adjustment amount was positive, and as a negative number, if such adjustment amount was negative).  For example, if the Closing NWC Adjustment was a three million dollar increase, and the Final NWC Adjustment is a two million dollar increase, then the NWC True-Up would be negative one million dollars; and if the Closing NWC Adjustment was a three million dollar decrease, and the Final NWC Adjustment is a two million dollar increase, then the NWC True-Up would be a positive five million dollars (i.e., subtracting a negative number converts it into a positive number).  If the NWC True-Up amount is a positive number, the Buyer shall pay such positive amount, plus interest computed at the Prime Rate for the period from the Closing Date to the date of such payment, by wire transfer of immediately available funds to an account designated by the Company.  If the NWC True-Up amount is a negative number, the Company shall pay such negative amount, plus interest computed at the Prime Rate for the period from the Closing Date to the date of such payment, by wire transfer of immediately available funds to an account designated by the Buyer.   In each case, such payment shall be made within three Business Days after the date on which the Final Net Working Capital Statement is determined.

2.8 Allocation of Total Consideration.

(a) Prior to the Closing, the Company and the Buyer shall determine in good faith the preliminary manner in which the Closing Purchase Price shall be allocated among each of the Sellers, which determination shall be reflected on Schedule 2.8(a) (the “Schedule 2.8(a) Allocation Statement”).  In the event that the Company and the Buyer cannot agree on the Schedule 2.8(a) Allocation Statement prior to the Closing, the Company and the Buyer shall each submit its proposed Schedule 2.8(a) Allocation Statement to each other at the Closing, and any remaining disputes shall be settled after the Closing by the parties and the CPA Firm in accordance with the principles of Section 2.8(b).  The Buyer and the Company shall request the CPA Firm to render its determination within 45 days.

(b) Within thirty (30) Business Days after the later of the final resolution of the adjustments provided pursuant to Section 2.6 and Section 2.7 on the one hand, or any other adjustment, including any payment by Buyer in respect of the Preferred Rights, on the other hand, the Company shall provide to the Buyer (i) a revised Schedule 2.8(a) Allocation Statement (such revised Schedule 2.8(a) Allocation Statement shall be prepared in a manner consistent with the preliminary Schedule 2.8(a) Allocation Statement but adjusted solely to take into account the final determination of the adjustments pursuant to Section 2.6 and Section 2.7 (or otherwise pursuant to this Agreement and taking into account any payments by Buyer with respect to the Preferred Rights (other than the portion of any such payments characterized as interest)), provided, however, that any such adjustments or payments shall be allocated among the Sellers in the same manner (proportionately) in which the preliminary Schedule 2.8(a) Allocation Statement was prepared) and (ii) the manner in which the sum of the portion of the Purchase Price allocated to each Seller (in accordance with the revised Schedule 2.8(a) Allocation Statement) and the Assumed Liabilities (as agreed to by the parties) of each Seller (and, for U.S. federal income Tax purposes and applicable state and local income Tax purposes, the liabilities of the Sold Companies, as the case may be) shall be allocated among the Sold Assets (and, for U.S. federal income Tax purposes and applicable state and local income Tax purposes, the assets of the Sold Companies) of each Seller that will be acquired by the Buyer (or its assignees), which allocations shall be made in accordance with Section 1060 of the Code and the applicable Treasury Regulations and, to the extent not inconsistent therewith, any other applicable Tax Law (the “Schedule 2.8(b) Allocation Statement” and together with the Schedule 2.8(a) Allocation Statement, the “Schedule 2.8 Allocation Statements”); provided, however, that the Schedule 2.8 Allocation Statements shall be subject to the review and approval of the Buyer, which approval shall not be unreasonably withheld, delayed or conditioned.  The Buyer shall have the right to withhold its approval to any portion of the Schedule 2.8 Allocation Statements by written notice to the Company.  If the Buyer does not object to the Schedule 2.8 Allocation Statements by written notice to the Company within thirty (30) days after receipt by the Buyer of the Schedule 2.8 Allocation Statements, then the Schedule 2.8 Allocation Statements shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement; provided, however, that such Schedule 2.8 Allocation Statements shall be subject to adjustment upon and as a result of any adjustment to the amounts used to determine the allocations used to prepare the Schedule 2.8 Allocation Statements under this Agreement and including any payments by the Buyer with respect to the Preferred Rights (other than the portion of any such payments characterized as interest).  If the Buyer objects to the Schedule 2.8 Allocation

Statements, it shall notify the Company in writing of its objection to the Section 2.8 Allocation Statements and shall set forth in such written notice the disputed item or items and the basis for its objection and the Company and the Buyer shall act in good faith to resolve any such dispute for a period of thirty (30) days thereafter.  If, within thirty (30) days of the Buyer’s delivery of a valid written notice of objection to the Schedule 2.8 Allocation Statements, the Company and the Buyer have not reached an agreement regarding the disputed item or items specified in such written notice, the dispute shall be presented to the CPA Firm, whose determination shall be binding upon the parties.  The Buyer and the Company shall request the CPA Firm to render its determination within 45 days.  The fees and expenses of the CPA Firm in connection with the resolution of any dispute under this Section 2.8 shall be paid 50% by the Company and 50% by the Buyer.  In the event that any adjustment to the Total Consideration is paid between the parties pursuant to the terms of this Agreement (and taking into account any payments by the Buyer with respect to the Preferred Rights (other than the portion of any such payments characterized as interest)), the Company shall promptly provide the Buyer revised Schedule 2.8 Allocation Statements and the principles of this Section 2.8 shall apply to each of the revised Schedule 2.8 Allocation Statements.  The parties agree to report (and cause their Affiliates to report) any payment with respect to the Preferred Rights in accordance with Section 4.5(e) of the Operating Agreement.

(c) Each of the parties and their respective Affiliates shall, unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), (i) prepare and file all Tax Returns, including all IRS Forms 8594, in a manner consistent with (x) the Schedule 2.8 Allocation Statements as finally determined pursuant to this Section 2.8 (subject to adjustment in accordance with this Section 2.8 in the event of any adjustment to the Total Consideration), (y) the Real Property Allocation Statement, and (z) Section 4.5(e) of the Operating Agreement and (ii) take no position in any Tax Return, Proceeding, Tax contest or otherwise that is inconsistent with (x) the Schedule 2.8 Allocation Statements as finally determined pursuant to this Section 2.8 (subject to adjustment in accordance with this Section 2.8 in the event of any adjustment to the Total Consideration), (y) the Real Property Allocation Statement, or (z) Section 4.5(e) of the Operating Agreement.  In the event that any of the allocations set forth in the Schedule 2.8 Allocation Statements are disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify and consult with the other party concerning the resolution of such dispute.

(d) Prior to the Closing, the Company and the Buyer shall determine in good faith the portion of the Total Consideration that will be allocated among the properties set forth on Schedule 2.8(d) (such allocation, the “Real Property Allocation Statement”).  Notwithstanding anything to the contrary contained here, the Schedule 2.8 Allocation Statements shall be prepared in a manner consistent with the Real Property Allocation Statement.  In the event that the Company and the Buyer cannot agree on the Real Property Allocation Statement prior to the Closing, the Buyer and the Company shall each submit its proposed Real Property Allocation Statement to each other at the Closing, and any remaining disputes shall be settled after the Closing by the parties and the CPA Firm in accordance with the principles of Section 2.8(b).

2.9 The Closing.  Unless this Agreement shall have been terminated pursuant to ARTICLE VIII, subject to ARTICLE VI and ARTICLE VII, the closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Reed Smith LLP, 10 S. Wacker Drive, 40th Floor, Chicago, IL 60606, on the third Business Day following the satisfaction or waiver of all of the conditions set forth in ARTICLE VI and ARTICLE VII (other than those conditions that are to be satisfied at the Closing) (the “Closing Date”), or at such other place and time as may be agreed upon by the parties hereto.  All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.  Legal title, equitable title and risk of loss with respect to the Shares and the Sold Assets will be deemed transferred to or vested in the Buyer, and the transactions contemplated by this Agreement will be deemed effective for Tax, accounting and other computational purposes, and the parties will treat the Closing as if it had occurred, as of 11:59 p.m. (Eastern Time) on the Closing Date.  Without limitation of any other provision hereof, the Company covenants and agrees to operate the Business in the ordinary course on the Closing Date.

2.10 Deliveries at the Closing.

(a) Deliveries by the Company.  At or prior to the Closing, the Company shall deliver or cause to be delivered to the Buyer the following:

(i) either (A) stock certificates (or local legal equivalent) evidencing the Shares to be sold by the Equity Sellers duly endorsed in blank (and undated), or accompanied by stock powers duly executed in blank and with any required stock transfer tax stamps affixed, or (B) share transfer forms in respect of the Shares to be sold by the Equity Sellers, duly executed by the applicable Equity Sellers;

(ii) the Ancillary Agreements to which the Company or any of its Affiliates is a party, duly executed by the Company or such Affiliates, including the following documents pertaining to the transfer of each of the Company Owned Real Property and the Company Leased Real Property, as applicable:

(A) Company Owned Real Property Documents.

(B) Deed.  The Deeds in recordable form executed and acknowledged by the Company in favor of Buyer (or Buyer’s nominee), in form and substance reasonably acceptable to Buyer and its counsel and Chicago Title Insurance Company (the “Title Insurer”), the delivery and recordation of which will vest in the Buyer (or the Buyer’s nominee) good, marketable and indefeasible fee title in and to the such real property and improvements, subject only to the Permitted Encumbrances;

(C) Title Policy.  At the Company’s and the Buyer’s equally shared cost and expense, an ALTA Form 2006 owner’s policy of title insurance, if available, and if unavailable, an ALTA Form 10-17-92 owner’s policy of title insurance, dated the date and time of the Closing (or a written binding commitment from the Title Insurer to deliver the policy of title insurance at a future date), with an amount of insurance equivalent to the allocation of Purchase

Price as set forth herein, insuring the Buyer (or its nominee) as sole owner of good, marketable and indefeasible fee title to said real property and improvements, subject only to the Permitted Encumbrances, and containing such customary endorsements as are reasonably acceptable to the Company and the Buyer, of which the following shall be deemed reasonably acceptable if available in the applicable jurisdiction: a) extended coverage over standard or general exceptions; b) access; c) location; d) survey equivalency; e) utility facility; f) zoning 3.1 with parking; g) restrictions; h) deletion of creditor’s rights; i) encroachment, if applicable; j) subdivision, if applicable; k) mineral rights, if applicable; and l) contiguity, if applicable;

(D) Survey.  At the Company’s and the Buyer’s equally shared cost and expense, a land title survey of the real property in accordance with current ALTA/ACSM standards, made by a surveyor or civil engineer reasonably acceptable to the Buyer, duly licensed in the jurisdiction in which the real property is located, setting forth:  (A) the location of all easements, rights of way, set-back lines and other encumbrances and matters of record affecting or appurtenant to the real property; (B) the courses and measured distances of exterior property lines and the established building line(s) and side yard line(s), if any; (C) the location of the line of the street or streets abutting the real property or any portion thereof; (D) any and all encroachments (and the extent thereof in feet and inches) upon the real property or any easement appurtenant thereto; (E) the location of all improvements on the real property, the dimensions thereof and the distance therefrom to the facing exterior property lines and other buildings; and (F) whether the real property is located in a flood plain.  The survey shall also contain the following Table A items:  1, 2, 3, 4, 6, 7(a), 7(b)(i), 8, 9, 10, 11(a), 14, 16 and 18.  The survey shall be certified to the Buyer, the Company and the Title Insurer and be in form and substance reasonably acceptable to the Buyer, the Company and the Title Insurer; and

(E) Transfer Tax Forms.  All state, city and/or county transfer tax forms and returns required to be completed, filed or recorded at the Closing with respect to said owned real property.

(F) Other Title and Escrow Documents.  Such other documents as may be reasonably necessitated by the Title Insurer in connection with effectuating the issuance of the Title Policy and any related closing escrows, including an owner’s affidavit or statement in customary and commercially reasonable form; provided, that this delivery shall not require any special or exception-specific indemnifications to permit the deletion or “insuring over” of any non-standard title exception.

(G) Company Leased Real Property Documents.

(H) Assignment of Lease.  A good and sufficient assignment of all right, title and interest of the applicable Asset Seller in and to the lease of the real property; and

(I) Transfer Tax Forms.  All state, city and/or county transfer tax forms and returns required to be completed, filed or recorded at the Closing with respect to said leased real property.

(iii) possession and occupancy of the Company Owned Real Property and the Company Leased Real Property;

(iv) a certificate of good standing (if applicable) of each Seller and each Sold Company, issued by the secretary of state (or similar Governmental Authority) of its jurisdiction of incorporation or formation, dated as of the most recent practicable date;

(v) certified copies of resolutions duly adopted by the Board of Directors of each Seller, and certified copies of resolutions duly adopted by the shareholders of each Seller (to the extent such resolutions are required under applicable Law) evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party (to the extent applicable) and the consummation of the transactions contemplated hereby and thereby;

(vi) a certificate of an officer of each of the Company and Harsco Technologies Corp., a Minnesota corporation, certifying, pursuant to Treasury Regulations Section 1.1445-2(b)(2), that such entity is not a foreign person within the meaning of Sections 1445 and 897 of the Code (each such certificate, a “FIRPTA Certificate”);

(vii) a certificate of an officer of the Company certifying that none of the assets to be sold by Harsco GmbH hereunder is a “U.S. real property interest” (as defined in Section 897(c)(i)(A) of the Code);

(viii) a certificate of the Secretary or Assistant Secretary of the Company identifying the name and title and bearing the signatures of the officers of the Company authorized to execute this Agreement and the other agreements and instruments contemplated hereby;

(ix) a cross-receipt for the Closing Purchase Price paid on the Closing Date;

(x) a “pay-off” letter in respect of each Debt Obligation of the Asset Sellers (with respect to the Business) and the Sold Companies (including the Recourse Financing), each in form and substance reasonably acceptable to the Buyer and the Title Insurer (as applicable) and duly executed by the administrative agent or each of the lenders party thereto, as applicable, certifying as to the aggregate amount owed under such Debt Obligation as of immediately prior to the Closing (including any per diem amounts, if applicable) and agreeing that, among other things, upon the payment of such amount to the administrative agent or the lenders, as applicable at the Closing in accordance with the “pay-off” letter, (A) all amounts due and owing under such Debt Obligations will be satisfied in full and (B) all Encumbrances granted in favor of any Person under such Debt Obligations shall be released;

(xi) forms of UCC-3 Termination Statements in proper form for filing upon the Closing and such other release documents and/or forms as the Buyer deems reasonably necessary to validly terminate or release all Encumbrances (other than Permitted Encumbrances) granted by any Seller or any of its Affiliates in favor of any Person against any of the Sold Assets or any of the assets of the Sold Companies;

(xii) evidence reasonably satisfactory to the Buyer of the payments required under Section 5.16;

(xiii) a Non-Compete, Non-Solicitation and Confidentiality Agreement, in the form attached hereto as Exhibit D (the “Non-Compete Agreement”), duly executed by the Sellers;

(xiv) a Waiver and Release, in the form attached hereto as Exhibit E (the “Waiver and Release”), duly executed by the Sellers;

(xv) evidence reasonably satisfactory to the Buyer of the termination of all agreements, if any, by and among any of the Sold Companies or any of the Asset Sellers (with respect to the Business), on the one hand, and the Company or any of its Affiliates (other than any such agreements by and among two or more Sold Companies), on the other hand (“Related Party Agreements”);

(xvi) articles of incorporation, bylaws (or the equivalent applicable organizational documents) for each of the Sold Companies, certified by the jurisdiction of incorporation;

(xvii) minute books, stock record books, and all other books and records relating to the Sold Companies;

(xviii) evidence reasonably acceptable to Buyer of the consents set forth on Schedule 2.10(a)(xviii); and

(xix) Intellectual Property assignments, in form and substance reasonably satisfactory to the Buyer and executed by the applicable Seller(s), assigning the Seller’s entire right, title and interest in, to and under the trademarks, patents and domain names listed on Schedule 3.13 (but excluding those set forth on Schedule 3.13(o)).

(b) Deliveries by the Buyer.  At or prior to the Closing, the Buyer shall deliver or cause to be delivered to the Company (on its own behalf and as agent for the other Sellers) the following:

(i) the Closing Purchase Price by wire transfer of immediately available funds to an account or accounts designated by the Sellers, payable in accordance with Section 2.5(a) hereof;

(ii) the Ancillary Agreements to which the Buyer or any of its Affiliates is a party, duly executed by the Buyer or such Affiliates;

(iii) a certificate of good standing of the Buyer, issued by the Secretary of State of the State of Delaware, dated as of the most recent practicable date;

(iv) a copy of the certificate of formation (or equivalent document) of the Buyer, certified by the Delaware Secretary of State, dated as of the most recent practicable date;

(v) certified copies of resolutions duly adopted by the Board of Directors of the Buyer evidencing the taking of all corporate or other action necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(vi) a certificate of the Secretary or Assistant Secretary of the Buyer identifying the name and title and bearing the signatures of the officers of the Buyer authorized to execute this Agreement and the other agreements and instruments contemplated hereby; and

(vii) a cross-receipt for the Sold Assets and the Shares delivered to the Buyer on the Closing Date.

2.11 Post-Closing Share Transfer Filings.  Without limiting the generality of Section 2.4(c), the Buyer hereby covenants to and for the benefit of each of the Equity Sellers that it will, on or as soon as is reasonably practicable after the Closing Date, do and execute and deliver, or cause to be done and executed and delivered, all such further acts, deeds and instruments that may be necessary in the applicable jurisdiction to transfer to the Buyer the full legal title to the Shares, including (a) properly completing and submitting all administrative forms and other documentation required by the applicable Governmental Authority to legally recognize the transfer of such Shares to the Buyer (including corporate authorizations, financial statements, organizational documents and any other materials that may be required by the applicable Governmental Authority to determine the amount of any Duty that may be payable in connection with such transfer of Shares), (b) promptly responding to all questions of the applicable Governmental Authority with respect to the transfer of such Shares to the Buyer, and (c) upon the final determination of any applicable Duty, duly stamping the relevant documentation and submitting the same, as applicable, to the company secretary of the relevant company for registration.  The Company covenants to and for the benefit of the Buyer that it will provide at the sole cost of the Buyer such reasonable assistance as is requested by the Buyer in relation to the Buyer’s obligations set out in this Section 2.11.

2.12 Tax Withholding.  Notwithstanding anything contained herein to the contrary, the Buyer will be entitled to deduct, withhold and remit (or cause to be deducted, withheld and remitted) to the appropriate Taxing Authority from the Closing Purchase Price (or any adjustment thereto including any payment by the Buyer with respect to the Preferred Rights) and any other payments contemplated by this Agreement or the Operating Agreement such amounts as the Buyer, in its reasonable discretion, determines are required to be deducted, withheld and remitted with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law (including as a result of the failure of the Asset Sellers to deliver FIRPTA Certificates to the extent required pursuant to Section 2.10(a)(vi)).

The Buyer shall notify the Company in writing of its intent to deduct, withhold and remit to the appropriate Taxing Authority pursuant to this Section 2.12 promptly upon the Buyer’s discovery of any withholding tax obligation under this Agreement.  The Buyer shall provide the Company with all reasonable opportunities to take appropriate action to avoid any such withholding obligation prior to the Closing Date.  To the extent that amounts are deducted, withheld and remitted to the appropriate Taxing Authority pursuant to this Section 2.12, such amounts will be treated for all purposes of this Agreement or otherwise as having been paid to the Company or a Seller (as applicable) in respect of whom such deduction and withholding were made by Buyer or other Person.  The Buyer shall provide the Company with appropriate documentation of all amounts so withheld, deducted and remitted pursuant to this Section 2.12.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyer as follows:

3.1 Organization.  Each of the Sellers and the Sold Companies is a corporation or company, as applicable, duly incorporated, formed or organized, as applicable, validly existing and (to the extent any such jurisdiction recognizes the concept of good standing) in good standing under the Laws of its jurisdiction of incorporation, formation or organization, as applicable.  Each of the Sellers and the Sold Companies has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not have and could not reasonably be expected to have a Business Material Adverse Effect or a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement.

3.2 Authorization; Enforceability.  Each of the Sellers has the corporate power and authority to execute and deliver this Agreement (to the extent party hereto) and each Ancillary Agreement to which it is a party and perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements by each of the Sellers, as applicable, and the performance by each of them of their respective obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of such party.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Buyer, constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms.

3.3 Capital Stock of Sold Companies.  Schedule 3.3 sets forth for each of the Sold Companies (a) its jurisdiction of incorporation, formation or organization, as applicable, and (b) the number of authorized, issued and outstanding shares of each class of its capital stock or other authorized, issued and outstanding equity interests, as applicable, the names of the holders thereof, and the number of shares or percentage interests, as applicable, held by each such holder.  All the issued and outstanding shares of capital stock or other equity interests of the Sold Companies are owned of record free and clear of any Encumbrances.  All of the issued and outstanding shares of capital stock or other equity interests of the Sold Companies have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.  There are no outstanding options, warrants, calls, rights or any other agreements relating to the sale, issuance or voting of any shares of the capital stock or other equity interests of the Sold Companies, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or other equity interests of the Sold Companies.  The Sold Companies do not own any equity interest in any other Person (other than in another Sold Company).

3.4 Financial Statements.

(a) Attached as Schedule 3.4 are the (i) audited special purpose combined balance sheets of Harsco GasServ, a division of the Company, as of December 31, 2006 and 2005 (such balance sheet as of December 31, 2006, the “Balance Sheet”), and the related special purpose combined statements of income, comprehensive income, owner’s equity and cash flows for the years then ended (collectively, the “Audited Financial Statements”) and (ii) unaudited combined balance sheet of the Business as of October 31, 2007 and the related statements of income and cash flow for the ten-month period ended October 31, 2007 (the “Interim Financial Statements”).  The foregoing income statements and statements of cash flow included in the Audited Financial Statements and the Interim Financial Statements present fairly, in all material respects, the combined results of operations and cash flow of the Business for the respective periods covered thereby, and the foregoing balance sheets included in the Audited Financial Statements and the Interim Financial Statements present fairly, in all material respects, the combined financial condition of the Business as of their respective dates, in each case, except as set forth on Schedule 3.4, in accordance with the Special Purpose Accounting Principles applied on a consistent basis (subject, in the case of the Interim Financial Statements, to the absence of footnotes and to normal quarter-end and year-end adjustments).  Attached as Schedule 3.4(a) is a correct and complete statement in all material respects of:  (i) the corporate charges allocated to the Business in the Audited Financial Statements and in the Interim Financial Statements; and (ii) the insurance expense allocated to the Business in the Audited Financial Statements and in the Interim Financial Statements.

(b) The Business has not operated as a separate “stand alone” business within the Company.  As a result, the Business, including the Sold Companies, have been allocated certain charges and credits as discussed more fully in the notes accompanying the Audited Financial Statements.  Such charges and credits do not necessarily reflect the amounts that would have resulted from arms-length transactions.

3.5 Sufficiency of the Assets.  Except for the Excluded Assets and as set forth on Schedule 3.5, but giving effect to all transactions contemplated hereby (including, without limitation, the contemplated sale of a portion of the Harrisburg facility in accordance with the terms of the definitive agreement related thereto), the assets owned or held by the Sold Companies and the Sold Assets constitute all of the properties and assets necessary to conduct the Business as conducted by the Company and its Affiliates.  The Sold Companies are not engaged in any activities other than the Business.

3.6 No Approvals or Conflicts.  Except as set forth on Schedule 3.6, the execution, delivery and performance by the Sellers of this Agreement and the Ancillary Agreements to which they are a party and the consummation by the Sellers of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in a breach by any Seller or any Sold Company of its organizational documents (including its certificate of incorporation and by-laws and similar documents), (b) violate, conflict with or result in a breach of, or constitute a default by any of the Sellers or the Sold Companies (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any payment or other penalty or any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties of the Sellers, the Sold Companies or on the Shares or the Sold Assets under, any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit (including the permits listed on Schedule 3.15), lease, contract, Sold Contract or other material instrument to which any of the Sellers or the Sold Companies or any of their respective properties may be bound, (c) violate or result in a material breach of any Governmental Order or Law applicable to any of the Sellers or the Sold Companies or any of their respective properties or (d) except for filings for payment of Duty or required under any Competition/Foreign Investment Law or ERISA (each such requirement being identified on Schedule 3.6), and filings or approvals that may be required under the Exchange Act and as may be required by the nature of the business or ownership of the Buyer, require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any Governmental Authority.

3.7 Compliance with Law; Permits.  Except as set forth on Schedule 3.7 (and except with respect to compliance with Environmental Laws, which is covered solely by Section 3.15), since January 1, 2005, the Sellers and the Sold Companies have conducted the Business, and the Sold Assets have been maintained, and the Sold Companies and the Asset Sellers (with respect to the Business) are currently, in compliance in all material respects with all Laws (including all Customs and International Trade Laws).  Except with respect to Permits required under Environmental Laws (which are covered solely by Section 3.15), each of the Sold Companies possesses all material Permits necessary to conduct the Business as conducted and the Asset Sellers possess all of the material Permits necessary to conduct the Business as conducted and necessary to own, lease and operate the Sold Assets.  All Permits described in the immediately preceding sentence are listed on Schedule 3.7.  All such Permits necessary to conduct the Business as conducted are in full force and effect, and, except as set forth on Schedule 3.6 or Schedule 3.7, are transferable to the Buyer at the Closing.  The Business has been conducted in accordance in all material respects with the requirements of such Permits.

3.8 Proceedings.  Except as set forth on Schedule 3.8 (and except with respect to Environmental Claims, which are covered solely by Section 3.15), there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Business or any of the Sellers or the Sold Companies.

3.9 Absence of Certain Changes.  During the period from January 1, 2007 through the date of this Agreement, except as set forth on Schedule 3.9 (a) the Business has been conducted only in the ordinary course consistent in all material respects with past practice (other than data room assembly and maintenance, participation in management presentations, purchase agreement negotiations, and other similar activities undertaken by employees of the Business in connection with the process of selling the Business, which are not in the ordinary course) and (b) neither the Company (with respect to the Business) nor any Sold Company took any action that, if Section 5.1 had applied in such period, would have constituted a breach thereof.  Since

January 1, 2007, there has not been a Business Material Adverse Effect or any event which reasonably could be expected to have a Business Material Adverse Effect.

3.10 Tax Matters.  Except as set forth on Schedule 3.10:

(a) Each of the Sellers has:  (i) timely filed all income, sales and other material Tax Returns that relate to the Business or the Sold Assets, and all such Tax Returns have been properly completed in compliance with all applicable Laws, and are true, correct and complete; and (ii) timely paid all Taxes shown to be due on any such Tax Return, and all other Taxes due and payable related or attributable to the Sold Assets or the Business, except for Taxes being contested in good faith and for which adequate reserves have been established and maintained in accordance with GAAP and specifically listed on Schedule 3.10.

(b) Each of the Sellers has duly and timely collected and remitted all sales, use, excise or similar Taxes related or attributable to the Sold Assets or the Business in accordance with applicable Law, and none of the Sellers has any liability for the Taxes of any third Person with respect to the Sold Assets as a transferee or successor, by contract or otherwise.

(c) Solely with respect to the Sold Companies:  (i) no Tax audits or administrative or judicial Proceedings are being conducted with respect to Taxes of any of the Sold Companies; (ii) there are no pending or threatened claims by any Taxing Authority with respect to Taxes that are related or attributable to the Sold Companies; (iii) there is no deficiency for any Tax, claim for additional Taxes, or other dispute or claim concerning any Tax liability of any of the Sellers that is related or attributable to the Sold Companies claimed, issued or raised by any Taxing Authority that has not been properly reflected in the Audited Financial Statements and/or the Interim Financial Statements; and (iv) none of the Sellers or Sold Companies has waived any statute of limitations in respect of Taxes that is related or attributable to the Sold Companies or agreed to any extension of time with respect to a Tax assessment or deficiency that is related or attributable to the Sold Companies.

(d) No material reassessments (for property, ad valorem or other Tax purposes) of any of the Sold Assets have been proposed in writing.

(e) No payments (or portion of any payments) resulting from, or in connection with, any transaction contemplated by this Agreement to any employee of the Business by the Company or any Affiliate thereof pursuant to any Company Benefit Plan or other arrangement will be considered “excess parachute payments” under Section 280G of the Code.

(f) All Tax Returns required to be filed by or on behalf of each of the Sold Companies on or prior to the Closing Date has been or shall be timely filed (subject to permitted extensions applicable to such filings), and all such Tax Returns are and shall be correct and complete.  Each of the Sold Companies has timely paid all Taxes shown as due and payable on such Tax Returns and all other Taxes due and payable, other than Taxes that are being contested in good faith for which adequate reserves have been established in accordance with GAAP and which reserves are specifically disclosed on Schedule 3.10.

(g) The Sold Companies have established reserves (which may be zero) in accordance with GAAP that are adequate for the payment of all Taxes not yet due and payable or that are being contested in good faith and all such reserves, if any, are specifically disclosed on Schedule 3.10.  Since the date of the Audited Financial Statements, none of the Sold Companies have incurred any liability for Taxes other than in the ordinary course of business consistent with past practice.

(h) Each of the Sold Companies has timely withheld and paid over to the appropriate Taxing Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholder, creditor, holder of securities or other third party, and each of the Sold Companies has complied with all information reporting (including Forms 1099) and backup withholding requirements under applicable Law, including maintenance of required records with respect thereto.

(i) There are no Encumbrances relating to Taxes encumbering any of the Sold Assets or any assets of the Sold Companies, except for Permitted Encumbrances.  There are no Encumbrances relating to Taxes encumbering any of the Shares.

(j) Reserved.

(k) None of the Sold Companies is the beneficiary of any extension of time within which to file any Tax Return.

(l) There are no:  (i) examinations, audits, actions, Proceedings, investigations or disputes pending with respect to Taxes of the Sold Companies; (ii) deficiencies for any Tax, claims for Tax, or other dispute or claim concerning any Tax liability of any of the Sold Companies claimed, issued or raised by any Taxing Authority that has not been properly reflected (in accordance with GAAP) on Schedule 3.10; or (iii) written claims for Taxes asserted against the Sold Companies that, in each case, would reasonably be expected to result in Taxes of the Sold Companies except for Taxes which individually or in the aggregate would not reasonably be expected to be material, and none of the Sellers (with respect to the Business) or the Sold Companies has received from any Taxing Authority any written notice indicating an intent to open or initiate a Proceeding with respect to Tax matters.

(m) None of the Sold Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(n) None of the Sold Companies has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or as a result of similar liability, operation of Law, by contract (including any Tax Sharing Agreement) or otherwise.

(o) None of the Sold Companies is a party to or has any obligation under any Tax Sharing Agreement.

(p) No power of attorney that currently is in effect has been granted by any of the Sold Companies with respect to any Tax matter.

(q) None of the Sold Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any:  (i) change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) intercompany transactions or excess loss accounts described in Treasury Regulation Section 1.1502-13, 1.1502-14 or 1.1502-19; (iv) installment sale or open transaction disposition made during a Pre-Closing Period; (v) prepaid income received or accrued on or prior to the Closing Date; or (vi) method of accounting that defers the recognition of income to any period ending after the Closing Date.

(r) None of the Sold Companies (i) has taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign Law) or (ii) has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2) or 301.6111-2(b)(2), or any other transaction that required or will require the filing of an IRS Form 8886.

(s) The Company has delivered or made available to the Buyer:  (i) correct and complete copies of all Tax Returns required to be filed by each of the Sold Companies for which the statute of limitations has not expired; (ii) all ruling requests, technical advice memoranda, closing agreements or similar documents relating to each of the Sold Companies that could reasonably be expected to affect any period ending after the Closing Date or for which the statute of limitations has not expired; and (iii) all revenue agent’s reports, notices or proposed notices of deficiency or assessment, audit reports, information document requests, material correspondence and other similar documentation relating to Taxes or Tax Returns of each of the Sold Companies relating to any period for which the statute of limitations has not expired.

(t) None of the Sold Companies have or has had taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed, and Taxes have been duly paid, and no claim has been made by a Taxing Authority in a jurisdiction where any of the Sold Companies does not file Tax Returns and pay Taxes that any such Sold Company is or may be subject to any Tax Return filing requirements or subject to taxation by that jurisdiction.

(u) None of the Sold Companies is a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes.

(v) Each of the Asset Sellers other than Harsco GmbH is a United States person within the meaning of Section 7701(a)(30) of the Code.  None of the Sold Assets of Harsco GmbH is a United States real property interest (within the meaning of Section 897(c) of the Code).

(w) Except as set forth on Schedule 3.103.10(w), none of the Company or its Affiliates or the Sold Companies has made an election with respect to any of the Sold Companies pursuant to Treasury Regulations Section 301.7701-3.  For U.S. federal income tax purposes, the

Company has treated each of the Sold Companies, and each of the Sold Companies is properly treated, as a disregarded entity (and not as a corporation or partnership).

3.11 Employee Benefits.

(a) Schedule 3.11(a) sets forth a list of (i) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (ii) all other severance, salary continuation, Change of Control Payment, employment, incentive, bonus, stock option, stock purchase, restricted stock, retirement, pension, redundancy, profit sharing or deferred compensation plans, programs, agreements or policies and (iii) all other employee benefit plans or programs, in each case (A) in which Active Employees participate (other than any such plans, programs, agreements or policies required by Law to be provided to any such employees, including workers’ compensation or similar benefits) sponsored or maintained by the Company with respect to the Sold Assets or the Sold Companies or (B) with respect to which the Sold Companies or the Company have made or are required to make payments, transfers or contributions for employees of the Business (collectively, the “Company Benefit Plans”).  Company Benefit Plans that are maintained in the United States are referred to as “U.S. Company Benefit Plans” and Company Benefit Plans that are not U.S. Company Benefit Plans are referred to as “Foreign Plans”.  For purposes of this Section 3.11, the term “Company” includes any ERISA Affiliate.

(b) Copies of the following materials have been delivered or made available to the Buyer with respect to each Company Benefit Plan to the extent applicable:  (i) current plan documents; (ii) the most recent determination letter from the Internal Revenue Service (“IRS”); and (iii) the most recent summary plan description and summary of material modifications to the extent not included in the summary plan description.

(c) The U.S. Company Benefit Plans are in material compliance with their terms and applicable requirements of ERISA, the Code and other Laws.

(d) Except as set forth on Schedule 3.11(d), there are no pending or, to the Knowledge of the Company, threatened Proceedings, government audits or government investigations with respect to any Assumed Plans, other than routine claims for benefits by participants and beneficiaries.

(e) Except as set forth on Schedule 3.11(e) or as required by Law, no benefit under any of the Assumed Plans which is a U.S. Company Benefit Plan or under any employment-related agreement which is assumed by the Buyer in connection with the transaction contemplated by this Agreement, including any severance payment plan or agreement, will be provided or become accelerated, vested or payable solely by reason of any transaction contemplated by this Agreement.

(f) With regard to each Foreign Plan that is not a government scheme or program, except as set forth on Schedule 3.11(f) and except as would not reasonably be expected to have a Business Material Adverse Effect:  (i) all contributions to, and payments from, such Foreign Plan that may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Laws of the jurisdiction in which such Foreign Plan is maintained, have been timely made; (ii) the Company and each subsidiary of the Company (in each case, with respect to the Business) has complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Plan all required determinations, if any, that such Foreign Plan is in compliance with the Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan; (iii) such Foreign Plan has been administered in all material respects in accordance with its terms and all applicable Laws; (iv) the consummation of the transactions contemplated by this Agreement will not create or otherwise result in any Liabilities with respect to such Foreign Plan; and (v) except as required by applicable Laws, no condition exists that would prevent the Company from terminating or amending any Foreign Plan at any time for any reason without the payment of any fees, costs or expenses (other than the payment of benefits accrued thereunder and any reasonable expenses typically incurred in a termination event).  Except as would not reasonably be expected to have a Business Material Adverse Effect, no Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of the Assets Sellers or the Sold Companies.

(g) With respect to each Assumed Plan which is a U.S. Company Benefit Plan, within the past six (6) years there has occurred no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA that could, if successful, reasonably be expected to result in any liability, direct or indirect, for the Company.

(h) The Company has paid all amounts that the Company is required to pay as contributions to the U.S. Company Benefit Plans as of the last day of the most recent fiscal year of each of such U.S. Company Benefit Plans; except as set forth on Schedule 3.11(h), all benefits accrued under any funded or unfunded U.S. Company Benefit Plan will have been paid, accrued or otherwise adequately reserved in accordance with GAAP as of the Closing Date, and all monies withheld from employee paychecks with respect to U.S. Company Benefit Plans have been transferred to the appropriate U.S. Company Benefit Plan in a timely manner as required by the Code, ERISA or other Laws.

(i) The Company has made no plan or commitment, whether or not legally binding, to create any additional Company Benefit Plan with respect to employees of the Business or, except as may be required by Law, to modify or change any Assumed Plan.  No statement, either written or oral, has been made by the Company to any individual employed in the Business with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plans and that could reasonably be expected to have a Business Material Adverse Effect.

(j) With respect to the U.S. Asset Sellers, all individuals employed in the Business by the U.S. Asset Sellers as of the Closing and classified by the U.S. Asset Sellers as independent contractors satisfy the requirements under the Law to be so classified.  No individuals are currently providing services to the Business pursuant to a leasing agreement or similar type of arrangement with the Company, nor has the Company (with respect to the Business) entered into any arrangement whereby services will be provided by such individuals.

(k) Within the last six (6) years, there have been no accumulated funding deficiencies (as defined in Section 412 of the Code or Section 302 of ERISA) with respect to any Assumed Plan that is a U.S. Pension Plan and the Company made no request to the IRS for a waiver from any minimum funding requirement under Section 412 of the Code.

(l) With respect to any Company Benefit Plan that is a U.S. Pension Plan, the Company has not incurred any liability to the Pension Benefit Guaranty Corporation (the “PBGC”) under Section 4001 et seq. of ERISA other than with respect to the payment of premiums in the ordinary course, and no condition exists with respect to such Assumed Plan that could reasonably be expected to result in the Company incurring material liability to the PBGC under Title IV of ERISA.  All premiums payable to the PBGC with respect to any Assumed Plan that is a U.S. Pension Plan have been paid when due.

(m) The term “Pension Plan” means all Company Benefit Plans that are defined benefit pension plans or that are otherwise subject to Section 412 of the Code or Title IV of ERISA.  Within the past three (3) years, there has not been, with regard to any U.S. Pension Plan that is an Assumed Plan, any reportable event, as defined in Section 4043 of ERISA, which is required to be reported to the PBGC by Law.

(n) No U.S. Company Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA.

(o) No Assumed Plan provides medical or other health benefits to retired or other former employees of the Asset Sellers or any Affiliate, except pursuant to COBRA or similar temporary continuation coverage provisions of state insurance law.

3.12 Labor Relations.  Except as set forth on Schedule 3.12:  (a) none of the Sold Companies or the Asset Sellers (with respect to the Business) is a party to any collective bargaining agreement applicable to employees of the Sold Companies or the Asset Sellers (with respect to the Business), nor is any such contract or agreement presently being negotiated; (b) there is no material unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened against any of the Sold Companies or the Asset Sellers (with respect to the Business); (c) there have been no material grievances, arbitrations or other similar proceedings during the past three (3) years under, or pertaining to, any collective bargaining agreement or any associated side letters or agreements applicable to employees of the Sold Companies or the Asset Sellers (with respect to the Business); and (d) there is no labor strike, slowdown, work stoppage, or lockout in effect, or, to the Knowledge of the Company, threatened against or otherwise affecting the Sold Companies or the Asset Sellers (with respect to the Business).  To the Knowledge of the Company, there is no effort to organize employees of any of the Sold Companies or the Asset Sellers (with respect to the Business) which is pending or threatened as of the date hereof.

3.13 Intellectual Property.

(a) Notwithstanding anything to the contrary contained in this Agreement, only the representations and warranties contained in this Section 3.13 shall apply to the Acquired Intellectual Property.

(b) Schedule 3.13 is a complete and correct list of all of the registered forms (including all applications for registration) and all material unregistered forms of the Acquired Intellectual Property, and indicates the “owner of record” for each of the registered forms of the Acquired Intellectual Property (including all applications for registration).

(c) Except as otherwise specifically identified on Schedule 3.13, all registered forms (including all applications for registration) of the Acquired Intellectual Property identified on Schedule 3.13 have been duly issued (or in the case of applications for registration, duly filed) and have not been cancelled, abandoned or otherwise terminated.

(d) None of the unregistered forms of the Acquired Intellectual Property identified on Schedule 3.13 have been abandoned.

(e) Except as otherwise specifically set forth on Schedule 3.13, all actions required to record each owner throughout the entire chain of title of all of the Acquired Intellectual Property required to have been listed on Schedule 3.13 with each applicable Governmental Authority up to the date hereof has been taken, including payment of all costs, fees, taxes and expenses associated with such recording activities.

(f) The Sold Companies and/or the Asset Sellers are the sole owners of all right, title and interest in and to all of the registered forms (including all applications for registration) and all of the material unregistered forms of the Acquired Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances, and all governmental fees associated therewith and due as of the date of this Agreement have been paid in full.

(g) Schedule 3.13 sets forth a complete and correct list of maintenance, renewal and other due dates for all registered forms (including all applications for registration) of the Acquired Intellectual Property through December 31, 2007.

(h) Except as otherwise specifically set forth on Schedule 3.13, to the Knowledge of the Company, the Sold Companies and the Asset Sellers have used commercially reasonable efforts to protect the secrecy and confidentiality of the trade secrets used or held for use primarily in the Business.

(i) Set forth on Schedule 3.13 is a complete and correct list of all proprietary software included in the Acquired Intellectual Property.

(j) Except pursuant to a contract set forth in subsection 3.14(a)(v) of Schedule 3.14(a), neither the Sold Companies nor the Asset Sellers (with respect to the Business) have licensed any material Intellectual Property from any Person.

(k) Except pursuant to a contract set forth in subsection 3.14(a)(v) of Schedule 3.14(a), neither the Sold Companies nor the Asset Sellers (with respect to the Business) have granted any license or other right that does or that will, subsequent to the Closing, permit or enable any third Person other than the Buyer to use any Acquired Intellectual Property.

(l) Except as set forth on Schedule 3.8 within the last three (3) years, none of the Sold Companies or the Asset Sellers have received any written notice of any claim and, to the

Knowledge of the Company, there is no threatened claim, against the Sold Companies or the Asset Sellers asserting that any of the Acquired Intellectual Property infringes upon or otherwise conflicts with the Intellectual Property of any Person, nor have the Sold Companies or the Asset Sellers within the last three (3) years given any notice to any Person asserting infringement by such Person of any of the Acquired Intellectual Property.

(m) Except as otherwise specifically set forth on Schedule 3.13 or in subsection 3.14(a)(v) of Schedule 3.14(a), immediately upon Closing, the Buyer shall own all registered forms of (including all applications for registration) and all unregistered forms of Intellectual Property included in the Acquired Intellectual Property.

(n) Except as otherwise specifically set forth on Schedule 3.13 or in subsection 3.14(a)(v) of Schedule 3.14(a), the Acquired Intellectual Property and the contracts set forth in subsection 3.14(a)(v) of Schedule 3.14(a), constitutes all of the Intellectual Property necessary to conduct the Business as conducted by the Company, its Affiliates and the Sold Companies.

(o) Subsection 3.13(o) of Schedule 3.13 is a complete and correct list of all registered trademarks and domain names (including applications for registration) owned by the Company that include both the “Harsco” and “GasServ” names.  The continued ownership and the use after the Closing of such trademarks and domain names shall be governed by Sections 2.3(c) and 5.14, respectively.

3.14 Contracts.

(a) Schedule 3.14(a) sets forth all of the following contracts and agreements to which any of the Sold Companies or an Asset Seller (with respect to the Business) is a party or by which any of them is bound as of the date of this Agreement, other than Company Benefit Plans (collectively, the “Material Contracts”):

(i) contracts involving the expenditure by the Sold Companies or the Asset Sellers (with respect to the Business) of more than $1,000,000 in any instance for the purchase of materials (other than raw materials, which is covered by clause (xii) below), supplies, equipment or services, excluding any such contracts that are terminable by the Sold Companies or the Asset Sellers without penalty on not more than 90 days’ notice;

(ii) indentures, mortgages, loan agreements, capital leases, security agreements, or other agreements for the borrowing of money in excess of $250,000;

(iii) guarantees of the obligations of other Persons (other than the Sold Companies) involving the potential expenditure by the Sold Companies or the Asset Sellers (with respect to the Business) after the date of this Agreement of more than $250,000 in any instance;

(iv) contracts that restrict the Sold Companies or the assignees of the Asset Sellers after the date of this Agreement from engaging in any line of business in any geographic area or competing with any Person, in each case, that materially impairs the operation of the Business;

(v) contracts under which (A) any of the Sold Companies have licensed material Intellectual Property to or from any other Person (including Affiliates of the Company) or (B) the Asset Sellers (with respect to the Business) have licensed material Intellectual Property to or from any other Person (including Affiliates of the Company);

(vi) partnership, limited liability company, joint venture agreements or other agreements involving a sharing of the profits or expenses by the Sold Companies or the Asset Sellers (with respect to the Business);

(vii) contracts under which the Sold Companies or the Asset Sellers (with respect to the Business) will have obligations or contingent Liabilities after the date of this Agreement relating to the acquisition or sale of any business enterprise;

(viii) Related Party Agreements;

(ix) any contract (including employment and consulting contracts) with any current or former director, officer or employee of any of the Sold Companies or the Asset Sellers (with respect to the Business) or any current or former shareholder or holder of options, warrants or other rights to acquire shares of capital stock or other equity interests of any of the Sold Companies;

(x) distributor, dealer or similar contracts under which any of the Sold Companies or the Asset Sellers (with respect to the Business) would be obligated to pay more than $100,000 to terminate or non-renew such contract; and

(xi) except as set forth with respect to clause (v) above, any contract providing that a Sold Company or an Asset Seller (with respect to the Business) will receive future payments aggregating more than $1,000,000 per annum prior to the expiration of such contract; and

(xii) “take or pay” contracts and contracts involving the expenditure by the Sold Companies or the Asset Sellers (with respect to the Business) of more than $100,000 in any instance for the purchase of raw materials, excluding any such contracts that are terminable by the Sold Companies or the Assets Sellers without penalty on not more than 30 days’ notice.

(b) True and complete copies (or, if oral, written summaries) of each of the Material Contracts have been made available to the Buyer or its representatives consistent with applicable Competition/Foreign Investment Laws.

(c) Except as set forth on Schedule 3.14(c), each Material Contract is in full force and effect, and is a valid and binding agreement of the applicable Sold Company or Asset Seller and, to the Knowledge of the Company, each of the other parties thereto, enforceable by or against such Sold Company or Asset Seller, and, to the Knowledge of the Company, each of such other parties thereto in accordance with its terms, subject to the General Enforceability Exceptions.  Except as set forth on Schedule 3.14(c), no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a material default by (i) any of the Sold Companies or the Asset Sellers under any Material Contract or (ii) to the Knowledge of the Company, any other party to any Material Contract.

3.15 Environmental Matters.

(a) Except as set forth on Schedule 3.15, to the Knowledge of the Company

(i) Each of the Sold Companies and the Asset Sellers (with respect to the Business Real Property and the Business) is in material compliance with all Environmental Laws.

(ii) The Sold Companies and the Asset Sellers (with respect to the Business Real Property and the Business) have not expressly assumed, by contract, provided an indemnity with respect to, or, to the Knowledge of the Company, otherwise become subject to any material liability of any other Person relating to Environmental Laws.

(iii) There has been no Release of any Hazardous Material at, from, in, on or under the Business Real Property that requires investigation, assessment, cleanup or remediation by any of the Sold Companies or the Asset Sellers pursuant to any Environmental Law.

(iv) Each of the Sold Companies and the Asset Sellers has provided or made available all material environmental audits or assessments (including soil and groundwater sampling results) with respect to the Sold Companies, the Business Real Property and the Business in its possession or custody.

(b) Except as set forth on Schedule 3.15,

(i) Each of the Sold Companies and the Asset Sellers (with respect to the Business Real Property and the Business) possesses all material Permits required for its operations as conducted under all applicable Environmental Laws.  Schedule 3.15 contains a complete list of all such material Permits.

(ii) None of the Sold Companies or the Asset Sellers (with respect to the Business Real Property or the Business) is subject to any pending Environmental Claim or has received written notice of any threatened Environmental Claim.

(iii) None of the Business Real Property is subject to any Encumbrance arising under or pursuant to any Environmental Law.

No representations or warranties in this Agreement other than in this Section 3.15 will be deemed to relate to Environmental Laws, Releases of Hazardous Materials or other environmental matters.

3.16 Insurance.  Schedule 3.16 lists all insurance policies and self-insurance programs covering the assets, employees and operations of any of the Sold Companies or the Asset Sellers (with respect to the Business) as of the date hereof.  As applicable, all such policies are held in the name of the Company and are in full force and effect, all premiums due thereon have been paid, there are no claims pending as to which coverage has been denied or disputed by the underwriter(s) of such policies, no notice of cancellation or termination has been given under such policies, and (as applicable) the Company and its Affiliates have complied in all material respects with the provisions thereof.  All such insurance policies will remain in full force and effect until the Closing, at which time, coverage thereunder will no longer be applicable with respect to the Sold Companies and the Asset Sellers (with respect to the Business).

3.17 Personal Property Assets.  Except as set forth on Schedule 3.17, (a) the Sold Companies and the Asset Sellers (with respect to the Sold Assets) have good title to, or hold by valid and existing lease or license, all the material tangible personal property assets reflected as assets on the Balance Sheet or acquired after December 31, 2006, except with respect to assets disposed of in the ordinary course of business consistent with past practice since such date, free and clear of all Encumbrances except for Permitted Encumbrances, and (b) all such assets are free from any material defects, are in reasonably good maintenance, operating condition and repair, normal wear and tear excepted and are reasonably suitable for the purposes for which such personal property is presently used.

3.18 Real Property.

(a) Leased Properties.  Schedule 2.1(g) (Company Leased Real Property) and Schedule 3.18(a), which sets forth all real property leased or subleased by any of the Sold Companies (the “Sold Companies’ Leased Real Property”), sets forth all leases and subleases covering leased or subleased real property used in the Business, including the following information:  the name of landlord and tenant and a brief description of the leased premises.  The Company has made available to the Buyer true and complete copies of the leases and subleases covering the Company Leased Real Property and the Sold Companies’ Leased Real Property.  With respect to each such lease and sublease, and except as otherwise specified on Schedule 3.18(a):

(i) such leasehold or subleasehold interest is held subject to a written lease or sublease which is valid, in full force and effect, and enforceable in accordance with its terms, subject to the General Enforceability Exceptions;

(ii) such lease or sublease has not been assigned, modified, supplemented, amended, mortgaged or deeded in trust by the Sold Companies or the Asset Sellers, except as otherwise disclosed to the Buyer in Schedule 3.18(a);

(iii) there are no existing material defaults or events of default, or events which with notice or lapse of time or both would constitute material defaults, thereunder on the part of the Sold Companies or the relevant Asset Seller, and none of the foregoing have been asserted in writing; the Company has no Knowledge of any material default or claimed or purported or alleged material default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any such lease or sublease;

(iv) the relevant Asset Seller or the Sold Companies, as applicable, enjoy peaceful and undisturbed possession in all material respects of the leased real property;

(v) no construction, alteration or other leasehold improvement work with respect to such leased real property remains to be paid for or performed;

(vi) no leasing or brokerage commissions are due or payable to any brokers or other parties in connection with a renewal or expansion of the leased premises; and

(vii) to the Knowledge of the Company, all facilities leased or subleased under said lease or sublease are supplied by utilities and other services which are adequate in all material respects for the operation of the facilities.

(b) Owned Properties.  Schedule 2.1(f) (Company Owned Real Property) and Schedule 3.18(b), which sets forth all real property owned by any of the Sold Companies (together with all buildings, structures, fixtures and improvements thereon, the “Sold Companies’ Owned Real Property”), together with the real property to be leased by the Company to the Buyer pursuant to the Harrisburg Lease and the property located in Lockport, New York, collectively set forth all real property owned by the Company or any of its Affiliates and used in the Business.  With respect to each parcel of Company Owned Real Property and Sold Companies’ Owned Real Property, and except as otherwise specified on Schedule 3.18(b):

(i) the identified owner has good and marketable fee simple title to the parcel of real property, free and clear of any Encumbrances, except for Permitted Encumbrances;

(ii) there are no pending or, to the Knowledge of the Company, threatened Proceedings (including condemnation or land use or zoning related actions) affecting the real property, except for such Proceedings as would not have a material adverse effect on the portion of the Business that is conducted on such parcel of Company Owned Real Property or Sold Companies’ Owned Real Property, as the same Proceedings are set forth on Schedule 3.8;

(iii) neither the Company nor the Sold Companies has received notice of any pending or threatened special assessment proceedings affecting the real property;

(iv) except for Permitted Encumbrances, none of the Company Owned Real Property or the Sold Companies’ Owned Real Property is subject to a lease, sublease, license or other agreement, written or, to the Knowledge of the Company, oral, granting any Person any right to the use, occupancy or enjoyment thereof (or any portion thereof);

(v) to the Knowledge of the Company, water, electric, gas and sewer utility services and septic tank and storm drainage facilities currently available are adequate in all material respects for the present use thereof in the conduct of the Business; and

(vi) the electrical, mechanical, plumbing, heating, air conditioning, ventilation, fire detection and sprinkler systems in the buildings, and the boilers, and the roofs and walls and foundations of the buildings, are in reasonably good maintenance, operating condition and repair, subject to ordinary wear and tear.

3.19 No Brokers’ or Other Fees.  Except for Citigroup Global Markets, Inc., whose fees and expenses will be paid by the Company, no Person has acted, directly or indirectly, as a broker, finder, financial advisor or investment banker for the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

3.20 Undisclosed Liabilities.  Except (i) for liabilities reflected or reserved against on the Interim Financial Statements, (ii) for liabilities or obligations arising under any contract or agreement (excluding any liability for a breach of any such contract or agreement) to which any of the Sold Companies or any Asset Seller (with respect to the Business) is a party, (iii) for liabilities incurred in the ordinary course of business since the date of the Interim Financial Statements, or (iv) specifically disclosed on Schedule 3.20 or any other Schedule to this Agreement, no Sold Company and no Asset Seller (with respect to the Business) has any Liabilities required to be set forth on a balance sheet prepared in accordance with GAAP subject to the Special Purpose Accounting Principles.

3.21 Customers and Suppliers.  Schedule 3.21 lists the 10 largest customers of each of the Taylor-Wharton business unit of the Business, the American Welding & Tank business unit of the Business, the Structural Composites Industries business unit of the Business and the Sherwood business unit of the Business (in each case, based on gross sales) during the prior fiscal year (the “Customers”) and the 10 largest suppliers of goods or services (the “Suppliers”) to each of the foregoing business units of the Business (in each case, based on expenditures) during the prior fiscal year, and with respect to each, the name and dollar volume involved.  Since January 1, 2007, except as set forth on Schedule 3.21, no Customer or Supplier has terminated or materially and adversely altered its relationship with the Business.  No Customer or Supplier has, to the Knowledge of the Company, advised the Business of its intention to terminate or materially and adversely alter its relationship with the Business.

3.22 Product and Services Liability.  The information previously provided to the Buyer by the Company and set forth on Schedule 3.22 is an accurate and complete statement in all material respects of claims brought against the Business during the past 3 years for personal injury, property damage or any other Losses and that resulted from, were caused by or arose out of, or were alleged to have resulted from, been caused by or arisen out of, directly or indirectly, use of, exposure to or otherwise on account of any Product manufactured, sold or distributed, or any service rendered, by or on behalf of any Seller or Sold Company.  To the Knowledge of the Company, none of the Business’ products or services are currently the subject of claims of a type or character different from those identified in Schedule 3.22.

3.23 Inventories.  All of the Inventories and all of the inventories of raw material, work in progress, finished goods, spare parts, replacement and component parts, packaging, office and other supplies and all inventory of the Sold Companies, whether held by a Sold Company, or a third party on consignment or otherwise (collectively, the “Acquired Inventories”), are in good and usable condition, are saleable and are carried on the books and records of the Company (including the Audited Financial Statements and the Interim Financial Statements) at the lower of cost (determined on a first-in-first-out basis) or market value in accordance with GAAP, subject to any reserves (determined in accordance with GAAP) for obsolete or slow-moving inventory set forth on such financial statements.  Since December 31,

2006, there has not been a material change in the method of valuing the Inventories or in the determination of how and whether costs or other items are capitalized into inventory.  Schedule 3.23 sets forth all material consignment agreements pursuant to which Acquired Inventories have been consigned to others.  All Acquired Inventories (other than Acquired Inventories in transit or Acquired Inventories consigned to others) are located at the facilities identified in Schedules 2.1(g), 3.18(a), 2.1(f) and 3.18(b).

3.24 Accounts Receivable.

(a) Schedule 3.24(a) sets forth a true, correct and complete list as of a date set forth thereon of the accounts, notes and other receivables carried on the books of the Asset Sellers (with respect to the Business) and the accounts, notes and other receivables of the Sold Companies (collectively, the “Acquired AR”).  Schedule 3.24(a) includes an aging of all such accounts and notes receivable showing amounts due in 30-day aging categories.  Not less than 5 Business Days prior to the Closing Date, the Company shall deliver to the Buyer a true, complete and correct list of all Acquired AR, including an aging in 30-day categories, as of a date not more than 10 Business Days prior to the Closing Date, which shall be attached to Schedule 3.24(a).

(b) The Acquired AR represents or will represent valid obligations arising solely out of bona fide sales, performance of services and other business transactions in the ordinary course of business consistent with past practice, and is not subject to set-offs, counterclaims or valid defenses, subject to allowances for bad debt recorded on the Interim Financial Statements.

3.25 Acquisitions and Divestitures.

(a) Schedule 3.25(a) lists and identifies all acquisitions of or investments in the business, assets, capital stock or other equity interests of any other entity conducted at any time in the past three (3) years by the Business, whether by purchase, merger, consolidation, or any other form of transaction, as well as all divestitures or sales of any business, subsidiary, division, or material assets or equity of the Business at any time in the past three (3) years other than sales of inventory and dispositions of personal property in the ordinary course of business (such transactions referred to as “Acquisitions and Divestitures”); and for each Acquisition or Divestiture, sets forth the date of the transaction, the interests acquired or sold, the parties to the transaction and the consideration.

(b) There are not now, nor have there been for the past two (2) years, any claims for indemnification, adjustment, rescission, disputes, arbitration, accounting or breach or default, by the Business or any other party, under any agreement relating to any Acquisition or Divestiture.

3.26 Books and Records.  The Company and its Affiliates maintain accurate books and records and internal accounting controls which provide reasonable assurance that (a) all transactions to which any Sold Company or any Asset Seller (with respect to the Business) is a party or by which its properties are bound are executed with management’s authorization; (b) the reported accountability of the assets of the Business is compared with existing assets at regular intervals; (c) access to the assets of the Business is permitted only in accordance with management’s authorization; and (d) all transactions to which any such Person is a party, or by which its properties are bound, are recorded as necessary to permit preparation of the financial statements of the Business in accordance with GAAP.

3.27 Certain Business Relationships with the Company.  Except as disclosed on Schedule 3.27, no current director or officer of the Business (each, a “Related Party”):  (a) owns, directly or indirectly, any interest in any Person which is a competitor, supplier or customer of the Business; (b) owns, directly or indirectly, in whole or in part, any material property, asset or right, real, personal or mixed, tangible or intangible which is utilized by or in connection with the Business (including any of the Acquired Intellectual Property); (c) is a customer or supplier of the Business; or (d) directly or indirectly has an interest in or is a party to any contract, agreement, lease, arrangement or understanding, whether or not in writing, pertaining or relating to the Business, except for employment, consulting or other personal service agreements; provided, however, the beneficial ownership of not more than 2% of securities of any entity that are traded on a national securities exchange or over-the-counter market shall not be deemed to breach this Section 3.27.

3.28 Employees; Employment Matters.

(a) Compliance with Laws.  Except as set forth on Schedule 3.28(a), since January 1, 2005, the Sold Companies and the Asset Sellers (with respect to the Business) have complied in all material respects with all applicable Laws relating to labor or labor relations and employment standards, including any provisions thereof relating to wages, hours, immigration control, discrimination, accommodation, retaliation or “whistle-blowing”, employee safety and health, termination pay, vacation pay, fringe benefits, employee benefits, collective bargaining and the payment and/or accrual of the same and all insurance and all other costs and expenses applicable thereto.

(b) WARN Act.  With respect to the transactions contemplated by this Agreement, any notice required under any Law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied.  Except as set forth on Schedule 3.28(b), within the past three (3) years, none of the Sold Companies, nor the Asset Sellers (with respect to the Business) has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively the “WARN Act”); provided, however, that the foregoing representation shall not be deemed breached by the Company because of any action taken by the Buyer after the Closing that, when combined with any action taken by the Sellers prior to the Closing, triggers, results in or causes to arise a Liability or obligation of any of the Sellers under the WARN Act.

3.29 No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE III (as modified by the Schedules hereto as supplemented or amended), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, the other Sellers, the Business, the Sold Assets, the Assumed Liabilities or the transactions contemplated by this

Agreement, and the Company disclaims any other representations or warranties, whether made by the Company, any Affiliate of the Company or any of their respective officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in this ARTICLE III (as modified by the Schedules hereto as supplemented or amended), the Company (a) expressly disclaims any representation or warranty, express or implied, at common law, by statute or otherwise relating to the condition of the Sold Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (b) hereby disclaims all liability and responsibility for any representation, warranty, statement or information made, communicated or furnished (orally or in writing) to the Buyer or its Affiliates or representatives (including any opinion, information or advice that may have been or may be provided to the Buyer by any director, officer, employee, agent, consultant or representative of the Company or any of its Affiliates).  The Company makes no representations or warranties to the Buyer regarding the probable success or profitability of the Business.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company as follows:

4.1 Organization.  The Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation.  The Buyer has all requisite limited liability company power and authority to own, lease or operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement, including obtaining the financing contemplated by the Commitment Letters or any Substitute Financing.

4.2 Authorization; Enforceability.  The Buyer has the limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Buyer and the performance by it of its obligations hereunder and thereunder have been duly authorized by all necessary limited liability company action by the Buyer.  This Agreement has been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of the Buyer, enforceable against it in accordance with its terms.

4.3 No Approvals or Conflicts.  The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in a breach by the Buyer of its organizational documents (including its certificate of formation, operating agreement or similar documents), (b) violate, conflict with or result in a breach of, or constitute a default by the Buyer (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any payment or other penalty or any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance (other than the Encumbrances to be created pursuant to the Transaction Financing) upon any of the properties of the Buyer under, any material note, bond, mortgage, indenture, deed of trust, license, franchise, Permit, lease, contract, agreement or other material instrument to which the Buyer or any of its properties may be bound, (c) violate or result in a material breach of any Governmental Order or Law applicable to the Buyer or any of its properties or (d) except for applicable requirements of the HSR Act or any Competition/Foreign Investment Law, require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any Governmental Authority.

4.4 Proceedings.  There are no Proceedings pending or, to the Knowledge of the Buyer, threatened against the Buyer or any of its subsidiaries that would have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement, including obtaining the financing contemplated by the Commitment Letters or any Substitute Financing.  The Buyer is not subject to any Governmental Order that would have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement, including obtaining the financing contemplated by the Commitment Letters or any Substitute Financing.

4.5 Compliance with Laws; Permits.  Neither the Buyer nor any of its subsidiaries is in violation of any Governmental Order or Law applicable to them or any of their respective properties, except where noncompliance would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement, including obtaining the financing contemplated by the Commitment Letters or any Substitute Financing.  The Buyer and its subsidiaries have all Permits necessary to conduct their business as conducted, except where the failure to have such Permits would not have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement, including obtaining the financing contemplated by the Commitment Letters or any Substitute Financing.

4.6 Financing.  Attached as Schedule 4.6 are true and correct copies of (a) commitment letters to provide debt financing to the Buyer (the “Debt Commitment Letters”) and (b) commitment letters to provide equity financing to the Buyer (the “Equity Commitment Letters” and, together with the Debt Commitment Letters, the “Commitment Letters”).  Upon funding of the debt and equity investments contemplated by the Commitment Letters, the Buyer will have sufficient funds at the Closing to pay the Purchase Price and all related transaction expenses incurred by or on behalf of the Buyer and to consummate the transactions contemplated hereby (the “Transaction Financing”).  The Commitment Letters are in full force and effect, have not been amended or modified in any material respect, and have not been withdrawn or rescinded.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Transaction Financing other than as set forth in the Commitment Letters.  All fees required to be paid by the Buyer on or prior to the date hereof in respect of the Commitment Letters have been paid.  The Buyer is not aware of any facts or circumstances that create a reasonable basis to believe that it will be unable to obtain the financing contemplated by the Commitment Letters.

4.7 No Brokers’ or Other Fees.  No Person has acted, directly or indirectly, as a broker, finder, financial advisor or investment banker for the Buyer in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

4.8 Condition of the Business.  Notwithstanding anything contained in this Agreement to the contrary, the Buyer acknowledges and agrees that the Company is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in ARTICLE III (as modified by the Schedules hereto as supplemented or amended), and the Buyer acknowledges and agrees that, except for the representations and warranties contained in ARTICLE III, the Sold Assets, the Shares and the Business are being transferred on a “where is” and, as to condition, “as is” basis.  Any claims the Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company set forth in ARTICLE III (as modified by the Schedules hereto as supplemented or amended).  The Buyer further represents that neither the Company nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of the other Sellers, the Business or the transactions contemplated by this Agreement not expressly set forth in ARTICLE III, and none of the Company, any of its Affiliates or any other Person will have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer or its representatives or the Buyer’s use of any such information, including any confidential memoranda distributed on behalf of the Company relating to the Business or other publications or data room information provided to the Buyer or its representatives, or any other document or information in any form provided to the Buyer or its representatives, including management presentations, in connection with the sale of the Business and the transactions contemplated hereby.  The Buyer acknowledges that it has conducted to its satisfaction its own independent investigation of the Business and, in making the determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied on the results of its own independent investigation.

4.9 Solvency.

(a) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the debt and equity financings being entered into in connection therewith), and assuming the accuracy of the Company’s representations and warranties contained herein;

(i) the fair saleable value (determined on a going concern basis) of the assets of the Buyer shall be greater than the total amount of its Liabilities (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP);

(ii) the Buyer shall be able to pay its debts and obligations in the ordinary course of business as they become due; and

(iii) the Buyer shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.

(b) In completing the transactions contemplated by this Agreement, the Buyer does not intend to hinder, delay or defraud any present or future creditors of the Buyer or the Company or any other Seller.

4.10 Capitalization.  After giving effect to the transactions contemplated by this Agreement, the authorized limited liability company interests of the Buyer shall consist of 30,000 Class A Common Units, all of which will be issued and outstanding.  Except as described on Schedule 4.10, the Buyer will have no other equity securities of any class issued, reserved for issuance or outstanding.  Except as described on Schedule 4.10, there are (i) no outstanding options, offers, warrants, conversion rights, contracts or other rights to subscribe for or to purchase from the Buyer, or commitments by the Buyer to issue, transfer or sell (whether formal or informal, written or oral, firm or contingent), limited liability company interests of the Buyer or obligating the Buyer to grant, extend or enter into any such agreement or commitment, (ii) other than as permitted in the Operating Agreement, no contracts or other understandings (whether formal or informal, written or oral, firm or contingent) which require or may require the Buyer to repurchase any of its limited liability company interests.  Except as set forth on Schedule 4.10, there are no preemptive or similar rights with respect to the Buyer’s limited liability company interests.  Except as set forth in the Operating Agreement or on Schedule 4.10, the Buyer is not a party to any voting agreements, voting trusts, proxies or any other agreements, instruments or understandings with respect to the voting of any limited liability company interests of the Buyer, or any agreement with respect to the transferability, purchase or redemption of any limited liability company interests of the Buyer.  Schedule 4.10 identifies each direct and indirect subsidiary of Buyer as of immediately prior to the Closing.

ARTICLE V
COVENANTS AND AGREEMENTS

5.1 Conduct of Business Prior to the Closing.  Without the consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, except as contemplated by this Agreement or as disclosed on Schedule 5.1, from and after the date of this Agreement and until the Closing, the Company (with respect to the Business) shall, and the Company shall cause the Sold Companies and the other Asset Sellers (with respect to the Business) to, (i) conduct the operations of the Business in the ordinary course consistent in all material respects with past practice and (ii) use their commercially reasonable efforts to maintain satisfactory relationships with suppliers, customers and others having material business relationships with the Business.  Without limiting the generality of the foregoing, except as contemplated by this Agreement and except as set forth on Schedule 5.1, the Company (with respect to the Business) shall not (except for clauses (a) and (d), which are inapplicable to the Company), and the Company shall cause the Sold Companies and the other Asset Sellers (with respect to the Business) not to, do any of the following without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) purchase or sell any of their capital stock or other equity interests or grant or make any option, subscription, warrant, call, commitment or agreement of any character in respect of their capital stock or other equity interests;

(b) sell or otherwise dispose of any Sold Assets or assets of any Sold Company having an aggregate value exceeding $250,000, excluding sales of inventory in the ordinary course of business consistent with past practice;

(c) acquire assets having an aggregate value exceeding $250,000, excluding (i) acquisitions of inventory in the ordinary course of business consistent with past practice, and (ii) capital expenditures permitted by clause (e) below;

(d) merge or consolidate with any Person;

(e) make any material capital commitments in excess of the $14.2 million budgeted for fiscal year 2007;

(f) (i) in the case of any Sold Company, incur, assume or guarantee any Debt Obligation and (ii) in the case of the Asset Sellers (with respect to the Business), incur, assume or guarantee any Debt Obligation that would become an Assumed Liability, in each case, other than Intercompany Obligations;

(g) incur any Encumbrance on any material assets of any Sold Company or any material Sold Asset, in each case, other than Permitted Encumbrances;

(h) increase the cash compensation of employees of the Business other than (i) in the ordinary course of business or (ii) as required by any agreement in effect as of the date hereof and listed on Schedule 3.14(a) or as required by Law;

(i) incur any Encumbrance on any of the Shares;

(j) make any material change in the accounting methods or practices followed by the Business (other than such changes required by Law or GAAP);

(k) enter into any contract that restricts or will restrict any Sold Company or the Business after the date of this Agreement from engaging in any line of business in any geographic area or competing with any Person that materially impairs the operation of the Business;

(l) enter into any partnership, limited liability company or joint venture agreement that materially affects the operation of the Business;

(m) terminate, fail to renew or make any material amendment to or waive any material rights under a Material Contract;

(n) other than (i) in the ordinary course of business, (ii) as required by any agreement in effect as of the date hereof and listed on Schedule 3.14(a) or (iii) as required by Law, enter into, adopt, terminate, or amend in any material respect, any material employment agreement or Company Benefit Plan;

(o) enter into or renew any collective bargaining agreements;

(p) amend any organizational documents of any Sold Company;

(q) agree or commit to do any of the foregoing; or

(r) solely with respect to the Sold Companies, make any Tax election, change any annual accounting period, adopt or change any method of accounting or reverse of any accruals (except as required by a change in Law or GAAP), file any amended Tax Returns, sign or enter into any closing agreement, settlement or compromise any claim or assessment of Tax liability, surrender any right to claim a refund, offset or other reduction in liability, consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes, or act or omit to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit for the Sold Companies or the Buyer or its Affiliates.

5.2 Access to Books and Records; Cooperation.  Except as provided in Section 5.3 and in clause (e) of this Section 5.2 and subject to the obligations of the Company and its Affiliates under the Non-Compete Agreement:

(a) Each of the Buyer and the Company agrees that from the Closing and until the tenth anniversary of the Closing, during normal business hours, it shall permit, and (i) in the case of the Buyer, shall cause the Sold Companies to permit and (ii) in the case of the Company, shall cause the other Asset Sellers to permit, at no cost to the “visited” party and without disruption of the business of that party, the other party and its counsel, accountants and other authorized representatives to have reasonable access to the officers, directors, employees, accountants and other advisors and agents, properties, books, records and contracts of (x) in the case of a visit by the Company, the Sold Companies and the Business and (y) in the case of a visit by the Buyer, the Asset Sellers (each with respect only to the Business), and the right (at the expense of the “visiting” party) to make copies and extracts from such books, records and contracts, in each case to the extent necessary to facilitate the resolution of any claims made by or against or incurred by the Company or the Buyer, as the case may be, with respect to the Business.

(b) Until the tenth anniversary of the Closing, each of the Buyer and the Company agrees not to, and to cause its respective Affiliates not to, destroy at any time any files or records which are subject to Section 5.2(a) without giving written notice to the other party and giving that party 60 days following receipt of such notice to request in writing that all or a portion of the records intended to be destroyed be delivered to that party at the recipient’s expense.

(c) During the period commencing on the date hereof and ending on the Closing, the Company shall, and shall cause the Sold Companies and the other Asset Sellers to, afford the Buyer and its counsel, accountants and other authorized representatives, and the Buyer shall afford the Company and its counsel, accountants and other authorized representatives, reasonable access, consistent with applicable Competition/Foreign Investment Laws, during normal business hours, upon reasonable advance notice to the officers, directors, employees, accountants and other advisors and agents, properties, books, records and contracts of the Asset

Sellers (with respect to the Business) and the Sold Companies (except that the Buyer shall not conduct any environmental sampling or testing without the prior written consent of the Company), on the one hand, or the Buyer and its subsidiaries, on the other hand, provided, that such access does not interfere in any material respect with normal business operations.  The parties agree that the provisions of the Confidentiality Agreement shall continue in full force and effect following the execution and delivery of this Agreement as provided in Section 5.18.  All information obtained by the Buyer and its counsel, accountants and representatives pursuant to this Section 5.2(c) shall be kept confidential in accordance with Section 5.18.

(d) The Company shall, and shall cause the Sold Companies and the other Asset Sellers, on the one hand, to use, and the Buyer, on the other hand, shall use, all commercially reasonable efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any Governmental Authority or other Person required in connection with the execution, delivery or performance of this Agreement by such party.  The parties agree to cause to be made all required notifications under the HSR Act within five Business Days following the date of this Agreement and to request early termination of the waiting period under the HSR Act.  The parties agree to cause to be made all appropriate filings under any other applicable Competition/Foreign Investment Law as soon as is reasonably practicable.  The Company shall, and shall cause the Sold Companies and the other Asset Sellers, on the one hand, to, and the Buyer, on the other hand, shall, respond as promptly as is reasonably practicable to any inquiries or requests for additional information or documentation received from any Governmental Authority charged with enforcing Competition/Foreign Investment Laws.  The Buyer agrees to use its best commercially reasonable efforts to avoid or eliminate each and every impediment under any Competition/Foreign Investment Law that is asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to enable the transactions contemplated hereby to occur as expeditiously as possible.  The Buyer shall use its best commercially reasonable efforts to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent), that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement.  The Buyer agrees to propose, negotiate and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of such assets or businesses of the Buyer (including the Sold Assets) or any of the Sold Companies (or otherwise take any action that limits the freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of any of the Sold Assets or the Sold Companies) as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated hereby; provided, however, that the Buyer shall not be required to take any action that it determines in its sole discretion could have a material and adverse effect on the intended benefits to it of the transactions described herein.  The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, subject to the applicable Competition/Foreign Investment Laws, any analyses, appearances, presentations, correspondence, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any applicable Competition/Foreign Investment Law.  Each party agrees to furnish the other party or its outside counsel, consistent with applicable Competition/Foreign Investment Laws, with copies of all documents and correspondence (i) prepared by or on behalf of such party for submission to any Governmental Authority and (ii) received by or on behalf of such party from any Governmental Authority, in each case in connection with the transactions contemplated hereby.  Each party agrees to use its commercially reasonable efforts to consult with and keep the other party informed as to the status of such matters.  The Buyer shall pay the filing fees required to be paid in connection with filings to be made under the HSR Act and each other applicable Competition/Foreign Investment Law.

(e) Nothing in this Agreement shall impose obligations on any of the Sellers to give the Buyer or its counsel, accountants or other authorized representatives access to information if such access could reasonably be expected to cause any of the Sellers to be in breach of any duty of confidence or any other duty or obligation under applicable Law (including Laws affecting privacy, personal information and the collection, handling, storage, processing, use or disclosure of data).

5.3 Tax Matters:  Cooperation; Preparation and Filing of Tax Returns; Transfer Taxes and other Tax Matters.

(a) Conduct of Business with respect to Taxes.  During the period from the date hereof to the Closing Date, the Company shall cause each of the Sold Companies to:  (i) timely file all Tax Returns required to be filed by it and all such Tax Returns shall be prepared in a manner consistent with past practice, (ii) timely pay all Taxes due and payable; and (iii) promptly notify the Buyer of any income, franchise or similar (or other material) Tax claim, investigation or audit pending against or with respect to each of the Sold Companies in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including material Tax liabilities and material Tax refund claims.

(b) Cooperation.  Subject to the other provisions of this Agreement, the Buyer and the Company agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to any of the Sold Companies or the Sold Assets (including access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return.  Further, the Company shall be permitted to retain, in its discretion, copies of any such books and records relating to any of the Sold Companies or the Sold Assets as is reasonably necessary for any of such purposes as set forth above.  The Buyer and the Company shall retain all books and records with respect to Taxes pertaining to the Sold Companies and the Sold Assets until the expiration of all relevant statutes of limitations (and, to the extent notified by the Buyer and the Company, any extensions thereof).  At the end of such period, each party shall provide the other with at least 60 days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.

(c) Preparation and Filing of Pre-Closing Period Tax Returns of the Sold Companies.  The Company shall prepare, or cause to be prepared, at the Company’s cost and expense, all Pre-Closing Period Tax Returns required to be filed by or on behalf of each of the Sold Companies.  All such Pre-Closing Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Sold Companies, except as required by applicable Law.  The Company shall deliver or cause to be delivered drafts of all such Pre-Closing Period Tax Returns to Buyer for its review at least thirty (30) days prior to the Due Date of any such Pre-Closing Period Tax Return; provided, however, that such drafts of any such Pre-Closing Period Tax Return shall be subject to the Buyer’s review and approval, which shall not be unreasonably withheld, conditioned or delayed.  If Buyer disputes any item on such Pre-Closing Period Tax Return, it shall notify the Company (by written notice within fifteen (15) days of receipt of such draft of such Pre-Closing Period Tax Return) of such disputed item (or items) and the basis for its objection.  If the Buyer does not object by written notice within such period, the amount of Taxes shown to be due and payable on such Pre-Closing Period Tax Return shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 5.3(c).  The Buyer and the Company shall act in good faith to resolve any dispute prior to the Due Date of any such Pre-Closing Period Tax Return.  If the Buyer and the Company cannot resolve any disputed item, the item in question shall be resolved by the CPA Firm, as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 5.3(c).  The fees and expenses of the CPA Firm shall be paid fifty percent (50%) by the Buyer and fifty percent (50%) by the Company.  The Company shall timely file all such Pre-Closing Period Tax Returns; provided, however, if any such Pre-Closing Period Tax Return is filed after the Closing and the Company is not authorized to file (and execute) such Pre-Closing Period Tax Return by applicable Law, the Buyer shall file (or cause to be filed) such Pre-Closing Period Tax Return (as finally determined pursuant to this Section 5.3(c)) with the appropriate Taxing Authority.  The Company shall pay all Taxes due and payable in respect of all Pre-Closing Taxes and Pre-Closing Period Tax Returns of each of the Sold Companies; provided, however, that if (i) any Pre-Closing Period Income Tax Return is due after the Closing and is to be filed (or caused to be filed) by the Buyer, the Company shall pay (in immediately available funds) all Income Taxes due and payable in respect of such Pre-Closing Period Income Tax Return to the Buyer no later than three (3) Business Days prior to the earlier of the date such Pre-Closing Period Income Tax Return is filed or the Due Date of such Pre-Closing Period Income Tax Return, and (ii) any Pre-Closing Period Tax Return (other than Pre-Closing Period Income Tax Returns) is due after the Closing and is to be filed (or caused to be filed) by the Buyer, the Buyer shall provide an accounting of all such Taxes owed by the Company to the Buyer (or, in the case of a refund due, owed by the Buyer to the Company pursuant to Section 5.6), not more frequently than once each month, and the Seller shall pay to Buyer (in immediately available funds) the total amount of Taxes due and payable in respect of Pre-Closing Periods reflected in each such accounting within (five) 5 Business Days of the Company’s receipt of such accounting.  In the event that the accounting reflects any refund, the provisions of Section 5.6 shall control.

(d) Preparation and Filing of Straddle Period Tax Returns of the Sold Companies.  The Buyer shall, at its expense, prepare and timely file, or cause to be prepared and timely filed, all Straddle Period Tax Returns required to be filed by the Sold Companies.  All Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of the Sold Companies, except as required by applicable Law.  The Buyer shall deliver or cause to be delivered drafts of all Straddle Period Tax Returns to the Company for its review at least thirty (30) days prior to the Due Date of any such Straddle Period Tax Return and shall notify the Company of the Buyer’s calculation of the Company’s share of the Taxes of such Sold Company for such Straddle Period (determined in accordance with Section 5.4(b)); provided, however, that such drafts of any such Straddle Period Tax Returns and such calculations of the Company’s share of the Tax liability for such Straddle Period (determined in accordance with Section 5.4(b)) shall be subject to the Company’s review and approval, which approval shall not be unreasonably withheld or delayed.  If the Company disputes any item on such Straddle Period Tax Return, it shall notify the Buyer (by written notice within fifteen (15) days of receipt of such Straddle Period Tax Return and calculation) of such disputed item (or items) and the basis for its objection.  If the Company does not object by written notice within such period, such draft of such Straddle Period Tax Return and calculation of the Company’s share of the Taxes for such Straddle Period shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 5.3(d).  The Buyer and the Company shall act in good faith to resolve any such dispute prior to the Due Date of such Straddle Period Tax Return.  If the Buyer and the Company cannot resolve any disputed item, the item in question shall be resolved by the CPA Firm as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 5.3(d).  The fees and expenses of the CPA Firm shall be paid fifty percent (50%) by the Buyer and fifty percent (50%) by the Company.  No later than three (3) Business Days prior to the earlier of the date a Straddle Period Income Tax Return of any of the Sold Companies is filed or the Due Date of such Straddle Period Income Tax Return, the Company shall pay to the Buyer in immediately available funds the amount of the Company’s share of the Tax liability for the Straddle Period determined pursuant to this Section 5.3(d) and Section 5.4(b).  With regard to any Straddle Period Tax Return (other than Straddle Period Income Tax Returns), the Buyer shall provide an accounting of all such Taxes owed by the Company to the Buyer (or, in the case of a refund due, owed to the Company by the Buyer) not more frequently than once each month, and the Company shall pay to the Buyer (in immediately available funds) the total amount of Taxes due and payable in respect of Straddle Periods reflected in each such accounting within (five) 5 Business Days of the Company’s receipt of such accounting.  In the event that the accounting reflects any refund, the provisions of Section 5.6 shall control.  With respect to each Straddle Period Tax Return for a Sold Company, the Company’s net share of the Tax liability pursuant to this Section 5.3(d) shall be determined by subtracting from the Company’s gross share of Tax liability determined pursuant to this Section 5.3(d) the amount of such Tax liability with respect to such Straddle Period Tax Return that was actually paid by such sold Company to a Governmental Authority on or prior to the Closing Date.

(e) Periodic Taxes Related to Sold Assets.  The Company shall be responsible for and shall pay all Taxes imposed on a periodic basis with respect to the Sold Assets, including Taxes related to real property (including any payments in lieu of Taxes) (“Periodic Taxes”), relating or attributable to (i) any Pre-Closing Period and (ii) with respect to any Straddle Period, the product of the entire amount of the Periodic Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in such Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period.  To the extent not filed on or prior to the Closing Date, all Tax Returns relating to Periodic Taxes for Pre-Closing Periods and Straddle Periods shall be filed by the Buyer, and the principles of Section 5.3(d) shall apply.  The Buyer shall provide an accounting of all such Periodic Taxes owed by the Company to the Buyer (or, in the case of a refund due, from the Buyer to the Company) not more frequently than once each month after the Closing, and the Company shall pay to the Buyer (in immediately available funds) the total amount of Taxes due and payable in respect of Straddle Periods reflected in each such accounting within (five) 5 Business Days of the Company’s receipt of such accounting.  In the event that the accounting reflects any refund, the provisions of Section 5.6 shall control.  The Company and the Buyer shall cooperate with each other in the preparation of Tax Returns relating to Periodic Taxes.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the past practice of the Asset Sellers with respect to the Sold Assets.

(f) Transfer Taxes.  The Buyer shall pay fifty percent (50%) of and the Company shall pay fifty percent (50%) of all (i) transfer, real property transfer, documentary, sales, use, stamp, recording and similar Taxes (including all applicable real estate transfer Taxes, but excluding any Taxes based on or attributable to income or gains) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby and (ii) Duties that may be imposed by any Governmental Authority in connection with the sale and transfer of the Shares by the Equity Sellers to the Buyer pursuant to the terms of this Agreement (together, “Transfer Taxes”).  The Buyer shall be responsible for preparing and filing all Tax Returns or other applicable documents in connection therewith, to the extent permitted by applicable Law.  The Sellers shall cooperate with the Buyer in the preparation and filing of all Tax Returns or other applicable documents for or with respect to Transfer Taxes.

(g) Termination of Tax Sharing Agreements.  Effective as of the Closing, any and all Tax Sharing Agreements between the Company and/or any of its Affiliates (other than the Sold Companies) and the Sold Companies shall be terminated and shall have no further effect thereafter and thereafter each of the Sold Companies shall not be bound thereby or have any liability thereunder.

(h) German VAT.  With regard to the Sold Assets, the parties hereto assume that the sale of these assets is a sale of an entire business that is not subject to VAT pursuant to Section 1 Para. 1a of the German Act on VAT.  In the event that the competent Taxing Authorities, contrary to such expectations, take a different position, the Sellers shall be entitled to charge legally owed VAT to the Buyer in addition to the Purchase Price.

5.4 Tax Indemnity.

(a) Indemnification by the Company.  The Company shall indemnify the Buyer and its Affiliates (including, after the Closing Date, the Sold Companies) and each of their respective officers, directors, employees and agents and hold them harmless from, against and in respect of (i) any and all Liabilities for any and all Pre-Closing Taxes and (ii) any and all Liabilities, costs, expenses (including reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any and all Pre-Closing Taxes.  The Tax indemnity provided under this Section 5.4(a) shall not cover Tax liabilities resulting from any transactions of any of the Sold Companies that are not in the ordinary course of business and that occur on the Closing Date (after the Closing) (other than transactions contemplated by this Agreement) and not as a result of an action of the Company or any of its Affiliates but that are caused by an action of the Buyer.  Unless otherwise required by Law, the parties agree that the Tax consequences of any such transaction described in the immediately preceding sentence shall be reflected on a Tax Return for a Post-Closing Period (or the portion of a Straddle Period beginning the day after the Closing Date) of the Sold Companies as provided under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) and any similar state, local or foreign Tax provisions.

(b) Computation of Liabilities.  To the extent permitted or required, the taxable year of each of the Sold Companies that includes the Closing Date shall close as of the end of the Closing Date.  For any taxable period of the Sold Companies that does not close on the Closing Date, the portion of any Taxes for a Straddle Period allocable to the portion of such Straddle Period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, the amount which would be payable (as determined from the books and records of the Company and the Sold Companies) if the taxable year ended on (and included) the Closing Date, and (ii) in the case of Taxes not described in Section 5.4(b)(i) (including Taxes imposed on a periodic basis (such as real property Taxes)), the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire period.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the past practice of the Sold Companies.

(c) Indemnification by the Buyer.  Subject to the provisions set forth in this Agreement, the Buyer and the Sold Companies shall indemnify the Company and its Affiliates against all (i) Taxes imposed on any of the Sold Companies for a Post-Closing Period and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date (determined in accordance with the principles of Section 5.4(b)), in each case, to the extent such Taxes are not Pre-Closing Taxes or Taxes for which the Company is responsible (or required to indemnify Buyer) pursuant to this Agreement as a result of a breach of a representation or warranty, or an obligation or covenant (or a breach thereof) or otherwise, and (ii) Periodic Taxes with respect to the Sold Assets for any Post-Closing Period and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date (determined in accordance with the principles of Section 5.3(e)), in each case, to the extent that such Periodic Taxes are not Pre-Closing Taxes or Taxes for which the Company is responsible (or required to indemnify the Buyer) pursuant to this Agreement as a result of a breach of a representation or warranty, or a covenant or obligation (or a breach thereof) or otherwise.

(d) Payment by the indemnitor of any amount due under Sections 5.3 or 5.4 shall be made within five (5) Business Days following written notice by the indemnitee that payment of such amounts to the appropriate Taxing Authority is due (or, in connection with Sections 5.3(c), (d), (e) and (f), are required to be paid by the Company to the Buyer or are the responsibility of the Company in whole or in part), provided that the indemnitor shall not be required to make any payment earlier than three Business Days before it is due (without regard to any extensions for filing the applicable Tax Return) to the appropriate Taxing Authority.  In the case of a Tax that is contested in accordance with the provisions of Section 5.5, payment of the Tax to the appropriate Taxing Authority shall not be considered to be due earlier than the date a final determination to such effect is made or agreed to by the appropriate Taxing Authority or court.  Amounts required to be paid by the Company for Taxes or otherwise pursuant to Sections 5.3 or 5.4 that are not paid on or prior to the date specified herein shall accrue interest at the Prime Rate until paid in full.

5.5 Procedures Relating to Indemnity of Tax Claims.

(a) If a claim shall be made against one party hereto or any of its Affiliates (the “Tax Indemnitee”) by any Taxing Authority, which, if successful, would result in an indemnity payment by the other party or one of its Affiliates (the “Tax Indemnitor”) pursuant to Section 5.4(a), Section 5.4(c) or pursuant to ARTICLE IX that is related or attributable to Taxes (other than any claim under ARTICLE IX that is related to a breach of a representation or warranty set forth in Section 3.11) (a “Tax Claim”), the Tax Indemnitee shall promptly notify the Tax Indemnitor in writing of such Tax Claim stating the nature and basis of such Tax Claim and the amount thereof, to the extent known; provided, however, that the failure or delay by the Tax Indemnitee to so notify the Tax Indemnitor shall not relieve the Tax Indemnitor of any obligation or liability that the Tax Indemnitor may have to the Tax Indemnitee, except to the extent that the Tax Indemnitor is adversely prejudiced as a result thereof.

(b) With respect to any Tax Claim that relates solely to a Pre-Closing Period, the Company shall have the exclusive right (at its own cost and expense) within the Tax Notice Period to assume and control the defense of and conduct negotiations in all Proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that the Company shall not take or advocate any action or position that could reasonably be expected to result in an increase in Taxes (or a reduction in a Tax attribute) of the Buyer or any of its Affiliates (including the Sold Companies) without the consent of the Buyer, which consent shall not be unreasonably withheld or delayed.  With respect to any Tax Claim that relates solely to a Post-Closing Period, the Buyer shall have the exclusive right within the Tax Notice Period to elect to assume and control the defense of and conduct negotiations in all Proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that the Buyer shall not take or advocate any position that could reasonably be expected to result in an increase in Taxes of the Company or any of its Affiliates (including the Sold Companies with respect to a Pre-Closing Period) without the consent of the Company, which consent shall not be unreasonably withheld or delayed.  With respect to any Tax Claim that relates to a Straddle Period, the parties shall cooperate within the Tax Notice Period to mutually assume and control the defense of and conduct negotiations in Proceedings taken in connection with such Tax Claim (including selection of counsel); provided, however, that if, with the consent of the other party, one party is permitted to assume and control the defense of and conduct negotiations in all Proceedings taken in connection with such Tax Claim, the controlling party shall not take or advocate any position that could reasonably be expected to result in an increase in Taxes of the other party or any of its Affiliates (including the Sold

Companies), without the consent of the other party or any of its Affiliates, which consent shall not be unreasonably withheld or delayed.  The Tax Indemnitor shall, within 15 Business Days of receipt of a notice with respect to a Tax Claim (the “Tax Notice Period”), notify the Tax Indemnitee in writing of its election to assume and control the defense of the Proceedings and conduct negotiations in connection with such Tax Claim to the extent permitted pursuant to this Section 5.5.  In the event that the Tax Indemnitor does timely notify the Tax Indemnitee of its election to assume and control the conduct of Proceedings and negotiations in connection with any Tax Claim as provided above, the Tax Indemnitee shall have the right to fully participate in such Proceedings and negotiations (including with counsel of its choice), at its sole expense, and the Tax Indemnitor shall cooperate with the Tax Indemnitee and its accountants and other representatives in connection with such participation and shall keep the Tax Indemnitee informed of all material developments and events relating to such Tax Claim (including promptly forwarding copies to the Tax Indemnitee of any related correspondence and shall provide the Tax Indemnitee with an opportunity to review and comment on any material correspondence before the Tax Indemnitor sends such correspondence to any Taxing Authority).  If the Tax Indemnitor does not deliver to the Tax Indemnitee within the Tax Notice Period written notice that it will assume and control the defense of the Proceedings and negotiations in connection with a Tax Claim, (i) the Tax Indemnitee may assume and control the defense, or cause any of its Affiliates (as applicable) to assume and control the defense, and conduct such Proceedings and negotiations in such manner as it may deem appropriate (and the Tax Indemnitor shall reimburse the Tax Indemnitee for all reasonable costs and expenses incurred in connection therewith), and (ii) the Tax Indemnitor shall have the right to fully participate in such Proceedings and negotiations (including with counsel of its choice), at its sole expense, and the Tax Indemnitee shall cooperate with the Tax Indemnitor and its accountants and other representatives in connection with such participation, and shall keep the Tax Indemnitor informed of all material developments and events relating to such Tax Claim (including promptly forwarding copies to the Tax Indemnitor of any related correspondence and shall provide the Tax Indemnitor with an opportunity to review and comment on any material correspondence before the Tax Indemnitee sends such correspondence to any Taxing Authority).

(c) Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Claims relating to the Sold Companies shall be governed exclusively by this Section 5.5 (and not ARTICLE IX).

5.6 Refunds; Treatment of Payments.

(a) The Buyer may, at its option, cause the Sold Companies to elect, where permitted by applicable Law, to carry forward or carry back any Tax attribute carryover that would, absent such election, be carried back to a Pre-Closing Period or Straddle Period.  The Buyer shall promptly notify the Company of and pay (or cause to be paid) to the Company (i) any refund of Taxes paid by any of the Sold Companies for any Pre-Closing Period actually received by the Buyer or any of its Affiliates or the Sold Companies and (ii) a portion of any refund of Taxes paid by a Sold Company for any Straddle Period (such portion to be allocated consistent with the principles set forth in Section 5.4(b)) actually received by the Buyer or any of its Affiliates or the Sold Companies, in each case, net of any Tax liabilities or increase in Tax liabilities imposed on the Buyer or its Affiliates or the Sold Companies resulting from such refund; provided, however, that the Company shall not be entitled to any refund to the extent such refund relates to (y) a carryback of a Tax attribute from any period ending after the Closing Date or (z) value added Tax or other comparable indirect Tax paid that was taken into account for the purposes of calculating the Final Net Working Capital.  The Buyer shall pay (or cause to be paid) the amounts described in the first sentence of this Section 5.6(a) within thirty (30) days after the actual receipt of the Tax refund giving rise to the Buyer’s obligation to make payment hereunder with respect thereto.  At the Company’s request, the Buyer shall reasonably cooperate with the Company in obtaining such refunds, including through the filing of amended Tax Returns or refund claims as prepared by the Company, at the Company’s expense; provided, however, that the Buyer shall not be required to cooperate with the Company in obtaining such refunds if such refund could reasonably be expected to adversely effect the Buyer or its Affiliates (or any of the Sold Companies) in any Straddle Period (relating to the portion of such Straddle Period beginning after the Closing Date) or Post-Closing Period.

(b) Adjustments to the Purchase Price.  The Buyer and the Company agree to treat any amounts payable after the Closing by the Company to Buyer (or by Buyer to the Company) pursuant to this Agreement as an adjustment to the Purchase Price, unless a final determination by the appropriate Taxing Authority or court causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.

5.7 Employees; Employment Matters.

(a) Employees.  For purposes of this Agreement, an “Active Employee” means (i) any employee of any Sold Company, other than those persons set forth on Schedule 5.7(a)(i) who shall be terminated by the Company prior to Closing and other than persons who have received notice of termination prior to the Closing and who are still employed on the Closing Date and (ii) any employee of any of the Asset Sellers who is employed in the Business on the Closing Date, including, in each case, the following employees, each of whom will be listed on Schedule 5.7(a), which shall be delivered to the Buyer at least five Business Days prior to the Closing Date:  (A) who are temporarily absent due to FMLA, military or other approved leave or absence in compliance with the applicable written policies of the Sold Companies or the Asset Sellers and listed on Schedule 3.11(a), applicable Law, or the applicable collective bargaining agreement for Union Employees; (B) who are on short- or long-term disability leave; (C) who are receiving workers’ compensation payments as required by Law and have the right to re-employment in accordance with applicable Law or the applicable collective bargaining agreement for Union Employees; or (D) are listed on the payroll of any Sold Company as of the Closing Date.  Subject to Section 5.7(o), the Buyer shall cause the Sold Companies not to terminate the employment of their respective employees on the Closing Date.  In addition, on or prior to the Closing Date, the Buyer shall make offers of ongoing employment at substantially the same level of compensation as in effect immediately prior to the Closing to all Active Employees of the Asset Sellers who are located in the United States as of the Closing (conditional upon the Closing), other than those persons set forth on Schedule 5.7(a)(ii) and other than persons who have received notice of termination prior to the Closing and who are still employed on the Closing Date.  All Active Employees of the Asset Sellers described in the immediately preceding sentence who accept the Buyer’s offer of employment as of the Closing Date are hereinafter referred to collectively as the  “Transferred Employees.”

(b) Cessation of Active Participation in Company Benefit Plans.  Effective as of the Closing Date all Transferred Employees will cease active participation in, and any benefit accrual under, each of the Company Benefit Plans (other than the Assumed Plans), except as required by law or collective bargaining agreement or as otherwise provided below in this Section 5.7 with respect to transition services to be provided by the Company or its Affiliates.

(c) Continuation of Comparable Benefit Plans/Prior Service.  As of the Closing Date and for a period of one year thereafter, for so long as a Transferred Employee continues employment during such period, the Buyer shall, or shall cause its Affiliates to, maintain employee benefit plans, programs, policies and arrangements for Transferred Employees (other than Transferred Employees who are subject to a collective bargaining agreement (such employees, the “Union Employees”)) that, in the aggregate, are substantially comparable to the Company Benefit Plans covering such Transferred Employees as in effect immediately prior to the Closing.  To the extent not otherwise required by or resulting from the operation of Law, the Buyer shall recognize each Transferred Employee’s service with the applicable Asset Seller or any of its Affiliates or predecessors as of the Closing as service with the Buyer for purposes of vesting and eligibility to participate in any applicable benefit plan established by the Buyer after the Closing, but only to the extent such prior service is credited under the corresponding Company Benefit Plan as of the Closing.  As of the Closing Date and for a period of one year thereafter, for so long as an Active Employee continues employment during such period, the Buyer shall cause the Sold Companies to maintain employee benefit plans, programs, policies and arrangements for Active Employees that, in the aggregate, are substantially comparable to the Company Benefit Plans covering such Active Employees as in effect immediately prior to the Closing.

(d) Collective Bargaining Agreements.  The Buyer shall, or shall cause its subsidiaries to, assume or maintain the obligations pursuant to the terms of the collective bargaining agreements set forth on Schedule 3.12 with respect to Union Employees and shall employ all Union Employees covered by said agreements under the same terms and conditions of employment as existed at the Closing.

(e) Welfare Plans.  On and after the Closing, to satisfy Section 5.7(c) the Buyer shall  provide welfare benefit coverage for all Transferred Employees and their respective dependents to immediately continue or replace their welfare benefit coverages most recently in effect prior to the Closing Date under Company Benefit Plans that are welfare benefit plans by:  (i) assuming the Assumed Plans that are welfare benefit plans (the “Buyer’s Assumed Welfare Plans”); (ii) joining, pursuant to the Transition Services Agreement, as an additional participating Employer any or all Company Benefit Plans that are welfare benefit plans sponsored by the GasServ United States portion of the Business and maintained exclusively for employees of that portion of the Business (the “Buyer’s Joined Welfare Plans”); and (iii) establishing such new Buyer welfare plans, or amending existing Buyer welfare plans (together the “Buyer’s Replacement Welfare Plans”), as needed to provide welfare benefit coverage to Transferred Employees.  Collectively the Buyer’s Assumed, Joined and Replacement Welfare Plans shall be referred to herein as “Buyer’s Welfare Plans.”  Coverage for all Transferred Employees and their respective dependents under the Company Benefit Plans that are not Buyer’s Assumed Welfare Plans or Buyer’s Joined Welfare Plans (the “Seller’s Welfare Plans”) shall cease to be effective as of the Closing Date.  The “Buyer’s Welfare Plans” shall provide coverage and benefits for all

Transferred Employees and their respective eligible spouses and other dependents effective as of the Closing.  The Buyer, its Affiliates, the Sold Companies and the Buyer’s Welfare Plans (including only the Buyer’s portion of any Buyer’s Joined Welfare Plans) shall be liable for all covered welfare benefit claims of any Transferred Employees and their respective eligible spouses and dependents on or after the Closing Date, to the extent such claims are incurred on or after the Closing Date, while the Asset Sellers shall retain exclusive responsibility and liability for all welfare benefit claims of the Transferred Employees and their respective eligible spouses and  other dependents incurred before the Closing Date.  For purposes of this Section 5.7(e), a claim shall be deemed “incurred” on the date that the event that gives rise to the claim occurs (for purposes of life insurance, severance, sickness, accident and disability programs) or on the date that the service was rendered or the supply was purchased (for purposes of health care programs).  The Buyer shall, or shall cause the Sold Companies to, waive any pre-existing condition limitations and eligibility waiting periods under the Buyer’s Welfare Plans (but only to the extent such pre-existing condition limitations and eligibility waiting periods were satisfied under the Company Benefit Plans as of the Closing Date) and shall recognize (or cause to be recognized) the dollar amount of all expenses covered under the relevant Company Benefit Plans and incurred prior to Closing Date by Transferred Employees and their respective spouses and other dependents during the calendar year in which the Closing Date occurs for purposes of satisfying the deductibles and co-payment or out-of-pocket limitations for such calendar year under the relevant Buyer’s Welfare Plans.

(f) Assumed Plans.  Effective as of the Closing Date, to satisfy Section 5.7(c) and the applicable collective bargaining agreements, the Buyer shall assume sponsorship of and all obligations under, Liabilities with respect to, and assets (if any) with respect to, the Company Benefit Plans set forth on Schedule 5.7(f), including retirement plans and a number of exclusively United States GasServ health and welfare benefit plans (the “Assumed Plans”); provided, however, that notwithstanding the foregoing, Harsco GmbH shall retain all pension liabilities related to former employees or managing directors (or their respective entitled dependents in each case) of Harsco GmbH that belonged to the Business and that, as of the Closing, are either pensioners, or former employees or managing directors with vested pension rights (or their respective entitled dependents in each case).  The Company shall take all actions necessary to transfer such sponsorship, Liabilities, assets (if any), Plan records and Plan funding and service agreements to the Buyer as of the Closing Date and the Buyer shall reasonably cooperate with the Company in connection therewith.  Prior to the Closing, the Company shall cause the members of any committee charged with administrative and/or fiduciary responsibility with respect to any of the Assumed Plans to relinquish their membership in such committee effective as of the Closing Date.  The Buyer shall, or shall cause the Sold Companies to, appoint all administrators, fiduciaries and others responsible for the Assumed Plans on and after the Closing Date.  As of the Closing Date or as soon as practicable thereafter, the Company shall direct the appropriate trustee (the “Trustee”) of a trust which provides funding for such Assumed Plan and which trust is not also being assumed with the Assumed Plan (the “Trust”) to transfer the assets held in the Trust with respect to such Assumed Plan in the form of cash (or other marketable assets reasonably acceptable to the Buyer) from such Trust to a trust (or trusts) or other funding vehicle acceptable to the Company maintained or established by the Buyer for such Assumed Plan that is tax-exempt (if the funding vehicle is a trust and is for a retirement plan) under Section 501(a) of the Code.  The Company shall cause the Trustee to provide the Buyer with all pertinent information, reports and records held by the Trustee and reasonably requested by the Buyer documenting the value of the assets of the Trust and the transfer of same as set forth in this Section 5.7(f).  Notwithstanding any other provision of this Agreement to the contrary, any transfer of assets from a Trust shall be effected in accordance with all applicable Laws.  The Company shall cooperate with the Buyer to facilitate the assignment to, or assumption by, the Buyer of any trust (if not transferred as provided above), insurance policy or other Plan funding or service contract in effect at Closing with respect to any Assumed Plan.

(g) Retirement Plans.  Upon the consummation of the transactions contemplated by this Agreement, the Company shall cause the Harsco Corporation Savings Plan, the Harsco Corporation Retirement Savings and Investment Plan and any other tax-qualified defined contribution or defined benefit Company Benefit Plan that is a retirement plan and not an Assumed Plan (the “Company’s Retirement Plan”) to provide that any Transferred Employee who was a participant in such a Company’s Retirement Plan immediately prior to the Closing Date shall be entitled to receive a distribution of his or her benefits to the extent provided under the terms of such Company’s Retirement Plan.  The Buyer shall cause a defined contribution plan or plans sponsored by the Buyer or its Affiliates to accept direct rollovers (described in Section 402(c) of the Code) of distributions which the Transferred Employees elect to make from the Company’s Retirement Plan to such Buyer’s Plan in the form of cash, or in the case of Transferred Employees who have outstanding participant loans under the Company’s Retirement Plan on the rollover date, in the form of a transfer of the promissory note for such participant loan (to the extent such in-kind rollover is permitted by the Buyer’s Plan fiduciaries, which permission the Buyer shall use commercially reasonable efforts to procure), and the Company shall reasonably cooperate with the Buyer in connection with effectuating such rollovers.

(h) Accrued Vacation.  The Buyer shall, or shall cause the Sold Companies to, credit each Transferred Employee with the accrued and unused vacation days to which such Person is entitled through the Closing, and any personal and sickness days accrued by such employees as of the Closing Date, in each case to the extent a corresponding accrual is included in the Final Net Working Capital.  In the event the Company is required by Law to pay Transferred Employees at Closing for any such accrued and unused vacation days, Buyer shall reimburse the Company for such payments, but only to the extent a corresponding accrual is included in the Final Net Working Capital.

(i) Flexible Benefits.  The Buyer shall permit the elections made by Transferred Employees for the plan year that contains the Closing Date under a flexible benefits program of the Asset Sellers (the “Company’s Flexible Account Plan”) to continue under one or more flexible benefits programs maintained by the Buyer for the benefit of the Transferred Employees (the “Buyer’s Flexible Account Plan”) which plan(s) shall be substantially comparable to the Company’s Flexible Account Plan if it is not a Buyer’s Assumed Welfare Plan or a Buyer’s Joined Welfare Plan. After the Closing Date, the Buyer’s Flexible Account Plan shall be liable for reimbursement of all reimbursable medical and dependent care claims incurred by Transferred Employees in the year in which the Closing occurs, to the extent that such claims are unpaid as of the Closing Date.  As soon as practicable following the Closing, the Asset Sellers shall spin-off and transfer to any Buyer’s Flexible Account Plan (which is not a Buyer’s Assumed or Joined Welfare Plan) all obligations, liabilities and records of the Company’s Flexible Account Plan attributable to Transferred Employees and their dependents and beneficiaries, together with assets equivalent to such Transferred Employees’ flexible spending plan account balances determined immediately prior to the Closing, and the Buyer’s Flexible Account Plan shall credit each such Transferred Employee’s flexible spending account with the balance so transferred from the Asset Sellers.  Each Transferred Employee eligible to participate in the Buyer’s Flexible Account Plan shall be permitted to continue his or her election in effect under the Company’s Flexible Account Plan for the remainder of the calendar year in which the Closing shall occur, and the Buyer’s Flexible Account Plan shall honor any claims incurred by a Transferred Employee during the calendar year that would otherwise be an eligible expense under the Company’s Flexible Account Plan, whether or not such expense was incurred before or after the Closing Date.  The Asset Sellers shall provide the Buyer with all information reasonably requested by the Buyer in order for the Buyer and the Buyer’s Flexible Account Plan to satisfy the obligations set forth in this Section 5.7(i).

(j) Continuation Coverage.  The Company shall have the sole responsibility to offer “continuation coverage” benefits from and after the Closing Date to Transferred Employees and “qualified beneficiaries” of such Transferred Employees for whom a “qualifying event” occurs prior to or in connection with the Closing.  With respect to individuals located in the United States, the Company shall be solely responsible for providing continuation coverage to all Active Employees of any Asset Seller who are not Transferred Employees and all individuals previously employed by any Asset Seller who are receiving or are eligible to receive continuation coverage as of the Closing Date based on a “qualifying event” that occurs prior to or in connection with the Closing.  The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” shall have the meanings ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA, and shall also include similar obligations arising under state insurance law with respect to insured health and welfare plans.  Responsibility for any such continuation coverage shall not transfer to the Buyer, or to any of its benefit plans, in the event the Company discontinues any or all of its benefit plans before such continuation coverage obligation would otherwise expire.

(k) Workers’ Compensation.  The Asset Sellers will bear the entire cost and expense of workers’ compensation claims arising out of injuries sustained before the Closing Date (including (A) injuries identifiably sustained within twelve (12) months after the Closing Date that are aggravations or reinjuries of injuries that were sustained before the Closing Date, and (B) treatment after the Closing required to treat injuries sustained before the Closing) by (i) Transferred Employees located in the United States, or (ii) former employees of the Asset Sellers who were employed in the Business and located in the United States as of their terminations of employment.  The Buyer will bear the entire cost and expense of workers’ compensation claims first arising out of injuries sustained on or after the Closing Date by Transferred Employees located in the United States (including injuries identifiably sustained more than twelve (12) months after the Closing Date that may be aggravations or reinjuries of injuries that were sustained before the Closing Date).  With respect to workers’ compensation claims referred to in the first sentence of this Section 5.7(k), the Company shall be responsible for handling and directing the administration of such claims, with the reasonable cooperation and assistance of the Buyer and its Affiliates pursuant to the Cooperation Agreement.

(l) Cooperation, Records and Privacy.  The parties agree to furnish each other with such information concerning employees, employee payroll and employee benefit plans, subject to confidentiality and privacy considerations (including, where applicable, HIPAA privacy restrictions), and to take all such other action, as is necessary and appropriate to effect the transactions contemplated hereby.

(m) German Employment Matters.  The Company and the Buyer agree that the employment agreements of the Active Employees who are located in Germany as of the Closing (the “German Transferred Employees”) shall be subject to an automatic transfer pursuant to Section 613a of the German Civil Code to the Buyer or to an Affiliate of the Buyer.  The names of the German Transferred Employees are listed on Schedule 5.7(m).  The Company and the Buyer agree to jointly inform the German Transferred Employees with an information letter pursuant to Section 613a of the German Civil Code without undue delay.  The Buyer shall assume the Liabilities vis-à-vis the German Transferred Employees to the extent required by Section 613a of the German Civil Code.  Harsco GmbH shall retain all pension liabilities related to former employees or managing directors (or their respective entitled dependents in each case) of Harsco GmbH that belonged to the Business and that, as of the Closing, are either pensioners, or former employees or managing directors with vested pension rights (or their respective entitled dependents in each case).  The Company and the Buyer agree that all employment-related costs until the transfer of the German Transferred Employees, including the salaries until the Closing Date and any severance Liabilities relating to pre-Closing terminations (even if payable post-Closing), shall be borne by Harsco GmbH, while the employment-related costs on and after the Closing Date shall be borne by the Buyer, including those costs that become due after the transfer but also relate to a time period prior to the Closing Date.  To the extent that any provision of this Section 5.7(m) with respect to any German Transferred Employee conflicts with any other provision of Section 5.7, this Section 5.7(m) shall control.

(n) Buyer Indemnity.  The Buyer agrees to indemnify and hold harmless the Company Indemnified Persons from and against any Liability or Loss suffered, paid or incurred by any Company Indemnified Person in relation to any Assumed Plan (to the extent such Liability is assumed hereunder) or in relation to the wages, salaries, remuneration, compensation or any other benefits accrued and arising out of the employment after the Closing of any Active Employees of any of the Sold Companies or any Transferred Employee and payable to or accrued by them on or after the Closing Date, including annual leave, leave loading, long service leave, sick leave and any entitlement to severance or redundancy payments; provided, however, that the foregoing indemnity shall not apply to (and Buyer is not assuming any Liability for) (i) any severance or other Liabilities arising out of terminations of any Active Employees of any of the Sold Companies or any Transferred Employee prior to the Closing, or (ii) the salaries and wages, bonus accrual or incentive accrual with respect to the employees of the Asset Sellers that were accrued as of the Closing Date.

(o) No Right to Employment.  Nothing herein expressed or implied shall confer upon any of the employees of the Company, the Buyer, the Sold Companies or any of their respective Affiliates, any additional rights or remedies, including any additional right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

(p) No Third Party Beneficiary.  No provision in this Section 5.7 shall (i) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Asset Sellers, the Buyer, the Sold

Companies or any other Person other than the parties hereto and their respective successors and permitted assigns, (ii) constitute or create, or be deemed to constitute or create, an employment agreement or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by the Company or any of its Affiliates.

5.8 Labor Matters.  The Company shall take, or cause to be taken, any and all actions in connection with any required notification to, or any required consultation with, the employees, employee representatives, work councils, unions, labor boards and relevant government agencies concerning the transactions contemplated by this Agreement with respect to the employees of any of the Sold Companies, and the Buyer will reasonably cooperate with the Company in connection with the foregoing, including by providing any such notification requested by the Company, whether before or after the Closing.  The Buyer shall be responsible for any Liability or obligation of any of the Sellers under the WARN Act that is triggered by, results from or arises out of any action taken by the Buyer after the Closing.

5.9 Financing.  The Buyer shall use its best commercially reasonable efforts to obtain the financing on the terms described in the Commitment Letters.  The Buyer shall use its best commercially reasonable efforts to maintain the Commitment Letters (other than the Commitment Letter provided by Wind Point Partners VI, L.P. (the “Wind Point Equity Commitment Letter”)) in full force and effect.  The Buyer shall maintain the Wind Point Equity Commitment Letter in full force and effect.  If any Commitment Letter is terminated by the lender or equity provider thereunder or such funds shall not otherwise be available, the Buyer shall use its best commercially reasonable efforts to obtain an alternative source or sources for the corresponding amount of Transaction Financing on substantially similar terms (“Substitute Financing”).  The Buyer shall, promptly following the Company’s request, provide the Company with such information as the Company may reasonably request regarding the status of the Transaction Financing (but not including copies of the draft or definitive financing agreements).  The Buyer will provide prompt written notice to the Company of any notice by the lender or equity provider under any Commitment Letter or the lender or lenders or equity providers of any Substitute Financing of its or their unwillingness or inability to provide the Transaction Financing and the stated reasons therefor, if known.

5.10 Contact With Customers and Suppliers.  Prior to the Closing, the Buyer shall use commercially reasonable efforts to cooperate with and assist the Company in preserving each of the Sold Companies’ business organization and operations and the goodwill of those having business relationships with such Sold Companies.  Consistent with applicable Competition/Foreign Investment Laws, the Buyer and its representatives shall be permitted to contact and communicate with the employees, customers, suppliers and licensors of the Sold Companies and any Asset Seller (with respect to the Business) in connection with the transactions contemplated hereby only with the prior written consent of the Company, which consent may be conditioned upon a designee of the Company being present at any such meeting or conference.

5.11 Non-Solicitation.  For a period of 12 months following the Closing Date, the Buyer agrees that, except as provided in Section 5.7(a), it shall not, and shall cause its Affiliates not to, solicit any employee of the Company or its Affiliates for employment by the Buyer or any of its Affiliates without the prior written consent of the Company.  An employee shall be deemed not to have been solicited for employment if such employee responded to a general solicitation.

5.12 Closing and Disclosure Schedules.  Each of the Buyer and the Company shall use commercially reasonable efforts to cause the conditions set forth in Sections 6.1 and 6.2 (in the case of the Buyer) and Sections 7.1 and 7.2 (in the case of the Company) to be satisfied by the Closing Date.  From the date hereof until the Closing, each party shall disclose to the other party in writing (solely in the form of updated Disclosure Schedules) any material variances from the representations and warranties contained in ARTICLE III and/or ARTICLE IV hereof promptly upon discovery thereof.  The Company shall deliver to the Buyer a supplement to the Disclosure Schedules specifying its additions or changes promptly upon discovery thereof; provided, however, that any such supplement shall not be taken into account for purposes of determining whether the condition in Section 7.1 is satisfied, whether a party has a right to terminate this Agreement under Article VIII hereof or whether a party has a right to indemnification under Article IX hereof.

5.13 Reserved.

5.14 Corporate Names.

(a) The Buyer shall remove or cover, or shall cause the Sold Companies to remove or cover, the names “Harsco” and “MultiServ” and any trademarks, trade names, brandmarks, brand names, trade dress or logos relating to such names, from all:  (i) invoices, sales acknowledgement forms and other shipping documents (including bills of lading, packing lists and export documents) of the Sold Companies or the Sold Assets no later than ninety (90) days after the Closing Date, unless such period is extended with the consent of the Company, such consent not to be unreasonably withheld; (ii) signage, letterhead (including internal memo forms and fax forms), envelopes, business cards, sales literature, exhibits and displays and promotional items of the Sold Companies or the Sold Assets no later than one hundred and eighty (180) days after the Closing Date, unless such period is extended with the consent of the Company, such consent not to be unreasonably withheld.  Buyer shall have the right to continue to manufacture or have manufactured the products (including identification plates) and packaging (including shipping boxes and packaging materials) bearing the names “Harsco” and “MultiServ” for a period not to exceed one hundred and eighty (180) days following the Closing Date and thereafter to continue to sell such products and packaging for a period not to exceed eighteen (18) months following the Closing Date, as reasonably required, to exhaust the inventory of such products and packaging existing as of one hundred and eighty (180) days following the Closing Date.  Notwithstanding anything to the contrary herein, it is understood and agreed that the Buyer shall not have any obligation to remove or cover the names “Harsco” or “MultiServ” or any trademarks, trade names, brandmarks, brand names, trade dress or logos relating to such names from any products (including identification plates) or packaging (including shipping boxes and packaging materials) under a consignment agreement as of the Closing Date or at consignment locations as of the Closing Date or shipped to consignment locations in the first 180 days after the Closing Date.  The Buyer shall have the right to continue to produce product instruction manuals and instruction sheets bearing the names “Harsco” and “MultiServ” for a period not to exceed thirty (30) days following the Closing Date and thereafter to continue to use such instruction manuals and instruction sheets following the Closing to exhaust the inventory of such instruction manuals and instruction sheets existing as of thirty (30) days following the Closing Date.  Except as provided in this Section 5.14(a), the Buyer shall neither use nor permit any of the Sold Companies or any of its Affiliates to use the names “Harsco” and “MultiServ” or any trademark, trade name, brandmark, brand name, trade dress or logo relating or confusingly similar to such names, in connection with the businesses of the Sold Companies or otherwise.  As soon as reasonably practicable after the Closing, but in any event no later than ninety (90) days thereafter, the Buyer shall cause each of the Sold Companies to amend its certificate of incorporation, partnership agreement, limited liability company agreement, constitutional documents and other applicable documents, subject to any required consent or approval of any other partner or member, which the Buyer shall use its commercially reasonable efforts to obtain, so as to delete any reference to “Harsco” and “MultiServ” in its legal name and, within such 90-day period, to make all required filings with Governmental Authorities to effect such amendments.

(b) As soon as reasonably practicable after the Closing Date, but in any event no later than ninety (90) days after the Closing Date unless such period is extended with the consent of the Buyer, such consent not to be unreasonably withheld, the Company shall (and shall cause its Affiliates to) remove or cover the names “GasServ”, “Taylor-Wharton”, “American Welding & Tank”, “Structural Composites Industries”, “Sherwood” and any other trademarks, trade names, brandmarks, brand names, trade dress or logos acquired by the Buyer hereunder, including without limitation those listed on Schedule 3.13, from all signs, billboards, advertising materials, telephone listings, labels, stationery, office forms, packaging or other materials of the Company and its Affiliates.  Thereafter, the Company shall neither use nor permit any of its Affiliates to use such trademarks, trade names, brandmarks, brand names, trade dress or logos or any confusingly similar variation thereof in connection with its businesses or otherwise.  As soon as reasonably practicable after the Closing Date, but in any event no later than ninety (90) days thereafter, the Company shall (and shall cause each of its Affiliates to) amend its certificate of incorporation, partnership agreement, limited liability company agreement, constitutional documents and other applicable documents so as to delete any reference to “GasServ”, “Taylor-Wharton”, “American Welding & Tank”, “Structural Composites Industries”, “Sherwood” or any other trademarks, trade names, brandmarks, brand names, trade dress or logos acquired by the Buyer hereunder, including without limitation those listed on Schedule 3.13, in its legal name and, within such 90-day period, to make all required filings with Governmental Authorities to effect such amendments.

(c) Notwithstanding anything to the contrary set forth in this Agreement, upon the Closing Date, the Company shall (and shall cause its Affiliates to) immediately cease all use of the trademarks and domain names set forth in subsection 3.13(o) of Schedule 3.13.  Thereafter, the Company shall (and shall cause its Affiliates to) not take any action to further prosecute, register or renew any of the trademarks and domain names set forth in subsection 3.13(o) of Schedule 3.13.  Buyer shall have the exclusive right, for a period not to exceed the lesser of six (6) months after the Closing Date or the expiration of the applicable domain name registration, to use the domain names set forth in subsection 3.13(o) of Schedule 3.13 for the purpose of automatically redirecting traffic to Buyer’s “gasserv.com”  Web Site or other Internet Web Site used by Buyer in connection with its business.  Thereafter, the Buyer shall not take any action to renew or re-register any of the domain names identified in subsection 3.13(o) of Schedule 3.13.

5.15 Further Actions.

(a) Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be reasonably required to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the Company agrees that it shall use its best commercially reasonable efforts to obtain prior to the Closing all consents and to deliver prior to the Closing all notices required in connection with the transactions contemplated hereby, including those listed on Schedule 3.6, and shall provide reasonable cooperation with respect to the conduct of the litigation matters described on Schedule 2.4(a)(v), governmental reporting obligations and accounting systems support.  Moreover, the Company agrees that it will promptly, but in no event less than 2 days after receipt by it, forward to Buyer all written communications, correspondence, e-mail, notices and inquiries addressed to or relating to the Business.

(b) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign or transfer any asset if any attempted sale, conveyance, assignment or transfer of such asset, without the consent of another Person to such transfer, would constitute a breach by the applicable Seller or the Buyer with respect to such asset if such consent shall not have been received.  If any required consent is not obtained on or prior to the Closing, the Company shall, and shall cause the applicable Seller to, use its best commercially reasonable efforts to (i) provide to the Buyer the material benefits of the applicable contract, agreement, permit or other asset, (ii) cooperate in any reasonable and lawful arrangement designed to provide such material benefits to the Buyer and (iii) enforce at the request of the Buyer and for the account of the Buyer and at the Buyer’s expense any rights of such Seller arising from any such contract or agreement (including the right to elect to terminate or renew such contract or agreement in accordance with the terms thereof upon the request of the Buyer).  Without limiting the generality of the foregoing, the Company agrees that it will, if so requested by the Buyer, continue to sell Products and/or provide services to BOC Group, plc, BOC Group, Inc., and their respective Affiliates pursuant to the contracts set forth as items 6 and 12 on Schedule 3.6, with such Products and services being subcontracted to the Buyer in full at no cost to the Buyer.  The Company will enter into similar subcontracting arrangements with respect to the other unassigned contracts at the Buyer’s reasonable request.

(c) The parties shall cooperate to prepare as soon as reasonably practicable any and all Ancillary Agreements not prepared as of the date of this Agreement.  In addition, the parties hereby agree that each agreement, arrangement or other instrument as shall be required under Law in order to transfer the Sold Assets, the Assumed Liabilities, and the Shares shall include only those representations, warranties and indemnities provided for in this Agreement and such other provisions as are required by Law to give effect to such transfer.  It is the intention of the parties, notwithstanding the provisions of any such agreement, arrangement or other instrument, that no purchase and sale contemplated by any such agreement, arrangement or instrument shall be consummated earlier than simultaneous with the Closing.  Accordingly, each of the parties will take such action as may be necessary to ensure that no closing under any such agreement, arrangement or instrument occurs prior to the Closing.

5.16 Elimination of Certain Obligations.  (a)  Immediately prior to the Closing, the Company shall cause all Intercompany Obligations payable or receivable as of and for all periods through the Closing Date to be paid, received or otherwise satisfied in full, with the result that as of and following the Closing, there shall be no further obligation or liability with respect to any Intercompany Obligations as of the Closing Date.

(b) At or prior to the Closing, the Company shall cause all Debt Obligations, if any, of the Sold Companies and of the Asset Sellers (with respect to the Business), including the Recourse Financing, to be repaid in full or otherwise satisfied or eliminated without any continuing liability or obligation of the Sold Companies or the Buyer.

(c) At or prior to the Closing, the Company shall cause all Third Party Expenses and Change of Control Payment obligations, if any, of the Sold Companies to be paid, received or otherwise satisfied in full, with the result that as of and following the Closing, there shall be no further obligation or liability of the Sold Companies or the Buyer with respect to any such Third Party Expenses or Change of Control Payment obligations as of the Closing Date.

(d) The Company shall cause an amount equal to all accrued salaries and wages through the Closing with respect to the employees of the Asset Sellers to be paid when due in the ordinary course of business.  The Company shall cause an amount equal to any bonus and incentive pay accrued prior to Closing to be paid to employees of the Asset Sellers in accordance with the terms of the Company’s bonus and incentive pay plans.

5.17 Bulk Transfer Laws.  Without limitation of Section 9.1(g), the Buyer and the Company hereby waive compliance with any bulk transfer Laws applicable to the transactions contemplated by this Agreement.

5.18 Confidentiality.

(a) The Buyer hereby confirms and agrees that, with respect to any information directly or indirectly furnished by or on behalf of any Seller, whether before, on or after the date hereof, the Buyer shall continue to be bound by the terms of the Confidentiality Agreement.

(b) The Buyer understands and agrees that the Sellers are making available confidential information and trade secrets to the Buyer concerning the operations of the Sellers and the Business, which information would be damaging to the Sellers and their Affiliates if disclosed to a competitor or made available to any other Person, and that such information has been divulged in confidence.  The Buyer acknowledges that after the Closing the Company and its Affiliates could be irreparably damaged if any nonpublic or proprietary information about the Company or its Affiliates that does not relate to the Business, the Sold Assets, the Assumed Liabilities or the Sold Companies were disclosed by the Buyer or its Affiliates after the Closing to any Person other than the Company or its Affiliates, and the Buyer will not, and will cause its officers, directors, employees and other Affiliates not to, following the Closing Date, without the prior written consent of the Company, disclose or use (or permit to be disclosed or used) in any way any such information, unless (i) compelled to disclose such confidential information by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law and, in any such event, the Buyer shall, to the extent practicable, give the Company prompt written notice of any such requirement prior to any such disclosure, (ii) such confidential information is generally available to the public through no fault of the Buyer or any of its Affiliates, or (iii) such confidential information is publicly disclosed by the Buyer or its Affiliates with the Company’s prior written consent.

5.19 Exclusivity.  From the date hereof until the Closing or the earlier termination of this Agreement pursuant to Section 8.1, the Company will not, and will not permit the Sellers or any Sold Company to, directly or indirectly:  (a) solicit, initiate or encourage any inquiry, proposal or offer from any Person relating to any transaction involving the sale of all or any material part of the Business, the Shares or the Sold Assets (other than in the ordinary course of business), or any merger, consolidation, business combination, or similar transaction involving the Business, any Seller (other than the Company) or any Sold Company (an “Acquisition Transaction”); (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than the Buyer) relating to or in connection with a possible Acquisition Transaction or facilitate an Acquisition Transaction in any manner; or (c) accept any proposal or offer from any Person (other than the Buyer) relating to a possible Acquisition Transaction.

5.20 Capital Expenditures.  From and after the date of this Agreement and until the Closing, the Company (with respect to the Business) shall, and the Company shall cause the Sold Companies and the other Asset Sellers (with respect to the Business) to, make such capital expenditures as are reasonably required to support the Business in the ordinary course of business consistent with past practice, including with respect to those projects identified on Schedule 5.20.

5.21 Post-Signing Statements.  The Company shall promptly (but in no event more than 15 days after the end of the relevant period) deliver to the Buyer copies of monthly financial statements of the Business during the period from the date hereof through the Closing Date.  All such monthly financial statements when delivered to the Buyer shall be included in the definition of “Interim Financial Statements” for purposes of Section 3.4.

ARTICLE VI
CONDITIONS TO THE COMPANY’S OBLIGATIONS

The obligation of the Company to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any and all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law); provided, however, that the Company may not rely on the failure of any condition set forth in this ARTICLE VI if such failure was caused by the Company’s failure to comply with any provision of this Agreement:

6.1 Representations and Warranties.  The representations and warranties made by the Buyer in this Agreement shall be true and correct (provided that any representation and warranty contained herein that is subject to a materiality, material adverse effect or similar qualification will not be so qualified for purposes of determining the existence of any breach thereof on the part of the Buyer) as of the Closing Date as though such representations and warranties were made at such date (except to the extent such representations and warranties are made as of a specified date, which representations and warranties, subject to the elimination of any materiality qualifications as provided in the parenthetical above, shall be true and correct as of such earlier date), except for such breaches that would not, individually or in the aggregate with any other breaches on the part of the Buyer, reasonably be expected to materially and adversely affect the ability of the Buyer to consummate the transactions contemplated by this Agreement.

6.2 Performance.  The Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by it prior to the Closing and shall have delivered the items in Section 2.10(b) hereof.

6.3 Officer’s Certificate.  The Buyer shall have delivered to the Company a certificate, dated as of the Closing Date and executed by an executive officer of the Buyer, certifying to the fulfillment of the conditions specified in Sections 6.1 and 6.2.

6.4 HSR Act; Competition/Foreign Investment Law.  All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated and all approvals or clearances under any other applicable Competition/Foreign Investment Law shall have been obtained and all applicable waiting periods shall have expired or been terminated.

6.5 Governmental Orders.  At the Closing there shall not be in effect any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.

ARTICLE VII
CONDITIONS TO THE BUYER’S OBLIGATIONS

The obligation of the Buyer to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any and all of which may be waived by the Buyer in whole or in part to the extent permitted by applicable Law); provided, however, that the Buyer may not rely on the failure of any conditions set forth in this ARTICLE VII if such failure was caused by the Buyer’s failure to comply with any provision of this Agreement:

7.1 Representations and Warranties.  The representations and warranties made by the Company in this Agreement shall be true and correct (provided that any representation or warranty of the Company contained herein that is subject to a materiality, Business Material Adverse Effect, material adverse effect or similar qualification will not be so qualified for purposes of determining the existence of any breach thereof on the part of the Company) as of the Closing Date as though such representations and warranties were made at such date (except to the extent such representations and warranties are made as of a specified date, which representations and warranties, subject to the elimination of any materiality qualifications as provided in the parenthetical above, shall be true and correct as of such earlier date), except for such breaches that would not, individually or in the aggregate with any other breaches on the part of the Company, reasonably be expected to have a Business Material Adverse Effect; provided, however, that the foregoing limitation shall not apply to the Special Warranties, which must be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, which representations and warranties must be true and correct in all material respects as of such specified date).

7.2 Performance.  The Company shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it prior to the Closing and shall have delivered the items in Section 2.10(a) hereof.

7.3 Officer’s Certificate.  The Company shall have delivered to the Buyer a certificate, dated as of the Closing Date and executed by an executive officer of the Company, certifying to the fulfillment of the conditions specified in Sections 7.1 and 7.2.

7.4 HSR Act; Competition/Foreign Investment Law.  All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated and all approvals or clearances under any other applicable Competition/Foreign Investment Law shall have been obtained and all applicable waiting periods shall have expired or been terminated.

7.5 Governmental Orders.  At the Closing there shall not be in effect any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.

7.6 Financing.  The Buyer shall have received the proceeds set forth in the Commitment Letters (other than the Wind Point Equity Commitment Letter) or any Substitute Financing.

7.7 Business Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Business Material Adverse Effect or any event that would reasonably be expected to result in a Business Material Adverse Effect.

ARTICLE VIII
TERMINATION

8.1 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and the Buyer;

(b) by Buyer, at any time prior to the Closing in the event that the Company is in breach of any representation, warranty or covenant made by it in this Agreement and such breach renders the conditions set forth in ARTICLE VII incapable of being satisfied absent a written waiver of such conditions by Buyer; provided, however, that the Company shall have 30 days to cure such breach (which cure period shall be tolled if, during such 30-day period, the Company shall have undertaken commercially reasonable efforts to cure such breach and such breach is in the process of being cured at the end of such 30-day period, provided that such breach must in any event be actually cured within 60 days), following the receipt of written notice of the Buyer’s election to terminate;

(c) by the Company, at any time prior to the Closing in the event that Buyer is in breach of any representation, warranty or covenant made by it in this Agreement and such breach renders the conditions set forth in ARTICLE VI incapable of being satisfied absent a written waiver of such conditions by the Company; provided, however, that Buyer shall have 30 days to cure such breach (which cure period shall be tolled if, during such 30-day period, the Buyer shall have undertaken commercially reasonable efforts to cure such breach and such breach is in the process of being cured at the end of such 30-day period, provided that such breach must in any event be actually cured within 60 days), following the receipt of written notice of the Company’s election to terminate;

(d) by the Company or the Buyer if the Closing has not occurred on or before December 31, 2007 (the “Outside Date”), unless the failure of such consummation shall be due to the failure of the party attempting to terminate to comply in all material respects with the agreements and covenants contained herein; or

(e) by either the Company or the Buyer if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable.

8.2 Procedure and Effect of Termination.

(a) A party desiring to terminate this Agreement pursuant to Section 8.1 must give written notice of such termination to the other party in accordance with Section 10.8, specifying the provision hereof pursuant to which such termination is effective.  If this Agreement is terminated as provided herein:

(i) the Buyer will redeliver to the Company all documents, work papers and other material of the Company, the other Sellers, the Sold Companies and the Sold Assets relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof;

(ii) the provisions of the Confidentiality Agreement shall continue in full force and effect; and

(iii) no party to this Agreement shall have any liability under this Agreement to any other party except (A) that nothing herein shall relieve any party from any liability for any willful breach of any of the representations or warranties or breach of any covenants or agreements set forth in this Agreement (and the damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated by this Agreement), (B) as contemplated by ARTICLE X and (C) as contemplated by Section 5.18 and by clause (ii) above.

ARTICLE IX
INDEMNIFICATION

9.1 Indemnification by the Company.  From and after the Closing, the Company agrees to indemnify and hold the Buyer and its Affiliates (including, after the Closing, the Sold Companies) and each of their respective equity holders, officers, directors, managers, members, employees, agents and representatives (collectively, the “Buyer Indemnified Persons”) harmless from and against any and all losses, damages, costs and expenses (including reasonable fees and expenses of attorneys) (collectively, “Losses”), that any Buyer Indemnified Person actually suffers or incurs arising out of or resulting from:

(a) any breach, inaccuracy or misrepresentation of any representation or warranty made by the Company in ARTICLE III; provided, however, that for purposes of this Section 9.1(a), all “materiality”, “Business Material Adverse Effect” and similar qualifiers shall be disregarded (other than those set forth in the last sentence of Section 3.4(a), the second sentence of Section 3.7, the second sentence of Section 3.9, Section 3.12, Sections 3.13(b) and 3.13(j), Sections 3.14(a)(iv) and (v), the second sentence of Section 3.15(b)(i), Section 3.20 (only with respect to the materiality standard included in the Special Purpose Accounting Principles), the penultimate sentence of Section 3.21, the penultimate sentence of Section 3.23, Section 3.25(a) and Section 3.27(b));

(b) the failure to perform any covenant or agreement of the Company contained in this Agreement;

(c) any Excluded Liability;

(d) all Liabilities arising out of or relating to accidents, occurrences and other incidents (including all Proceedings relating thereto) occurring on or prior to the Closing (whether known or unknown and whether or not reported) that result in (A) personal injury, (B) property damage or (C) any other Losses and, in each case, that result from, are caused by or arise out of, or are alleged to have resulted from, been caused by or arisen out of, directly or indirectly, (1) use of, exposure to or otherwise on account of any Product manufactured, sold or distributed, or any service rendered, by or on behalf of any Sold Company on or prior to the Closing Date; (2) automobile liability occurrences relating to any Sold Company on or prior to the Closing Date; or (3) workers’ compensation occurrences relating to any Sold Company on or prior to the Closing Date;

(e) all Liabilities of the Sold Companies (including with respect to loss of life, personal injury and/or damage to any Business Real Property, Environmental Claims, or natural resource damages) arising out of or resulting from (A) any violation of any Environmental Law that occurred prior to the Closing Date in connection with the Business Real Property or operation of the Business, (B) any Release of any Hazardous Materials into the Environment at, on, under or from the Business Real Property that occurred prior to the Closing Date, (C) any Release of any Hazardous Material into the Environment at, on, under or from any property formerly owned, leased or operated by the Sold Companies in connection with the operation of the Business prior to the Closing Date (but not including the Business Real Property), and (D)

any off-site disposal of any Hazardous Material prior to the Closing Date from the Business Real Property;

(f) any current liabilities of the Business not included in the Final Statement of Net Working Capital; and

(g) any Liability arising out of any bulk transfer Laws in connection with the transfer of the Sold Assets under this Agreement.

Notwithstanding anything to the contrary contained in this ARTICLE IX:  (i) none of the Buyer Indemnified Persons shall be entitled to recover from the Company for any Losses under Section 9.1(a): (A) in respect of any individual item, or group of items arising out of the same event, where the Loss relating thereto is less than $25,000 (the “Sub-Basket”); provided, however, that such Sub-Basket may be invoked no more than ten times in the aggregate (the “Sub-Basket Limitation”), and (B) in respect of each individual item, or group of items arising out of the same event, where the Loss relating thereto is equal to or greater than the Sub-Basket (but subject to the Sub-Basket Limitation), unless the total of all Losses exceeds $2,625,000 (the “Basket”), in which event the Buyer Indemnified Persons will be entitled to indemnification only for such Losses in excess of the Basket; (ii) the Buyer Indemnified Persons shall not be entitled to recover more than an aggregate of $34,000,000 (the “Cap” and, together with the Sub-Basket and the Basket, the “Indemnity Limitations”) from the Company with respect to all Losses indemnifiable pursuant to Section 9.1(a); and (iii) the Indemnity Limitations shall not apply to breaches, inaccuracies or misrepresentations with respect to any Special Warranties, the representations and warranties set forth in Section 3.5, 3.10 or 3.11(a) with respect to undisclosed severance obligations, or to any claim based on intentional misrepresentation.  For the avoidance of doubt, the Indemnity Limitations shall not apply to Losses indemnifiable under Section 9.1 other than Losses indemnifiable under Section 9.1(a) as provided above.  Any claim that may be asserted pursuant to Section 9.1(a) that may also be asserted pursuant to Section 9.1(b) solely as a result of the Sellers’ failure to provide notice as required pursuant to Section 5.12 shall be asserted solely pursuant to Section 9.1(a).  Notwithstanding anything to the contrary contained in this ARTICLE IX:  (i) none of the Buyer Indemnified Persons shall be entitled to recover from the Company for any Losses under Section 9.1(e) or under Section 9.1(c) with respect to Liabilities described in Section 2.4(b)(iv) unless the total of all such Losses in the aggregate exceeds $500,000 (the “Environmental Basket”), and then the Buyer and the Company will each be responsible for 50% of such aggregate Losses that exceed the Environmental Basket up to an aggregate of $1,000,000 in excess of the Environmental Basket (the “Shared Losses”), and then the Company will be responsible for 100% of such Losses up to the Environmental Cap; and (ii) the Buyer Indemnified Persons shall not be entitled to recover more than an aggregate amount equal to the Cap plus an additional $20,000,000 (collectively, the “Environmental Cap”) from the Company with respect to all Losses indemnifiable pursuant to Section 9.1(e) or Section 9.1(c) with respect to Liabilities described in Section 2.4(b)(iv), provided that any such Losses shall first be counted against the additional $20,000,000 portion of the Environmental Cap, provided further that, for the avoidance of doubt, any and all such Losses counted against the Cap pursuant to this sentence shall also count against the Cap for all other purposes under this Agreement.  It is acknowledged and agreed that (x) any Losses within the Environmental Basket and Buyer’s portion of the Shared Losses shall also count toward the Basket; and (y) the Sub-Basket does not apply to Losses under Section 9.1(e) or Section 9.1(c) with respect to Liabilities described in Section 2.4(b)(iv).

9.2 Indemnification by the Buyer.  From and after the Closing, the Buyer agrees to indemnify and hold the Company and its Affiliates and their respective officers, directors, employees, agents and representatives (collectively, the “Company Indemnified Persons”) harmless from and against any and all Losses that any Company Indemnified Person actually suffers or incurs arising out of or resulting from:

(a) any breach, inaccuracy or misrepresentation of any representation or warranty of the Buyer contained in ARTICLE IV;

(b) the failure to perform any covenant or agreement of the Buyer contained in this Agreement;

(c) any Assumed Liability; and

(d) the possession, ownership, use, operation and management of the Sold Companies (including while payment of any Duties required to be paid in connection with the transfer of the Shares by the Equity Sellers to the Buyer and registration of the transfer of legal title of the Shares to the Buyer is pending), the Sold Assets or the Business by the Buyer after the Closing.

Notwithstanding anything to the contrary contained in this ARTICLE IX:  (i) none of the Company Indemnified Persons shall be entitled to recover from the Buyer for any Losses under Section 9.2(a) (A) in respect of any individual item, or group of items arising out of the same event, where the Loss relating thereto is less than the Sub-Basket, subject to the Sub-Basket Limitation, and (B) in respect of each individual item, or group of items arising out of the same event, where the Loss relating thereto is equal to or greater than the Sub-Basket (but subject to the Sub-Basket Limitation), unless the total of all Losses exceeds the Basket, in which event the Company Indemnified Persons will be entitled to indemnification only for such Losses in excess of the Basket; (ii) the Company Indemnified Persons shall not be entitled to recover more than an aggregate equal to the Cap from the Buyer with respect to all Losses indemnifiable pursuant to Section 9.2(a); and (iii) the Indemnity Limitations shall not apply to breaches, inaccuracies or misrepresentations with respect to any of the representations or warranties set forth in Sections 4.1, 4.2, 4.7 and 4.10 or to any claim based on intentional misrepresentation.  Each Buyer Subsidiary shall be jointly and severally liable for the obligations of Buyer under this Section 9.2 (subject to all the limitations and conditions contained in this Section 9.2); provided that, upon a Disposition of a Buyer Subsidiary, such Buyer Subsidiary shall be released from any obligations or liabilities hereunder.

9.3 Indemnification as Exclusive Remedy.  The indemnification provided in Sections 5.4(a) and 5.7(n) and this ARTICLE IX, subject to the limitations set forth herein, shall be the sole and exclusive post-Closing remedy available to any party in connection with any Losses arising out of or resulting from this Agreement, the transactions contemplated hereby, or the Buyer’s ownership or operation of the Business, whether based in contract or tort; provided, however, that the provisions of this Section 9.3 shall not prevent or limit a cause of action at Law or in equity (a) under Sections 5.2(c), 5.10, 5.11, or 5.18 or under the Non-Compete Agreement to obtain an injunction or injunctions to prevent breaches of this Agreement or the Non-Compete Agreement, as applicable, and to enforce specifically the terms and provisions hereof and thereof or (b) based upon intentional misrepresentation by the Company of any representation or warranty made by the Company in ARTICLE III or by the Buyer of any representation or warranty made by the Buyer in ARTICLE IV, nor shall such provision prevent or limit the rights of the parties hereto with respect to Section 2.6(c) or Section 2.7(c).  Except with respect to its rights under this ARTICLE IX, the Buyer Indemnified Persons expressly waive any and all rights and remedies against the Company under the Comprehensive Environmental Response, Compensation and Liability Act and other Environmental Laws in connection with any Losses arising out of or resulting from this Agreement, the transactions contemplated hereby, or the ownership or operation of the Business or the Sold Assets.

9.4 Environmental Indemnification Claims.

(a) In addition to any other limitations on indemnification that may apply as set forth in this Agreement, the Company’s indemnification obligations under Section 9.1 for Losses arising out of or resulting from any breach of the representations and warranties contained in Section 3.15, and/or the Excluded Liabilities under Section 2.4(b)(iv) and/or Section 9.1(e), shall only apply to claims that arise from circumstances or conditions discovered or alleged (i) by Persons other than the Buyer Indemnified Persons, (ii) by Buyer Indemnified Persons in the normal and ordinary course of the use and operation of Business Real Property, including expansion, renovation, maintenance and/or repair thereof, or (iii) in connection with the compliance work referred to in Schedule 9.4(a)(iii).  Buyer Indemnified Persons recognize that the Business Real Property, has been, and will continue to be used as industrial facilities and agree that they shall use or agree to (with respect to matters for which the Company has assumed control pursuant to Section 9.4(e)) where permitted, in an effort to mitigate the cost of any post-Closing cleanup, response or remedial action, risk-based cleanup standards, including utilizing engineered barriers, institutional controls and other reasonable means, provided that such restrictions or controls do not prevent or inhibit any continued use of the Business Real Property in the normal course of the conduct of the acquired Business.  It is the intention of the parties, and the agreement of Buyer Indemnified Persons, not to “prospect” on environmental matters (including in connection with conducting diligence in a sale, financing or other transfer of interests) and it is recognized that this provision is intended in part to protect Buyer Indemnified Persons in the event of the inadvertent discovery of environmental problems at the Business Real Property and, in part, to protect the Company from Buyer’s “prospecting.”

(b) The Buyer Indemnified Persons agree to cooperate with the Company and to take all commercially reasonable actions to avoid and minimize Losses that would otherwise be subject to indemnification under this ARTICLE IX regarding Environmental Laws or Hazardous Materials, including conducting sampling of the Environment only when required to do so by Environmental Laws, or as necessary to address the inadvertent discovery of an apparent and potentially substantial Release of any Hazardous Material into the Environment.  Buyer Indemnified Persons further agree not to solicit or importune any Governmental Authority to require any environmental correction, investigation, monitoring or remediation unless affirmatively required to do so by Environmental Laws.

(c) In addition to any other limitations on indemnification that may apply as set forth in this Agreement, with respect to any claim for indemnification any Buyer Indemnified Person may assert regarding Environmental Laws or Hazardous Materials, the Company shall not have any obligation with respect to such claim to the extent that the Losses for which indemnification is sought (i) arise out of any action not required by Environmental Law or arise out of any action to meet a cleanup standard under Environmental Law that is more stringent or costly than required for the continued use, including expansion, renovation, repair and maintenance, of any property in the normal course of the acquired Business (ii) are ordinary costs (as distinguished from the extra costs associated with the cleanup or remediation of a pre-Closing Release of Hazardous Materials into the Environment) of any post-Closing construction, demolition or renovation of facilities on the Business Real Property, including any asbestos abatement obligations arising from such activities or (iii) arise out of or result from any violation of Environmental Law or any Release of any Hazardous Material or any other environmental condition to the extent caused in whole, contributed to or exacerbated by operations of the Business or by actions or omissions of any Persons other than the Company after Closing (for the avoidance of doubt, in the absence of any contribution to a pre-Closing Release of any Hazardous Materials arising out of or resulting from operations of the Business or from actions or omissions of any Persons other than the Company post-Closing, the exclusion in Section 9.4(c)(iii) shall not apply to the non-negligent, non-willful exacerbation by Buyer Indemnified Persons or any Persons acting on their behalf to such pre-Closing Release of any Hazardous Materials not specifically identified on Schedule 3.15, or otherwise known to any Buyer Indemnified Persons, during the normal and ordinary course of the use and operation of the Business Real Property ).

(d) It is a condition precedent to any right of any Buyer Indemnified Person to indemnification regarding Environmental Laws or Hazardous Materials that prior to incurring substantial costs with respect to any such claim for which any Buyer Indemnified Person may seek indemnification, the Buyer shall notify the Company of such claim and afford the Company the reasonable opportunity to promptly evaluate the conditions giving rise to such claim (unless more immediate action is required by Law or is necessary to address an imminent threat to human health or the environment, in which case such notification must be provided as promptly thereafter as practicable).  In the absence of any applicable requirement under Environmental Law pursuant to Section 9.4(c)(i), if sampling of the Environment at, on or under the Business Real Property conducted in accordance with Section 9.4(b) identifies a human exposure pathway and levels of Hazardous Materials contamination which present a substantial threat to human health, then the Company shall take commercially reasonable steps to mitigate such substantial threat to human health.  In the event of disagreement between Buyer and the Company  on whether such a substantial threat exists, and the Company fails to act to mitigate such threat as requested by Buyer, the Company hereby waives as a defense to any indemnity claim made by Buyer associated with such alleged threat that Buyer may not be indemnified against its own negligence with respect to such failure to act.

(e) In the absence of any reasonably apparent and related post-Closing Release of any Hazardous Materials into the Environment, any Release of Hazardous Materials into the Environment found to exist at, on, under or emanating from the Business Real Property and reported in writing to the Company during the three years after the Closing Date will be presumed to have arisen in whole prior to the Closing Date, unless rebutted by the Company by a preponderance of the evidence.

9.5 Procedures for Environmental Response Action.

Subject to all other provisions of this Section, the Company and its agents shall be entitled, but not obligated, to undertake any investigation, remediation or other action required by Environmental Law (“Response Action”), and any negotiation with Governmental Authorities or third parties regarding same, with respect to such matter, using commercially reasonable efforts to avoid any undue interference with the operations of the Buyer, and the Buyer shall afford the Company and its agents reasonable access to the Business Real Property to undertake such Response Action.

(a) Buyer shall have the right to reasonably comment on the proposed Response Action (which comment shall not be unreasonably delayed), and the Company shall in good faith consider such comments and accept such comments as are consistent with the Company’s indemnification obligations under this Agreement.  The Company will select environmental consultants that are reasonably acceptable to Buyer (which approval shall not be unreasonably withheld, conditioned or delayed).  The Company shall, to the extent practical, provide Buyer with reasonable advance notice of, and an opportunity to comment on, any planned material activities, and any material documents proposed to be submitted to Governmental Authorities or other involved third parties and shall notify Buyer of, and provide Buyer the opportunity to participate in, any material meetings or negotiations with any such Governmental Authority or third party (excluding meetings involving only counsel, consultants, contractors or other experts retained by the Company).

(b) The Company and the Buyer Indemnified Persons agree to maintain in strict confidence, and to similarly bind all consultants or others acting in its interest,  all information concerning any environmental matters relating to the real property, plants, assets or business of Buyer relating to the Business unless, and only to the extent, that disclosure is required by law.

(c) For the duration of the Response Action the Company shall have a license to enter the Business Real Property that is the subject of the Response Action, during normal business hours, after reasonable notice to Buyer, as may be necessary to evaluate, sample, plan, document, and perform the Response Action, including confirmatory monitoring.  The Company shall coordinate all such activities in advance with a liaison to be designated by Buyer.

(d) Subject to any limitations contained elsewhere in this Agreement, the Response Action shall be undertaken and diligently prosecuted with a view towards completion in a commercially reasonable time frame practical consistent with the Company’s duties hereunder.  Any contractors and consultants retained by the Company shall be appropriately insured and the certificates of the applicable policy or policies of insurance showing aggregate limits of coverage shall be submitted in advance to Buyer.  At Buyer’s request the Company shall request that any such contractors cause Buyer to be identified as an additional named insured under such policy or policies.

(e) The Company and Buyer Indemnified Persons agree to promptly exchange copies of all sampling plans, sampling results, data and work plans generated in any Response Action hereunder. The Company and Buyer Indemnified Persons agree to promptly exchange copies of all correspondence and documents exchanged with Governmental Authority with respect to any Response Action prior to delivery of such  correspondence or documents to the Governmental Authority.

(f) In the event that the Company requests that any Buyer Indemnified Persons sign or participate in an agreement or order between the Company and a Governmental Authority or  third party, Buyer Indemnified Persons shall not unreasonably withhold their consent to the Company’s request, provided, however, that Buyer Indemnified Persons’ consent shall not waive any of Buyer Indemnified Persons’ rights under this Agreement and provided that the Company shall reimburse Buyer Indemnified Persons for the reasonable out-of-pocket costs Buyer Indemnified Persons incur as a result of Buyer Indemnified Persons’ participation in said agreement or order. In no event shall  the Company insist on, nor shall Buyer Indemnified Persons be bound to approve, any document or proposal, including any “engineered barrier” or “institutional control” that would materially prevent or inhibit any continued use of the Business Real Property in the normal course of the conduct of the acquired Business.

(g) In the event that Buyer requests in writing that the Company perform work to carry out a Response Action that increases the costs of the Company’s Response Action, the Company shall acknowledge such request in writing  and shall perform, or agree that Buyer may perform, the work requested and Buyer shall reimburse the Company on a monthly basis for the increased cost of the work attributable to Buyer’s request.

(h) In the event the Company has assumed control of a Response Action pursuant to this Section 9.5, the following dispute resolution provisions shall be used to resolve any dispute or controversy between the parties regarding whether a Response Action proposed by the Company complies with the provisions of this Agreement, including Sections 9.4 and 9.5:

(i) If, within seven (7) Business Days after receiving the Company’s response to Buyer’s comments on the proposed Response Action in accordance with Section 9.5(b), Buyer provides a written notice of objection to the Company claiming that the proposed Response Action does not meet the standards for a Response Action provided for in this Agreement, and providing in reasonable detail the basis for such objection, (a “Notice of Objection”) and the parties are unable in good faith to informally resolve such objection within fourteen (14) Business Days thereafter, then, notwithstanding any other provision of this Agreement, Buyer may submit the Notice of Objection to arbitration in accordance with the provisions of this Section 9.5(i) (a “Fast-Track Environmental Arbitration Submission”).

For purposes of any Fast-Track Environmental Arbitration Submission, (A) within twenty (20) Business Days of the receipt of the Fast-Track Environmental Arbitration Submission, the Company shall submit a statement setting forth the Company’s response (the “Fast-Track Environmental Arbitration Answer”); (B) there shall be a single neutral and independent arbitrator who, unless the Company and Buyer jointly agree otherwise, shall be a licensed attorney having experience with and knowledge of Environmental Law with no employment by Buyer Indemnified Persons, the Company or any of their Affiliates within five years of his or her selection or any other basis for disqualification under Rule 17 of the American Arbitration Association’s Commercial Arbitration Rules, and who shall agree to the time periods and other arbitration provisions provided for herein (the “Fast-Track Environmental Arbitrator”); (C) the Fast-Track Environmental Arbitrator shall be jointly selected by Buyer and the Company within ten (10) Business Days of the Fast-Track Environmental Arbitration Submission (or if Buyer and the Company are unable to so agree upon a Fast-Track Environmental Arbitrator, within five (5) Business Days thereafter, they each shall select one arbitrator from the AAA, and those two arbitrators shall, within five (5) Business Days thereafter, select the Fast-Track Environmental Arbitrator); (D) except as modified in this Section 9.5(h), the arbitration shall be conducted in accordance with the AAA Rules; (E) each party shall provide to the Fast-Track Environmental Arbitrator such written submissions and other information requested by the Fast-Track Environmental Arbitrator; (F) the Fast-Track Environmental Arbitrator’s determination with respect to the Fast-Track Environmental Arbitration Submission shall be in writing and shall be made expeditiously and in any event within forty-five (45) Business Days of the appointment of the Fast-Track Environmental Arbitrator (unless such longer time period is jointly agreed to by the parties); (G) the Fast Track Environmental Arbitrator’s sole responsibility shall be to determine whether a proposed Response Action proposal meets the requirements for a Response Action under the terms of this Agreement, including Sections 9.4 and 9.5 ( the “Fast-Track Standard”); and (H) the provisions of Section 10.15(b) are incorporated by reference herein.

If the Fast-Track Environmental Arbitrator determines that the Fast-Track Standard has been met with respect to the Fast-Track Environmental Arbitration Submission, then the Company will be entitled to proceed with such Response Action, subject to the other terms and conditions of this Agreement.  If the Fast-Track Environmental Arbitrator determines that the Fast-Track Standard has not been met with respect to the Fast-Track Environmental Arbitration Submission, then absent agreement of the parties on an alternative approach, the Response Action proposal shall not be executed by the Company and the Company shall thereafter either timely submit a Response Action proposal that fully addresses the issues identified by the Fast-Track Environmental Arbitrator or, following written advance notice and a reasonable cure period under the circumstances, Buyer shall be entitled to proceed with the Response Action (limited in scope to the decision of the Fast-Track Environmental Arbitrator) in accordance with the provisions contained in Section 9.4 and subject to any other applicable limitations contained in this Agreement.

No determination of the Fast-Track Environmental Arbitrator with respect to any Fast-Track Environmental Arbitration Submission shall be final or binding on Buyer or the Company with respect to any issue other than presented in the Fast-Track Environmental Arbitration Submission, nor shall any such determination in any way limit or otherwise affect the Company’s or Buyer Indemnified Persons’ indemnification obligations or limitations hereunder.

9.6 Indemnification Calculations.  The amount of any Losses for which indemnification is provided under this ARTICLE IX shall be computed net of any insurance proceeds received by the Indemnified Party (as defined below) in connection with such Losses.  If an Indemnified Party receives insurance proceeds in connection with Losses for which it has received full indemnification hereunder, such party shall refund to the Indemnifying Party (as defined below) the amount of such insurance proceeds when received, up to the amount of indemnification received, less any increases in insurance premiums that result from the making of such claim.  If an Indemnified Party receives insurance proceeds in connection with Losses for which it has received partial indemnification hereunder, such party shall refund to the Indemnifying Party (as defined below) the amount of such insurance proceeds when received, in excess of the amount necessary to provide the Indemnified Party with a full recovery when combined with the partial indemnification hereunder, less any increases in insurance premiums that result from the making of such claim.  An Indemnified Party shall use its commercially reasonable efforts to pursue insurance claims with respect to any Losses; provided, however, that (a) the pendency of such pursuit shall not hinder, delay or reduce the payment obligations of the Indemnifying Party hereunder with respect to any Loss, and (b) the reasonable costs and expenses associated with the pursuit of such insurance claim shall be Losses hereunder.  The Buyer and the Company agree to treat any amounts payable pursuant this ARTICLE IX as an adjustment to the Purchase Price, unless a final determination by the appropriate Taxing Authority or court causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.

9.7 Survival.  The representations and warranties contained in this Agreement will survive the Closing Date until the eighteen-month anniversary of the Closing Date, except that claims based on intentional misrepresentation shall survive indefinitely and the following representations and warranties (the “Special Warranties”) shall survive for the following specified periods:  (a) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.17(a) and 3.19 shall survive indefinitely; (b) the representations and warranties set forth in Sections 4.1, 4.2, 4.7 and 4.10 shall survive indefinitely; and (c) the representations and warranties set forth in Section 3.10 shall survive for the applicable statute of limitations period (taking into account all extensions) plus 30 days.  The covenants and agreements contained in this Agreement to be performed following the Closing Date will survive the Closing Date in accordance with their terms.  For the avoidance of doubt, the indemnities provided in Section 9.1 survive indefinitely (including those indemnities that may cover the same or similar topic areas (e.g., environmental liabilities) as those covered by a representation that is subject to a survival period pursuant to this Section 9.7).  All claims for indemnification based on a breach of a representation or warranty must be asserted on or prior to the date of the termination of the respective survival periods set forth in this Section 9.7, except such claims may be pursued thereafter if written notice thereof (specifying in reasonable detail the basis for such claim) was duly given within such period.  Any claim for indemnification based on a breach of a representation or warranty not made by the Buyer on or prior to the date of termination of the applicable survival period will be irrevocably and unconditionally released and waived, whether or not a longer period would be permitted by applicable Law.

9.8 Notice and Opportunity to Defend.

(a) If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 5.4(a), 5.7(n),  9.1, 9.2, or 9.11, the party or parties seeking indemnification (the “Indemnified Party”) shall promptly notify the other party or parties obligated to provide indemnification (the “Indemnifying Party”), which notice shall specify the nature and basis of such claim and the amount thereof, to the extent known.  If such event involves any claim or the commencement of any action or proceeding by a third Person (a “Third Party Claim”), the Indemnified Party will give such Indemnifying Party prompt written notice (the “Claim Notice”) of such claim or the commencement of such action or proceeding, which notice shall specify the nature and basis of such claim and the amount thereof, to the extent known, and shall be accompanied by copies of all relevant documentation with respect to such claim, including any summons, complaint or other pleadings that may have been served, any written demand or any other relevant document or instrument; provided, however, that the failure to provide such prompt notice will not relieve the Indemnifying Party of its obligations hereunder unless such failure prejudices the Indemnifying Party hereunder.  In the case of a Third Party Claim, the Indemnifying Party shall be entitled to assume the defense thereof, with counsel selected by the Indemnifying Party and, after notice from the Indemnifying Party to the Indemnified Party of such election so to assume the defense thereof (an “Indemnification Acknowledgement”), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof.  The Indemnifying Party and the Indemnified Party agree to cooperate reasonably with each other and their respective counsel in connection with the defense, negotiation or settlement of any such action or asserted liability.  Notwithstanding anything else set forth in this Section 9.8, the Indemnified Party shall at all times have the right to participate at its own expense in the defense of such action or asserted liability.  If the Indemnifying Party assumes the defense of an action, no settlement or compromise thereof may be effected (i) by the Indemnifying Party without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless the settlement involves solely money damages and all such relief is paid or satisfied in full by the Indemnifying Party and the Indemnified Party receives a full release from all claimants or (ii) by the Indemnified Party without the consent of the Indemnifying Party.  In no event shall an Indemnifying Party be liable for any settlement effected without its written consent.  In the event of any conflict between the provisions of this Section 9.8 and either of Section 5.5 or Section 9.4, then the provisions of Section 5.5 or Section 9.4 (as applicable) shall control with respect to the specific matters contemplated by those Sections.

(b) Notwithstanding anything else in this Section 9.8, the Indemnified Party shall have the right, upon written notice to the Indemnifying Party, to employ its own counsel in respect of any indemnifiable Losses at the sole cost and expense of the Indemnifying Party in the event that:  (i) an Indemnification Acknowledgement is not given within 10 Business Days after notice from the Indemnified Party of a claim; (ii) the Indemnifying Party does not offer reasonable assurances to the Indemnified Party as to the Indemnifying Party’s financial capacity to satisfy any final judgment or settlement; (iii) the employment of such counsel and the payment of such fees and expenses are specifically authorized in writing by the Indemnifying Party; (iv) the Indemnifying Party has failed to diligently defend the claim; (v) the Indemnified Party is advised by counsel in writing that there may be specific defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party which could have a material impact on the defense of such case and which, if asserted, would result in a conflict of interest between the Indemnified Party and the Indemnifying Party; (vi) more than twenty-five percent (25%) of the damages sought by the claimant (or, if unknown, the probable damage recovery of the claimant) reasonably would be expected to exceed the Cap; or (vii) the claimant seeks (in whole or in material part) non-monetary relief.

9.9 Additional Limitations.

(a) Except for Losses resulting from an action brought by a third party against a Buyer Indemnified Person or a Company Indemnified Person, no such party shall be entitled to indemnification under ARTICLE IX for punitive damages, or for lost revenues, income or profits, consequential, incidental, exemplary or special damages.

(b) Notwithstanding anything in this ARTICLE IX to the contrary, no Buyer Indemnified Person is entitled to make any claim under any provision of this Agreement for reimbursement or indemnification for any Losses pursuant to this ARTICLE IX to the extent such Losses have been reflected in the adjustment to the Purchase Price pursuant to Section 2.5, Section 2.6 or Section 2.7.  In addition, no party shall be entitled to be compensated more than once for the same Loss.

(c) Neither party shall be entitled to recover any indemnification payment or other amounts due from the other party hereunder by retaining and setting off the amounts (whether or not such amounts are liquidated or reduced to judgment) against any amounts due or to become due from such party hereunder or under any document delivered pursuant hereto or in connection herewith, including any Ancillary Agreement.

9.10 Subrogation.  Nothing in this Agreement shall limit or be construed to limit the right of the Company to assert any claims, demands or rights by subrogation against any Person (other than a Buyer Indemnified Person) for any amounts paid or reimbursed in respect of Losses successfully asserted by a Buyer Indemnified Person pursuant to Section 9.1 or Section 5.3(h).

9.11 Taylor-Wharton Asia.

(a) If, notwithstanding the Buyer’s efforts pursuant to clause (b) below, the Buyer or any Affiliate of the Buyer is required to sell shares in Taylor-Wharton Asia (M) Sdn. Bhd. (“TW Asia”) in order to comply with the equity condition imposed on the Manufacturing License  No. A 007540 dated December 30, 1991 granted to TW Asia by the Ministry of International Trade and Industry (“MITI”) that at least 30% of the shares of TW Asia must be acquired and held by Malaysians (the “Equity Condition” and such sale, an “Equity Condition Sale”), then the Company shall pay to the Buyer, within five Business Days after notice to the Company of completion of such Equity Condition Sale, by wire transfer of immediately available funds to an account designated in writing by the Buyer an amount equal to (A) $23,787,525 multiplied by the percentage of shares of TW Asia sold by the Buyer in order to comply with the Equity Condition plus the Buyer’s documented out of pocket expenses (including reasonable attorneys’ fees) incurred in connection with such sale minus (B) the aggregate consideration received by the Buyer for such shares.

(b) The Buyer shall use its commercially reasonable efforts to obtain a waiver of the Equity Condition from MITI prior to pursuing the sale of TW Asia shares. The Company shall assist Buyer in these efforts and shall pay the Buyer’s documented out of pocket expenses incurred in pursuing such waiver and the Company shall make any payments to MITI (or any other applicable Malaysian Governmental Authority) required to obtain such waiver.  If, notwithstanding such efforts, a waiver is not obtained by January 1, 2008, then the Buyer shall use its commercially reasonable efforts to complete a sale of the TW Asia shares sufficient to satisfy the Equity Condition in a manner such that the Buyer shall retain substantially all of the economic and voting interest in the shares that are sold to the extent permitted by MITI and not prohibited by Malaysian law (an “Alternative Sale”).  If an Alternative Sale is completed, then the Company shall pay to the Buyer, within five Business Days after notice to the Company of such completion, by wire transfer of immediately available funds to an account designated in writing by the Buyer an amount equal to $23,787,525 multiplied by the percentage of shares of TW Asia sold by the Buyer to comply with the Equity Condition for which it did not retain economic and/or voting control. If the Buyer is unable to complete an Alternative Sale by February 28, 2008, then the Buyer shall use its commercially reasonable efforts to obtain the most favorable terms (taking price, transfer restrictions, economic attributes of the equity, and voting control and other management and control issues into account) for the TW Asia shares sold to unaffiliated Malaysians to satisfy the Equity Condition.  The Buyer shall provide updates to the Company upon request with respect to the status of obtaining a waiver and/or pursuing and completing an Alternative Sale or an Equity Condition Sale. If the Buyer determines not to attempt to satisfy the Equity Condition by August 10, 2008, then the Company shall have no further obligations under this Section 9.11.

(c) The Company agrees to indemnify and hold the Buyer Indemnified Persons harmless from and against any and all Losses that any Buyer Indemnified Person actually suffers or incurs arising out of or resulting from fines or penalties or other amounts payable to MITI (or any other applicable Malaysian Governmental Authority) as a result of TW Asia’s failure to comply with the Equity Condition.

ARTICLE X
MISCELLANEOUS

10.1 Fees and Expenses.  Except as otherwise provided in this Agreement, each party hereto shall bear its own expenses and the expenses of its Affiliates in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement.

10.2 Governing Law.  This Agreement shall be construed under and governed by the Laws of the State of Delaware applicable to contracts made and performed in such State, without giving effect to the choice of laws principles of such State that would require or permit application of the Laws of another jurisdiction.

10.3 Projections.  In connection with the Buyer’s investigation of the Sold Companies, the Sold Assets and the Business the Buyer may have received, or may receive, from the Company, the Sold Companies and/or their respective representatives certain projections and other forecasts for the Business, and certain business plan and budget information.  The Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, (b) the Buyer is familiar with such uncertainties, (c) the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and (d) the Buyer will not assert any claim against the Company or any of its directors, officers, employees, Affiliates or representatives, or hold the Company or any such Persons liable, with respect thereto.

Accordingly, the Buyer acknowledges that the Company makes no representation or warranty with respect to such estimates, projections, forecasts, plans or budgets and that the Company makes only those representations and warranties explicitly set forth in ARTICLE III.

10.4 Certain Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Any reference in this Agreement to $ shall mean U.S. dollars.

(iii) The Exhibits and Disclosure Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any matter or item disclosed on one Disclosure Schedule shall be deemed to have been disclosed on each other Disclosure Schedule, but only to the extent that such disclosure provides a reasonable correlation identifiable on its face (without the need for investigation or inquiry by the Buyer) to the subject matter of the representations and warranties underlying such other Disclosure Schedule.  No disclosure on a Disclosure Schedule relating to a possible breach or violation of any contract, Law or Order shall be construed as an admission or indication that such breach or violation exists or has actually occurred.  Any capitalized terms used in any Disclosure Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Any reference in this Agreement to gender shall include all genders.

(v) The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi) The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) For purposes of this Agreement, the term “commercially reasonable efforts” shall not be deemed to require any Person to give any guarantee or other consideration of any nature, including in connection with obtaining any consent or waiver, or to consent to any change in the terms of any agreement or arrangement.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.5 Amendment.  This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

10.6 No Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the Buyer, in the case of any assignment by the Company, and the Company, in the case of any assignment by the Buyer, provided that Buyer may assign its rights hereunder (a) to any financing source providing financing for the transactions contemplated hereby, (b) to any of its Affiliates (provided further that Buyer shall not be released from its obligations hereunder), and (c) in connection with a sale of all or substantially all of the Business or any Disposition.  Subject to the foregoing sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any purported assignment in contravention of this Section 10.6 shall be void and of no force or effect.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.

10.7 Waiver.  Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof.  Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party.  No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

10.8 Notices.  Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) personally delivered, (b) sent by a nationally recognized overnight courier service to the recipient at the address below indicated or (c) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (a) or (b) above:

If to the Buyer:

Taylor-Wharton International LLC
c/o Wind Point Partners
676 W. Michigan Ave., Suite 3700
Chicago, IL 60611
Attn: Nathan A. Brown
Facsimile: (312) 255- 4820

With a copy to:

Reed Smith LLP
10 S. Wacker Dr., 40th Floor
Chicago, IL 60606
Attn: Bradley S. Schmarak
Facsimile: (312) 207-6400

If to the Company:

Harsco Corporation
350 Poplar Church Road
Camp Hill, PA 17011
Attn: General Counsel
Facsimile: (717) 763-6424

With a copy to:

Jones Day
901 Lakeside Avenue
Cleveland, OH 44114
Attn: Patrick J. Leddy, Esq.
Facsimile: (216) 579-0212

or to such other address or facsimile number as any party hereto may, from time to time, designate in a written notice given in like manner.  Except as otherwise provided herein, any notice under this Agreement will be deemed to have been duly given (x) on the date such notice is personally delivered or delivered by facsimile or (y) the next succeeding Business Day after the date such notice is delivered to the overnight courier service if sent by overnight courier; provided that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next Business Day.

10.9 Complete Agreement.  This Agreement (including the Disclosure Schedules and Exhibits hereto), the Confidentiality Agreement and the Ancillary Agreements contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.10 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

10.11 Publicity.  The Company and the Buyer will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall make all commercially reasonable efforts to consult in good faith with the other party or parties before issuing any such publication or press release and shall provide a copy thereof to the other party or parties prior to such issuance.

10.12 Severability.  Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.13 Third Parties.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

10.14 Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, individual stockholder, agent, attorney or representative of the Company or its Affiliates, on the one hand, or Buyer or its Affiliates, on the other hand, shall have any liability for any obligations or liabilities of the Company or Buyer (as applicable) under this Agreement or the Ancillary Agreements or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

10.15 Arbitration.

(a) General.  If any dispute, controversy or claim arises between the parties to this Agreement relating to or in connection with this Agreement and/or any Ancillary Agreements, but excluding any disputes, controversies or claims regarding the Cash adjustment or Net Working Capital, which shall be resolved in accordance with Sections 2.6(c) and 2.7(c), respectively, and also excluding the Tax related disputes addressed in Section 2.8 and 5.3 hereof, and except as set forth in clause (b)(v) of this Section 10.15, the parties to this Agreement shall arbitrate such dispute, controversy or claim to final resolution (the “Arbitration”) in accordance with the following procedures:

(i) Initiation of the Arbitration.  The party or parties on one side of the dispute(s) (collectively the “Claimant”) may initiate the Arbitration by sending to the party or parties on the other side of the dispute(s) (collectively the “Respondent”) written notice identifying the matter(s) in dispute and invoking the procedures of this Section 10.15 (the “Demand”).  The Demand shall include a statement setting forth the nature of the dispute(s), the amount in controversy, if any, and the remedy sought.  Within fifteen (15) Business Days of receipt of the Demand, the Respondent shall submit a statement (the “Answer”), that shall set forth the Respondent’s response(s) to the Claimant’s claim(s) and the nature of any counterclaim(s) asserted by the Respondent, the amount of such counterclaim(s), if any, and the remedy sought by the Respondent.

(ii) Selection of the Arbitrator.  Within ten (10) Business Days after the due date of Respondent’s Answer (the “Answering Date”), the parties shall make a bona fide attempt to agree upon an independent third-party arbitrator to whom to submit the matter in dispute for final and binding arbitration (the “Arbitrator”).  In the event the parties cannot do so, on the eleventh (11th) Business Day following the Answering Date, the parties shall submit the Demand and Answer, along with required fees, to the American Arbitration Association (“AAA”), and select the Arbitrator in accordance with the Commercial Arbitration Rules of the AAA (Procedures for Large, Complex Commercial Disputes), or any successor thereto, in effect at the time the relevant dispute, controversy, difference or claim is submitted for arbitration pursuant to this Agreement (the “AAA Rules”).  However chosen, the parties shall use commercially reasonable efforts to engage the Arbitrator within twenty (20) Business Days of the Answering Date.  The Arbitrator shall have general familiarity and experience with merger and acquisition transactions of the type set forth in this Agreement.

(iii) Rules of Procedure.  The Arbitration proceeding shall be conducted in accordance with the AAA Rules, except as modified in this Section 10.15 (collectively, the “Arbitration Rules”).

(iv) Discovery. The parties shall have the twenty (20) Business Days following the date the Arbitrator is engaged (the “Arbitrator Engagement Date”) to serve written document requests and not more than ten (10) interrogatories (including subparts).  Responses to written discovery shall be due on the twenty-eighth (28th) day after service on the party(ies) from whom such discovery is sought.  The party(ies) on each side of the dispute shall have the opportunity to take up to ten (10) depositions, including expert witness depositions. Such depositions shall be completed within ninety (90) days of the Arbitrator Engagement Date.  The Arbitrator, using his or her reasonable discretion, shall determine the scope of discovery available to the parties, and for good cause shown by the requesting party(ies), can modify the discovery schedule and scope set forth herein.

(v) The Arbitration Hearing.  On the first (1st) Business Day following the 120th day following the Arbitrator Engagement Date, the Arbitrator shall commence the arbitration hearing (the “Arbitration Hearing”).  The Arbitration Hearing shall take place in Wilmington, Delaware or at such other location as the parties may agree.  The Arbitration Hearing need not run for consecutive days but must be completed on or before the first (1st) Business Day following the twentieth (20th) day after the Arbitration

Hearing begins.  At the Arbitration Hearing, the parties to this Agreement shall follow the Federal Rules of Evidence, together with such exceptions as mutually agreed to in writing by the parties.  Upon a showing of good cause by the requesting party(ies), the Arbitrator, using his or her reasonable discretion, shall determine the need to modify the time limits and rules set forth in this Section 10.15(a)(v).

(vi) Form of Decision. The Arbitrator shall render his or her decision in writing, setting forth solely his or her finding on the issue(s) in dispute, without explanation for such finding(s), and the relief to be granted to the party(ies) on each side of the dispute (the “Arbitrator’s Award”), no later than the twentieth (20th) Business Day following the last day of the Arbitration Hearing. In no event shall the Arbitrator award punitive damages to any of the parties involved in the dispute.  The Arbitrator shall be allowed to grant injunctive relief.  The Arbitrator’s decision shall be a final and binding determination of the dispute.  Judgment upon the Arbitrator’s Award may be entered in any court having jurisdiction and venue over the party(ies) against whom the execution is sought, or in any jurisdiction in which such party’s (parties’) assets are located.

(b) Miscellaneous Provisions.

(i) Payment of Arbitration Expenses. The parties shall pay the Arbitrator’s fees and expenses while the Arbitration is pending in accordance with the AAA Rules or as directed by the Arbitrator.  At the conclusion of the Arbitration, the Arbitrator shall reallocate such expenses as follows:  the portion of the Arbitrator’s fees and expenses to be borne by the party(ies) on each side of the dispute shall be determined by reference to the portion of the overall award granted to such party(ies) (or the relative value of any injunctive relief granted such party(ies)) by the Arbitrator (e.g., if the party(ies) on one side of the dispute is(are) granted fifteen percent (15%) of the overall award granted, such party(ies) shall bear eighty-five percent (85%) of the Arbitrator’s fees and expenses).

(ii) Submission to Jurisdiction.  To the extent any party seeks to challenge or dispute the scope, jurisdiction, conduct or result of the Arbitration, or requires judicial intervention in aid or furtherance of the Arbitration, such party(ies) shall bring such action in a state or federal court located in Wilmington, Delaware, including the United States District Court for the District of Delaware.  With respect to any such action, the parties irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Wilmington, Delaware; irrevocably and unconditionally waive any objection to the laying of venue of any such action in the state or federal courts located in Wilmington, Delaware; and hereby further irrevocably and unconditionally agree not to plead or claim that any such action in such court has been brought in an inconvenient forum or to raise any similar defense or objection.

(iii) Attorneys Fees and Costs. The prevailing party in the Arbitration shall be entitled to payment of its reasonable costs and expenses (including reasonable and documented fees and disbursements of counsel and other professionals). To the extent the Arbitrator awards less than all of the relief requested, the Arbitrator shall award the reasonable costs and expenses of a party in proportion to the extent such party prevailed in the Arbitration.  If a party fails to proceed with the Arbitration in good faith, unsuccessfully challenges the Arbitrator’s Award, or fails to comply with the Arbitrator’s Award, the party(ies) on the other side of the dispute shall be entitled to recover its(their) costs of suit including reasonable attorneys’ fees for having to compel arbitration or defend or enforce the Arbitrator’s Award.

(iv) Uniform Arbitration Act.  The Arbitration shall be subject to the provisions of the Uniform Arbitration Act.

(v) Access to Courts.  The obligation to arbitrate as set forth herein shall not preclude either party from seeking temporary restraining orders, preliminary injunctions or other procedures in a court of competent jurisdiction to obtain interim relief when needed to preserve the status quo or prevent irreparable harm or injury pending resolution of the dispute between the parties by arbitration or otherwise.

[Signatures are on the following page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

HARSCO CORPORATION

By:	/s/ Derek C. Hathaway
Name: Derek C. Hathaway
Title: Chairman and CEO

TAYLOR-WHARTON INTERNATIONAL LLC

By:	/s/ Nathan A. Brown
Name: Nathan A. Brown
Title: Vice President

Joinder

The undersigned hereby joins as a party to that certain Asset and Stock Purchase Agreement dated November 28, 2007, by and between Harsco Corporation and Taylor-Wharton International LLC (the “Purchase Agreement”) and, in consideration of the business being transferred to it at the Closing (as such term is defined in the Purchase Agreement), hereby agrees to be bound by Section 9.2 thereof as a “Buyer Subsidiary” thereunder (subject to the terms and conditions of such Section).

TW CYLINDERS LLC

By:	/s/ Nathan A. Brown
Name: Nathan A. Brown
Title: Vice President

Joinder

The undersigned hereby joins as a party to that certain Asset and Stock Purchase Agreement dated November 28, 2007, by and between Harsco Corporation and Taylor-Wharton International LLC (the “Purchase Agreement”) and, in consideration of the business being transferred to it at the Closing (as such term is defined in the Purchase Agreement), hereby agrees to be bound by Section 9.2 thereof as a “Buyer Subsidiary” thereunder (subject to the terms and conditions of such Section).

TW CRYOGENICS LLC

By:	/s/ Nathan A. Brown
Name: Nathan A. Brown
Title: Vice President

Joinder

The undersigned hereby joins as a party to that certain Asset and Stock Purchase Agreement dated November 28, 2007, by and between Harsco Corporation and Taylor-Wharton International LLC (the “Purchase Agreement”) and, in consideration of the business being transferred to it at the Closing (as such term is defined in the Purchase Agreement), hereby agrees to be bound by Section 9.2 thereof as a “Buyer Subsidiary” thereunder (subject to the terms and conditions of such Section).

SHERWOOD VALVE LLC

By:	/s/ Nathan A. Brown
Name: Nathan A. Brown
Title: Vice President

Joinder

The undersigned hereby joins as a party to that certain Asset and Stock Purchase Agreement dated November 28, 2007, by and between Harsco Corporation and Taylor-Wharton International LLC (the “Purchase Agreement”) and, in consideration of the business being transferred to it at the Closing (as such term is defined in the Purchase Agreement), hereby agrees to be bound by Section 9.2 thereof as a “Buyer Subsidiary” thereunder (subject to the terms and conditions of such Section).

AMERICAN WELDING & TANK LLC

By:	/s/ Nathan A. Brown
Name: Nathan A. Brown
Title: Vice President

Joinder

The undersigned hereby joins as a party to that certain Asset and Stock Purchase Agreement dated November 28, 2007, by and between Harsco Corporation and Taylor-Wharton International LLC (the “Purchase Agreement”) and, in consideration of the business being transferred to it at the Closing (as such term is defined in the Purchase Agreement), hereby agrees to be bound by Section 9.2 thereof as a “Buyer Subsidiary” thereunder (subject to the terms and conditions of such Section).

STRUCTURAL COMPOSITES INDUSTRIES LLC

By:	/s/ Nathan A. Brown
Name: Nathan A. Brown
Title: Vice President